CALCULATION OF REGISTRATION FEE

		Offering	Aggregate	Amount of
Title of Each Class of	Amount	Price per	Offering	Registration
Securities Registered	Registered	Unit	Price	Fee(1)
7.875% Senior Notes due 2016	$150,000,000	98.144%	$147,216,000	$8,215
Subsidiary Guarantees	(2)	(2)	(2)	(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate registration fee is payable with regard to the guarantees.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-158542

Prospectus Supplement
To Prospectus dated August 4, 2009
$150,000,000

Inverness Medical Innovations, Inc.
7.875% Senior Notes due 2016

We are offering $150,000,000 aggregate principal amount of our 7.875% Senior Notes due 2016. Set forth below is a summary of the terms of the notes offered hereby. For more detail, see “Description of Notes.”

Interest — The notes have a fixed annual interest rate of 7.875%. Interest will be paid every six months on February 1 and August 1 of each year, commencing February 1, 2010.

Maturity — February 1, 2016.

Guarantees — The payment of the principal, premium and interest on the notes is or will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by, subject to certain exceptions, all of our current and future domestic subsidiaries that guarantee certain other of our indebtedness. A guarantee may be released if we dispose of the guarantor subsidiary, if it ceases to guarantee certain other indebtedness of ours or any of our other subsidiaries or if it is designated an unrestricted subsidiary. See “Description of Notes — Guarantees of the Notes.”

Ranking — The notes are our senior unsecured obligations. The notes will rank equally with all of our existing and future senior obligations and will be senior in right of payment to all our existing and future subordinated debt. The notes will be effectively subordinated to our and our guarantor subsidiaries’ existing and future secured debt and other secured obligations, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all obligations of our subsidiaries that do not guarantee the notes.

Mandatory Offer to Repurchase — If we sell certain of our assets or experience specific kinds of changes in control, we may be required to offer to repurchase the notes. There is no sinking fund for the notes.

Optional Redemption — We may redeem the notes in whole or in part on and after February 1, 2013 at the redemption prices described herein plus accrued and unpaid interest at the date of redemption. In addition, we may redeem up to 35% of the notes before August 1, 2012 with the proceeds of certain equity offerings. Prior to February 1, 2013, we may also redeem the notes upon payment of the make-whole premium described herein plus accrued and unpaid interest at the date of redemption.

Currently, there is no public market for the notes.

Investing in the notes involves substantial risk. See “Risk Factors” beginning on page S-15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering	Underwriting	Proceeds, before
	price(1)	discount	expenses, to us

Per note	98.144%	1.500%	96.644%
Total	$147,216,000	$2,250,000	$144,966,000

(1)	Plus accrued interest from August 11, 2009 to the date of delivery.

The underwriters expect to deliver the notes to purchasers on August 11, 2009.

Joint Book-Running Managers

Jefferies & Company	Goldman, Sachs & Co.	Wells Fargo Securities

Prospectus Supplement dated August 5, 2009.

Prospectus Supplement
Summary	S-3
Risk Factors	S-15
Special Note Regarding Forward-Looking Statements	S-35
Market and Industry Data	S-37
Use of Proceeds	S-38
Capitalization	S-39
Selected Consolidated Financial Information	S-41
Description of Other Indebtedness	S-43
Description of Notes	S-47
Underwriting	S-94
Material United States Federal Income Tax Consequences	S-97
Legal Matters	S-101

Prospectus
About This Prospectus	3
About Inverness Medical Innovations, Inc.	3
Ratio of Earnings to Fixed Charges and Related Matters	4
Special Note Regarding Forward-Looking Statements	4
How We Intend to Use the Proceeds	5
Description of Common Stock We May Offer	6
Description of Preferred Stock We May Offer	9
Description of Warrants We May Offer	9
Description of Stock Purchase Contracts We May Offer	11
Description of Depositary Shares We May Offer	12
Description of Debt Securities and Subsidiary Guarantees We May Offer	14
Description of Units We May Offer	22
How We Plan to Offer and Sell the Securities	24
Incorporation of Documents by Reference	26
Where You Can Find More Information	28
Experts	28
Legal Matters	29

About this Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any issuer free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with any other information. If anyone provides you with any other information, you should not rely on it. You should assume that the information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus or any issuer free writing prospectus is accurate as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus or any issuer free writing prospectus nor any sale made hereunder shall under any circumstance imply that the information contained or incorporated by reference in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained or incorporated by reference in the accompanying prospectus or any issuer free writing prospectus is correct as of any date subsequent to the dates on their respective covers.

We and the underwriters are offering to sell the notes only in places where such offers and sales are permitted.

Summary

This summary highlights the information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read the following summary together with the more detailed information and consolidated financial statements, including the accompanying notes, included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Inverness Medical Innovations, Inc.

Inverness Medical Innovations, Inc. enables individuals to take charge of improving their health and quality of life at home by developing new capabilities in near-patient diagnosis, monitoring and health management. Our global leading products and services, as well as our new product development efforts, focus on cardiology, women’s health, infectious disease, oncology and drugs of abuse. Our business is organized into four major reportable segments: professional diagnostics, health management, consumer diagnostics and vitamins and nutritional supplements. Through our professional diagnostics segment, we develop, manufacture and market an extensive array of innovative rapid diagnostic test products and other in vitro diagnostic tests to medical professionals and laboratories for detection of infectious diseases, cardiac conditions, drugs of abuse and pregnancy. Our health management segment provides comprehensive, integrated programs and services focused on wellness, disease and condition management, productivity enhancement and informatics, all designed to reduce health-related costs and enhance the health and quality of life of the individuals we serve. Our consumer diagnostic segment consists primarily of manufacturing operations related to our role as the exclusive manufacturer of products for SPD Swiss Precision Diagnostics, or SPD, our 50/50 joint venture with The Procter & Gamble Company, or P&G. SPD holds a leadership position in the worldwide over-the-counter pregnancy and fertility/ovulation test market. We also manufacture and market a variety of vitamins and nutritional supplements under our brands and those of private label retailers primarily in the U.S. consumer market. We have grown our businesses by leveraging our strong intellectual property portfolio and making selected strategic acquisitions. Our products are sold in approximately 90 countries through our direct sales force and an extensive network of independent global distributors.

Pending Concateno Acquisition

On June 5, 2009, we entered into a Framework Agreement with Concateno plc, or Concateno a company registered under the laws of England and Wales pursuant to which we agreed to a proposal to acquire the entire issued and to be issued share capital of Concateno, which we refer to as the Concateno shares, pursuant to a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006, which we refer to as the scheme. The scheme is subject to a number of conditions, including sanction of the High Court of Justice in England and Wales.

Concateno, located in London, England, is a supplier of drugs of abuse testing products and services in the European market. Concateno employs approximately 350 persons and has three United Kingdom Accreditation Service accredited laboratories in the UK at Canary Wharf, Abingdon (which also includes manufacturing and R&D facilities) and Cardiff, and a laboratory products manufacturing facility near Barcelona, Spain. Concateno has a presence in over 80 countries and serves over 8,000 customers across a range of industries including police forces, maritime, construction and government agencies. Concateno has wholly owned subsidiaries in Spain, Sweden, Italy and the UK. Concateno recorded revenue of £47.5 million (US$88.0 million) and Adjusted EBITDA of £10.1 million (US$18.7 million) in the year ended December 31, 2008. Concateno reports its results of operations in British Pounds Sterling. For purposes of the foregoing paragraph, Concateno’s revenue and Adjusted EBITDA have been presented in United States Dollars, or USD, at an assumed exchange rate of £1:$1.8545, which was the average daily noon buying rate of exchange as reported by The Federal Reserve Bank of New York for the twelve months ended December 31, 2008.

Under the terms of the scheme, each holder of Concateno shares will receive, for each Concateno share, 79 pence in cash and 0.02 shares of our common stock. Based on information provided by Concateno, there are approximately 103.2 million Concateno shares issued and outstanding after deducting certain shares that will be repurchased by Concateno for nominal consideration and cancelled as a result of the transaction. There are also up to approximately 2 million outstanding warrants and options over Concateno shares which are expected to be exercised prior to the acquisition becoming effective. We therefore expect to pay approximately £83.0 million (US$138.7 million) in cash and to issue approximately 2.1 million shares of our common stock to acquire Concateno. In addition, we expect to issue options to purchase approximately 300,000 shares of our common stock in exchange for outstanding options to purchase Concateno shares and, as part of compensation packages intended to induce certain key executives of Concateno to remain with the company, to pay up to £1.1 million (US$1.8 million) in cash and to grant awards of 56,000 shares of restricted common stock and options to purchase up to 75,000 shares of our common stock. In addition, at the closing of the acquisition of Concateno, we will pay approximately £23.4 million (US$39.0 million) to Barclays Bank plc, or Barclays, in connection with the termination of a credit facility between Concateno and Barclays.

We expect the acquisition of Concateno to close on or about August 11, 2009 and it is a condition precedent to the issuance of the notes that the Scheme of Arrangement of Concateno plc under Part 26 of the United Kingdom Companies Act 2006 shall have become effective in accordance with its terms.

We will use the proceeds of this offering solely to fund our acquisition of Concateno, including the payment to Barclays of approximately £23.4 million (US$39.0 million) in connection with the termination of Concateno’s credit facility with Barclays, as described above.

In this prospectus supplement, payments to be made in connection with the consummation of the acquisition of Concateno have been presented in USD at an assumed exchange rate of £1:$1.6705, which was the New York closing rate of exchange as reported by The Wall Street Journal on July 31, 2009.

Pending Tender Offer for Common Shares of Standard Diagnostics, Inc.

On August 5, 2009 (Korean Standard Time), we announced that we will commence, through an indirect wholly owned subsidiary, an unsolicited cash tender offer to acquire up to 3,236,000 common shares of Standard Diagnostics, Inc., a corporation organized under the laws of South Korea, at a tender offer price equal to 30,000 South Korea Won (US $24.70) per share. The offer will be conducted pursuant to Article 134 of the Korean Financial Investment Services and Capital Markets Act, and a tender offer statement has been or will be filed by our subsidiary with the Korean Financial Services Commission.

Standard Diagnostics is a Korean manufacturer and distributor of diagnostic reagents and devices for hepatitis, infectious disease, tumor markers, fertility and drugs of abuse. Standard Diagnostics’ common shares are listed on the KOSDAQ stock market under the symbol 066930.

The 3,236,000 common shares for which we are soliciting tenders would constitute approximately 40% of the issued common shares of Standard Diagnostics on a fully diluted basis. If we acquire all the shares for which we are soliciting tenders, the aggregate tender offer price in cash would be SKW 97,080 million ($79.9 million). The tender offer will remain open until 3:30 p.m. on August 24, 2009 (Korean Standard Time).

Amounts in South Korea won in the preceding paragraph are also presented in United States Dollars at an assumed exchange rate equal to $1:SKW 0.0008234, which was the New York closing rate of exchange on August 3, 2009 as reported by The Wall Street Journal.

ACON Second Territory Business Acquisition

On April 30, 2009, we completed our acquisition of certain assets from ACON Laboratories, Inc. and related entities, which we refer to collectively as ACON, relating to ACON’s lateral flow immunoassay business in the territory consisting of China, Asia Pacific, Latin America, South America, the Middle East, Africa, India, Pakistan, Russia and Eastern Europe, which we refer to as the ACON second territory business. In 2006 we acquired ACON’s lateral flow immunoassay business in the territory consisting of the United States, Canada, Europe (other than Russia, Eastern Europe and Turkey), Israel, Australia, Japan and New Zealand. Not included in our acquisitions from ACON were its other worldwide in-vitro diagnostics businesses including diabetes, clinical chemistry and immunoassay products.

The purchase price for the acquisition of the ACON second territory business was approximately $192.9 million, subject to working capital and other customary adjustments, of which we have paid approximately $105.0 million in cash, and an amount equal to approximately $42.0 million in shares of our common stock. During the remainder of 2009, we will pay $1.5 million in cash and an amount equal to $15.5 million in shares of our common stock. The remainder of the purchase price will be due in two installments, each comprising 7.5% of the total purchase price, or an aggregate of approximately $28.9 million, on the dates that are 15 and 30 months after the closing. These installment amounts do not bear interest, and we may pay up to approximately 29% of each of these payments in shares of our common stock.

For the year ended December 31, 2008, the ACON second territory business generated revenue of $45.9 million and operating income of $17.4 million.

Recent Financial Results

We recently reported our preliminary unaudited financial results for the second quarter of 2009. We have not yet filed with the SEC our quarterly report on Form 10-Q for the second quarter of 2009, and our independent registered public accounting firm has not completed the review of our quarterly financial information for that quarter required by Statement of Auditing Standards No. 100, Interim Financial Information.

In the second quarter of 2009, we recorded net revenue of $460.4 million compared to net revenue of $401.1 million in the second quarter of 2008. The revenue increase was primarily due to $34.2 million of incremental revenues from recently acquired businesses in our health management segment, along with $14.5 million of incremental revenue contributed by our other recently acquired businesses, offset in part by the adverse impact of foreign currency translation which reduced reported revenues by $15.6 million. The recent H1N1 flu outbreak resulted in an increase in sales of our influenza tests for the second quarter of 2009 by $13.9 million from the second quarter of 2008.

The following tables provide certain of our preliminary unaudited condensed consolidated financial data for the three and six months ended June 30, 2009 and 2008 and as of June 30, 2009.

For additional financial information relevant to our ability to meet our debt service obligations, please see “Summary—Other Financial Information.”

	For the Three		For the Six
	Months Ended June 30,		Months Ended June 30,
Statement of Operations Data	2008	2009	2008	2009
	(unaudited)

Net product sales and services revenue	$396,289	$456,710	$757,650	$891,510
License and royalty revenue	4,838	3,680	15,710	12,740

Net revenue	401,127	460,390	773,360	904,250
Cost of net revenue	195,025	221,398	386,868	431,056

Gross profit	206,102	238,992	386,492	473,194

Operating expenses:
Research and development	29,808	26,038	60,733	53,091
Selling, general and administrative	172,792	186,516	307,479	365,512

Total operating expenses	202,600	212,554	368,212	418,603

Operating income	3,502	26,438	18,280	54,591
Interest and other income (expense), net	(38,646)	(20,940)	(59,399)	(41,610)

Income (loss) before (benefit) provision for income taxes	(35,144)	5,498	(41,119)	12,981
Income tax provision (benefit)	(7,698)	1,985	(8,578)	5,674
Equity earnings of unconsolidated entities, net of tax	(2,902)	983	(1,981)	3,480

Net income (loss)	$(30,348)	$4,496	$(34,522)	$10,787

(In thousands)

June 30,
Balance Sheet Data	2009
(unaudited)

Cash and cash equivalents	$424,018
Restricted cash	$142,895
Working capital	$740,198
Total assets	$6,463,312
Total debt	$1,903,368
Total stockholders’ equity	$3,323,325

(In thousands)

Principal Executive Offices

Inverness Medical Innovations, Inc. is a Delaware corporation. Our principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453 and our telephone number is (781) 647-3900. Our website is www.invernessmedical.com. The information found on our website is not part of this prospectus supplement.

The Offering

7.875% Senior Notes due 2016

The following summary describes the principal terms of the notes. Some of the following description is subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the notes than this summary section.

Issuer	Inverness Medical Innovations, Inc., a Delaware corporation.

Notes Offered	$150,000,000 aggregate principal amount of our 7.875% Senior Notes due 2016.

Maturity Date	February 1, 2016.

Interest	7.875% per annum, payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2010.

Optional Redemption	We may, at our option, redeem the notes, in whole or part, at any time on or after February 1, 2013, at the redemption prices described in “Description of Notes—Redemption—Optional Redemption” plus accrued and unpaid interest to (but excluding) the redemption date.

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) until August 1, 2012, we can choose to redeem up to 35% of the notes (including any applicable notes issued after the issue date) with money that we raise in certain equity offerings, so long as:

• we pay 107.875% of the face amount of the notes, plus accrued and unpaid interest to (but excluding) the redemption date;

• we redeem the notes within 90 days of completing such equity offering; and

at least 65% of the aggregate principal amount of the notes (including any notes issued after the issue date) remains outstanding afterwards. See “Description of Notes—Redemption—Redemption with Proceeds from Equity Offerings.”

Make-Whole Redemption	Prior to February 1, 2013, we may redeem some or all of the notes by the payment of a make-whole premium described under “Description of Notes—Redemption—Make-whole Redemption,” plus accrued and unpaid interest to (but excluding) the redemption date.

Change of Control	If a change of control occurs, subject to certain conditions, we must give holders of the notes an opportunity to sell the notes to us at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to (but excluding) the date of the purchase. See “Description of Notes—Change of Control.”

Guarantees	The payment of the principal, premium and interest on the notes is or will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by, subject to certain exceptions, all of our current and future domestic subsidiaries that guarantee certain other of our indebtedness. A guarantee may be released if we dispose of the guarantor subsidiary or it ceases to guarantee certain other indebtedness of ours or any of our other subsidiaries. See “Description of Notes—Guarantees of the Notes.”

Ranking	The notes will be our general senior unsecured obligations and will be:

• pari passu in right of payment with all of our existing and future senior indebtedness;

• effectively subordinated to all of our existing and future secured indebtedness, including indebtedness arising under our secured credit facilities, to the extent of the assets securing such indebtedness;

• senior in right of payment to all of our existing and future subordinated indebtedness, including indebtedness arising under our senior subordinated notes and senior subordinated convertible notes;

• unconditionally guaranteed by the guarantor subsidiaries; see “Description of Notes—Guarantees of the Notes”; and

• structurally subordinated to all existing and future obligations of each of our subsidiaries that do not guarantee the notes; see “Description of Notes—Ranking of the Notes and the Guarantees.”

The guarantees will be general senior unsecured obligations of the guarantor subsidiaries and will be:

• pari passu in right of payment with all existing and future senior indebtedness of the guarantor subsidiaries;

• effectively subordinated to all existing and future secured indebtedness of the guarantor subsidiaries, including indebtedness arising under our secured credit facilities, to the extent of the assets securing such indebtedness;

• senior in right of payment to all existing and future subordinated indebtedness of the guarantor subsidiaries, including indebtedness arising under the guarantor subsidiaries’ guarantees of our senior subordinated notes; and

• structurally subordinated to all existing and future obligations of each of our subsidiaries that is not also a guarantor subsidiary.

As of March 31, 2009, we had approximately $1.37 billion in principal amount of secured debt outstanding, including approximately $1.35 billion in aggregate principal amount of debt outstanding under our secured credit facilities.

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, repay certain indebtedness or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest. See “Description of Notes—Certain Covenants—Limitations on Asset Sales.”

Certain Covenants	We will issue the notes under an indenture with The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture governing the notes contains covenants that limit our ability and our restricted subsidiaries’ ability to, among other things:

• incur additional debt;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

• make certain investments;

• create liens on our assets;

• transfer or sell assets;

• engage in transactions with our affiliates;

• create restrictions on the ability of our subsidiaries to pay dividends or make loans, asset transfers or other payments to us;

• issue capital stock of our subsidiaries;

• engage in any business, other than our existing businesses and related businesses;

• enter into sale and leaseback transactions;

• incur layered indebtedness; and

• consolidate or merge with any person (other than certain affiliates) or transfer all or substantially all of our assets or the aggregate assets of us and our subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of Notes—Certain Covenants.”

Covenant Suspension	At any time that the notes are rated investment grade, and subject to certain conditions, certain covenants will be suspended with respect to the notes. See “Description of Notes—Certain Covenants.”

Use of Proceeds	We will use the proceeds of this offering solely to fund our acquisition of Concateno, including the payment to Barclays of approximately £23.4 million (US$39.0 million) in connection with the termination of Concateno’s credit facility. See “Use of Proceeds.”

Book-Entry Form	Initially, the notes will be represented by one or more global notes in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company.

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Risk Factors

You should carefully consider all information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” in this prospectus supplement for a discussion of risks relating to our business and an investment in the notes.

Summary Consolidated Financial Information

The following tables provide our summary consolidated financial data as of the dates and for the periods shown. Our summary consolidated statement of operations data for the years ended December 31, 2008, 2007 and 2006 and our summary consolidated balance sheet data as of December 31, 2008 and 2007 are derived from our audited consolidated financial statements incorporated by reference herein, which have been audited by BDO Seidman, LLP, our independent registered public accounting firm, as indicated in their report attached thereto. Our summary consolidated balance sheet data as of December 31, 2006 are derived from our audited consolidated financial statements not incorporated by reference in this prospectus supplement, which have been audited by BDO Seidman, LLP, our independent registered public accounting firm. Our summary consolidated financial data presented below as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 have been prepared on the same basis as our audited consolidated financial statements, are derived from our unaudited consolidated financial statements incorporated by reference herein and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. Our interim results are not necessarily indicative of our results for the entire year or for any future periods. The summary consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our audited and unaudited consolidated financial statements, including the related notes thereto, incorporated by reference herein, “Selected Consolidated Financial Information” and our “Management’s Discussion and Analysis of Financial Condition And Results Of Operations” incorporated by reference herein.

	For the Years Ended December 31,					For the Three Months Ended March 31,
Statement of Operations Data	2006		2007	2008		2008		2009
						(unaudited)

Net product sales and services revenue	$552,130		$817,561	$1,645,600		$361,361		$434,800
License and royalty revenue	17,324		21,979	25,826		10,872		9,060

Net revenue	569,454		839,540	1,671,426		372,233		443,860
Cost of net revenue	340,231		445,813	810,867		191,843		209,658

Gross profit	229,223		393,727	860,559		180,390		234,202
Operating expenses:
Research and development	48,706		69,547	111,828		30,925		27,052
Purchase of in-process research and development	4,960		173,825	—		—		—
Selling, general and administrative	165,688		326,208	684,879		134,687		178,996
Loss on dispositions, net	3,498		—	—		—		—

Operating income (loss)	6,371		(175,853)	63,852		14,778		28,154
Interest expense and other expenses, net, including amortization of original issue discounts and write-off of deferred financing costs	(17,822)		(74,251)	(103,356)		(20,753)		(20,671)

Income (loss) before (benefit) provision for income taxes	(11,451)		(250,104)	(39,504)		(5,975)		7,483
(Benefit) provision for income taxes	5,727		(979)	(16,686)		(880)		3,689
Equity earnings of unconsolidated entities, net of tax	336		4,372	1,050		921		2,497

Net income (loss)	$(16,842)		$(244,753)	$(21,768)		$(4,174)		$6,291

Other Financial Data(1)(2)
Ratio of earnings to fixed charges	0.6	x	—	0.7	x	0.8	x	1.4	x
Ratio of earnings to combined fixed charges and preference dividends	0.6	x	—	0.5	x	0.8	x	1.0	x

(In thousands, except ratios)

	December 31,			March 31,
Balance Sheet Data	2006	2007	2008	2009
				(unaudited)

Cash and cash equivalents	$71,104	$414,732	$141,324	$205,181
Working capital	$133,313	$674,066	$457,198	$514,134
Total assets	$1,085,771	$4,880,759	$5,955,360	$5,902,506
Total debt	$202,976	$1,387,849	$1,520,534	$1,516,032
Total stockholders’ equity	$714,138	$2,586,667	$3,278,838	$3,257,677

(In thousands)

(1)	For the purpose of computing our ratio of earnings to fixed charges, “earnings” consist of pre-tax income before adjustment for income from equity investees plus fixed charges (excluding capitalized interest). “Fixed charges” consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense. This ratio is adjusted to include preference dividends in the ratio of earnings to combined fixed charges and preference dividends. “Preference dividends” equal the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

(2)	For the three months ended March 31, 2008 and the years ended December 31, 2008, 2007 and 2006, our earnings were insufficient to fully cover our fixed charges and our combined fixed charges and preference dividends. The amount of the coverage deficiency in such periods was $5.6 million, $38.1 million, $248.8 million and $11.8 million, respectively, in the case of our fixed charges, and $5.6 million, $61.4 million, $248.8 million and $11.8 million, respectively, in the case of our combined fixed charges and preference dividends.

Other Financial Information

This section presents additional financial information relevant to our ability to meet our debt service obligations, including our ratio of earnings to fixed charges, information from our statement of cash flows, and a presentation of our “Adjusted EBITDA.” EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization. Our Adjusted EBITDA represents EBITDA plus:

•	non-cash stock-based compensation;

•	the amortization of inventory write-ups related to acquisitions;

•	net realized non-cash foreign exchange losses on the settlement of certain inter-company transactions; and

•	charges for purchased in-process research and development.

For an explanation of these items, please see notes 17 (regarding stock-based compensation), 2(b) (regarding foreign exchange losses) and 14 (regarding in-process research and development) of the notes to our audited consolidated financial statements included in our annual report on Form 10-K/A for the year ended December 31, 2008 and incorporated by reference herein, and the discussion of inventory write-ups related to our acquisitions in the section of our annual report on Form 10-K/A for the year ended December 31, 2008 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein, and note 4 (regarding stock-based compensation) of the notes to our consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended March 31, 2009 and incorporated by reference herein.

Our Adjusted EBITDA and the Adjusted EBITDA data of Matria Healthcare, Inc., or Matria, and Concateno that are included in the footnotes to the table below are presented because we believe that this data provides useful information to investors relevant to our ability to meet our requirements for debt service, capital expenditures and working capital. We believe that EBITDA, with and without adjustments, is widely used by investors, analysts and ratings agencies in valuation, comparison, rating and investment recommendations and decisions regarding companies in our industry. Our management also evaluates the performance of our businesses using Adjusted EBITDA measures. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or net income, as a measure of liquidity or as an indicator of operating performance or any measure of performance derived in accordance with GAAP. Our calculation of Adjusted EBITDA is different from the calculations that may be used by other companies and, accordingly, comparability may be limited. In addition, our calculation of Adjusted EBITDA is different than that used in the covenants concerning our secured credit facilities and the definition of consolidated cash flow used in the indenture governing the notes.

Information for the twelve months ended June 30, 2009 was prepared by subtracting information for the six months ended June 30, 2008 from the information for the year ended December 31, 2008 and by adding information for the six months ended June 30, 2009, in accordance with GAAP, based on our preliminary unaudited financial results for the second quarter of 2009. See “Summary—Recent Financial Results.”

			Twelve Months
	Years Ended December 31,		Ended
	2007	2008	June 30, 2009
			(unaudited)

Net cash provided by operating activities	$88,755	$147,844	$241,326
Net cash used in investing activities	$(1,786,530)	$(713,332)	$(238,843)
Net cash provided by financing activities	$2,032,384	$297,769	$254,419
Computation of Adjusted EBITDA:
Net income (loss) (GAAP)	$(244,753)	$(21,768)	$23,541
Income tax benefit	(979)	(16,686)	(2,434)
Depreciation and amortization	92,886	266,855	292,796
Interest, net	71,539	94,426	84,981
Non-cash stock-based compensation	57,463	26,405	26,139
Amortization of inventory write-up related to acquisitions	8,227	2,021	—
Net realized non-cash foreign exchange loss	1,999	1,691	—
Charge for purchased in-process research and development	173,825	—	—

Adjusted EBITDA(1)(2)(3)(4)	$160,207	$352,944	$425,023

(In thousands)

(1)	Net income (loss) (GAAP) includes non-interest related restructuring charges of $6.7 million, $43.7 million and $20.5 million for the years ended December 31, 2007 and 2008 and the twelve months ended June 30, 2009, respectively, which have not been added back for purposes of computing Adjusted EBITDA. Net income (loss) (GAAP) for the twelve months ended June 30, 2009 also includes a charge of $6.4 million associated with the expensing of certain acquisition-related costs in connection with the adoption of SFAS No. 141-R, effective January 1, 2009, which also has not been added back for purposes of computing Adjusted EBITDA.

(2)	The information in the foregoing table does not reflect any information for Matria prior to the date of its acquisition on May 9, 2008. Matria is a provider of comprehensive, integrated health management services particularly in the areas of women’s and children’s health, cardiology and oncology. Adjusted EBITDA for Matria for certain periods ending on or before May 8, 2008 is computed as indicated in the following table. For the three months ended March 31, 2008, Matria’s net cash provided by operating activities was $7.3 million, its net cash used in investing activities was $3.4 million and its net cash used in financing activities was $319,000.

	Three Months	Period from	Period from
	Ended March 31,	April 1, 2008	January 1, 2008
Matria financial information (unaudited)	2008	to May 8, 2008	to May 8, 2008

Matria net income from continuing operations (GAAP)*	$224	$(22,334)	$(22,110)
Income tax provision	162	(10,195)	(10,033)
Depreciation and amortization	5,387	2,304	7,691
Interest, net	4,883	15,321	20,204
Non-cash stock-based compensation	1,839	7,749	9,588

Matria Adjusted EBITDA	$12,495	$(7,155)	$5,340

(In thousands)

*	Matria net income from continuing operations (GAAP) includes restructuring charges and expenses related to our acquisition of Matria of $3.5 million and $12.0 million for the three months ended March 31, 2008 and the period from April 1, 2008 to May 8, 2008, respectively, which have not been added back for purposes of computing Adjusted EBITDA for Matria.

(3)	Our unaudited Adjusted EBITDA for the twelve months ended June 30, 2009, as presented in the foregoing table, includes the results of operations of the ACON second territory business from its acquisition on April 30, 2009 through June 30, 2009. The information in the foregoing table does not reflect the results of operations of the ACON second territory business prior to its acquisition on April 30, 2009. For the years ended December 31, 2008 and 2007, ACON second territory business had revenues of $45.9 million and $35.8 million, respectively and operating income of $17.4 million and $12.4 million, respectively.

(4)	The information in the foregoing table does not reflect any information for Concateno, which we expect to acquire concurrently with the closing of this offering. Adjusted EBITDA information for Concateno for the years ended December 31, 2008 and 2007 which is derived from Concateno’s financial statements included in its annual report and accounts for the year ended December 31, 2008, is computed as indicated in the following table. Concateno reports its results of operations in British Pounds Sterling. For purposes of the following table, Concateno’s results of operations data for the years ended December 31, 2007 and 2008 are also presented in United States Dollars at an assumed exchange rate of £1:2.0020 and £1:$1.8545, respectively, which were the average daily noon buying rates of exchange as reported by The Federal Reserve Bank of New York for the twelve months ended December 31, 2007 and 2008.

	Years Ended December 31,
Concateno financial information	2007		2008

Profit/(loss)*	£665	$1,331	£(424)	$(786)
Income tax benefit	(342)	(685)	(168)	(312)
Depreciation and amortization	2,964	5,934	5,288	9,807
Interest, net	1,652	3,307	4,823	8,944
Non-cash stock-based payments	439	879	555	1,029
Concateno Adjusted EBITDA	£5,378	$10,767	£10,074	$18,682

(In thousands)

*	Concateno’s profit (loss) for the periods includes non-recurring administrative expense associated with restructuring and other acquisition related charges of £3.0 (US$5.6 million) million and £0.8 million (US$1.6 million) in 2008 and 2007, respectively, and also includes net foreign exchange gains of £0.8 (US$1.5 million) million in 2008, which have not been added back or deducted, as the case may be, for purposes of computing Adjusted EBITDA.

Risk Factors

You should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. The occurrence of any of the events or actions described in the following risk factors may have a material adverse effect on our business or financial performance. This prospectus supplement and the accompanying prospectus contain or incorporate statements that constitute forward-looking statements regarding, among other matters, our intentions, beliefs or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions, as further described in the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks relating to our business

Disruptions in the capital and credit markets related to the current national and worldwide financial crisis, which may continue indefinitely or intensify, could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers.

The current disruptions in the capital and credit markets may continue indefinitely or intensify, and adversely impact our results of operations, cash flows and financial condition, or those of our customers and suppliers. These disruptions could adversely affect our ability to draw on our bank revolving credit facility, which is dependent on the ability of the banks that are parties to the facility to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed to conduct or expand our businesses or conduct acquisitions or make other discretionary investments, as well as our ability to effectively hedge our currency or interest rates. Such disruptions may also adversely impact the capital needs of our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

Our business has substantial indebtedness, which could, among other things, make it more difficult for us to satisfy our debt obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions, place us at a competitive disadvantage and expose us to interest rate fluctuations.

We currently have, and will likely continue to have, a substantial amount of indebtedness. The issuance of the notes offered hereby will add significantly to our indebtedness. As of March 31, 2009 we had total debt outstanding of approximately $1.5 billion, which included approximately $1.1 billion in aggregate principal amount of indebtedness outstanding under our senior secured credit facility, $250.0 million in aggregate principal amount of indebtedness outstanding under our junior secured credit facility, which we refer to, together with the senior secured credit facility, as our secured credit facilities and $150.0 million in indebtedness under our outstanding senior subordinated convertible notes. In addition, on May 12, 2009 we issued $400.0 million in aggregate principal amount of our senior subordinated notes.

Our substantial indebtedness could affect our future operations in important ways. For example, it could:

•	make it more difficult to satisfy our obligations under the notes, the senior subordinated notes, the senior subordinated convertible notes, our secured credit facilities and our other debt-related instruments;

•	require us to use a large portion of our cash flow from operations to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and service obligations, to delay or reduce capital expenditures or the introduction of new products and/or forego business opportunities, including acquisitions, research and development projects or product design enhancements;

•	limit our flexibility to adjust to market conditions, leaving us vulnerable in a downturn in general economic conditions or in our business and less able to plan for, or react to, changes in our business and the industries in which we operate;

•	impair our ability to obtain additional financing;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	expose us to fluctuations in the interest rate environment with respect to our indebtedness that bears interest at variable rates.

We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, the senior subordinated notes, the senior subordinated convertible notes, our secured credit facilities and our other debt from cash flow from our operations and potentially from other debt or equity offerings. Accordingly, our ability to meet our obligations depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations. If our cash flow and capital resources prove inadequate, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, including the notes, seek additional equity capital or borrow more money. We cannot guarantee that we will be able to do so on acceptable terms. In addition, the terms of existing or future debt agreements, including the indenture governing the notes, the credit agreements governing our secured credit facilities, the indenture governing the senior subordinated notes, and the indenture governing the senior subordinated convertible notes, may restrict us from adopting any of these alternatives.

The agreements governing our indebtedness subject us to various restrictions that may limit our ability to pursue business opportunities.

The agreements governing our indebtedness, including the credit agreements governing our secured credit facilities and the indentures governing the notes, the senior subordinated notes and the senior subordinated convertible notes, subject us to various restrictions on our ability to engage in certain activities, including, among other things, our ability to:

•	incur additional debt;

•	pay dividends or make distributions or repurchase or redeem our stock or subordinated debt;

•	acquire other businesses;

•	make investments;

•	make loans to or extend credit for the benefit of third parties or their subsidiaries;

•	prepay indebtedness;

•	enter into transactions with affiliates;

•	raise additional capital;

•	make capital or finance lease expenditures;

•	dispose of or encumber assets; and

•	consolidate, merge or sell all or substantially all of our assets.

These restrictions may limit or restrict our cash flow and our ability to pursue business opportunities or strategies that we would otherwise consider to be in our best interests.

Our secured credit facilities contain certain financial covenants that we may not satisfy, which, if not satisfied, could result in the acceleration of the amounts due under our secured credit facilities and the limitation of our ability to borrow additional funds in the future.

The agreements governing our secured credit facilities subject us to various financial and other restrictive covenants with which we must comply on an on-going or periodic basis. These include covenants pertaining to maximum consolidated leverage ratios, minimum consolidated interest coverage ratios and limits on capital expenditures. If we violate any of these covenants, we may suffer a material adverse effect. Most notably, our outstanding debt under our secured credit facilities could become immediately due and payable, our lenders could proceed against any collateral securing such indebtedness and our ability to borrow additional funds in the future may be limited. Alternatively, we could be forced to refinance or renegotiate the terms and conditions of our secured credit facilities, including the interest rates, financial and restrictive covenants and security requirements of the secured credit facilities, on terms that may be significantly less favorable to us.

Our acquisitions may not be profitable, and the integration of these businesses may be costly and difficult and may cause disruption to our business.

Since commencing activities in November 2001, we have acquired and integrated into our operations numerous businesses. Since the beginning of 2006, we have acquired and integrated, or are in the process of integrating the ACON second territory business; the ACON first territory business; Instant Technologies, Inc., or Instant; Biosite Incorporated, or Biosite; Cholestech Corporation, or Cholestech; HemoSense, Inc., or HemoSense; Alere Medical, Inc., or Alere Medical; Redwood Toxicology Laboratory, Inc., or Redwood; ParadigmHealth, Inc., or ParadigmHealth; Panbio Limited, or Panbio; BBI Holdings Plc, or BBI; and Matria Healthcare, Inc., or Matria. We expect to acquire Concateno substantially simultaneously with the closing of this offering. We have also made a number of smaller acquisitions. The ultimate success of all of these acquisitions depends, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from integrating these businesses or assets into our existing businesses. However, the successful integration of independent businesses or assets is a complex, costly and time-consuming process. The difficulties of integrating companies and acquired assets include, among others:

•	consolidating manufacturing, research and development operations and health management information technology platforms, where appropriate;

•	integrating newly-acquired businesses or product lines into a uniform financial reporting system;

•	coordinating sales, distribution and marketing functions and strategies, including the integration of our current health management products and services;

•	establishing or expanding manufacturing, sales, distribution and marketing functions in order to accommodate newly-acquired businesses or product lines or rationalizing these functions to take advantage of synergies;

•	preserving the important licensing, research and development, manufacturing and supply, distribution, marketing, customer and other relationships;

•	minimizing the diversion of management’s attention from on-going business concerns; and

•	coordinating geographically separate organizations.

We may not accomplish the integration of our acquisitions smoothly or successfully. The diversion of the attention of our management from current operations to integration efforts and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from these acquisitions and adversely affect our other businesses. Additionally, the costs associated with the integration of our acquisitions may be substantial. To the extent that we incur integration costs that are not anticipated when we finance our acquisitions, these unexpected costs could adversely impact our liquidity or force us to borrow additional funds. Ultimately, the value of any business or asset that we have acquired may not be greater than or equal to the purchase price of that business or asset.

If we choose to acquire or invest in new and complementary businesses, products or technologies rather than developing them internally, such acquisitions or investments could disrupt our business and, depending on how we finance these acquisitions or investments, could result in the use of significant amounts of cash.

Our success depends in part on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, from time to time, we may seek to acquire or invest in businesses, products or technologies instead of developing them internally. Acquisitions and investments involve numerous risks, including:

•	the inability to complete the acquisition or investment;

•	disruption of our on-going businesses and diversion of management attention;

•	difficulties in integrating the acquired entities, products or technologies;

•	difficulties in operating the acquired business profitably;

•	difficulties in transitioning key customer, distributor and supplier relationships;

•	risks associated with entering markets in which we have no, or limited, prior experience; and

•	unanticipated costs.

In addition, any future acquisitions or investments may result in:

•	issuances of dilutive equity securities, which may be sold at a discount to market price;

•	use of significant amounts of cash;

•	the incurrence of debt;

•	the assumption of significant liabilities, including litigation;

•	unfavorable financing terms;

•	large one-time expenses; and

•	the creation of intangible assets, including goodwill, the write-down of which may result in significant charges to earnings.

Our joint venture transaction with P&G may not realize all of its intended benefits.

In connection with SPD, our 50/50 joint venture with P&G, we may experience:

•	difficulties in integrating our corporate culture and business objectives with that of P&G into the joint venture;

•	difficulties or delays in transitioning clinical studies;

•	diversion of our management’s time and attention from other business concerns;

•	higher than anticipated costs of integration at the joint venture;

•	difficulties in retaining key employees who are necessary to manage the joint venture; or

•	difficulties in working with an entity based in Switzerland and thus remote or inconvenient to our Waltham, Massachusetts headquarters.

Moreover, because SPD is a 50/50 joint venture, we do not have complete control over its operations, including business decisions which may impact SPD’s profitability.

For any of these reasons, or as a result of other factors, we may not realize the anticipated benefits of the joint venture and cash flow or profits derived from our ownership interest in SPD may be less than the cash flow or profits that could have been derived had we retained the transferred assets and continued to operate the consumer diagnostics business ourselves. P&G retains an option to require us to purchase P&G’s interest in SPD at fair market value during the 60-day period beginning on May 17, 2011. Moreover, certain subsidiaries of P&G have the right, at any time upon certain material breaches by us or our subsidiaries of our obligations under the joint venture documents, to acquire all of our interest in the joint venture at fair market value less damages.

We may not be successful in conducting future joint venture transactions.

In addition to SPD, our 50/50 joint venture with P&G, we may enter into additional joint venture transactions in the future. We may experience unanticipated difficulties in connection with those joint venture transactions. We cannot assure you that any such joint venture transaction will be profitable or that we will receive any of the intended benefits of such a transaction.

If goodwill and/or other intangible assets that we have recorded in connection with our acquisitions of other businesses become impaired, we could have to take significant charges against earnings.

In connection with the accounting for our acquisitions we have recorded, or will record, a significant amount of goodwill and other intangible assets. Under current accounting guidelines, we must assess, at least annually and potentially more frequently, whether the value of goodwill and other intangible assets has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings which could materially adversely affect our reported results of operations in future periods.

We may experience manufacturing problems or delays due to, among other reasons, our volume, specialized processes or our Chinese operations, which could result in decreased revenue or increased costs.

Many of our manufacturing processes are complex and require specialized and expensive equipment. Replacement parts for our specialized equipment can be expensive and, in some cases, can require lead times of up to a year to acquire. In addition, our private label consumer diagnostics business, and our private label and bulk nutritional supplements business in particular, rely on operational efficiency to mass produce products at low margins per unit. We also rely on numerous third parties to supply production materials and, in some cases, there may not be alternative sources immediately available.

In addition, during 2008, we began the process of closing the manufacturing operations that we acquired with Cholestech, and shifting the production of products from these facilities to our San Diego campus. We also began the process of closing our manufacturing facility in Bedford, England, and shifting the production of units manufactured there to China and to other lower-cost facilities. We have previously shifted the production of other products to our manufacturing facilities in China. Moving the production of products is difficult and involves significant risk. Problems establishing relationships with local materials suppliers; acquiring or adapting the new facility and its equipment to the production of new products; hiring, training and retaining personnel; and establishing and maintaining compliance with governmental regulations and industry standards can cause delays and inefficiencies which could have a material negative impact on our financial performance. We also currently rely on a number of significant third-party manufacturers to produce certain of our professional diagnostics. Any event which negatively impacts our manufacturing facilities, our manufacturing systems or equipment, or our contract manufacturers or suppliers, including, among others, wars, terrorist activities, natural disasters and outbreaks of infectious disease, could delay or suspend shipments of products or the release of new products or could result in the delivery of inferior products. Our revenues from the affected products would decline or we could incur losses until such time as it is able to restore its production processes or put in place alternative contract manufacturers or suppliers.

Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies.

We may experience difficulties that may delay or prevent our development, introduction or marketing of new or enhanced products or services.

We intend to continue to invest in product and technology development. The development of new or enhanced products or services is a complex and uncertain process. We may experience research and development, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products, services or enhancements. We cannot be certain that:

•	any of the products or services under development will prove to be effective in clinical trials;

•	any products or services under development will not infringe on intellectual property rights of others;

•	we will be able to obtain, in a timely manner or at all, regulatory approval to market any of our products or services that are in development or contemplated;

•	the products and services we develop can be manufactured or provided at acceptable cost and with appropriate quality; or

•	these products and services, if and when approved, can be successfully marketed.

The factors listed above, as well as manufacturing or distribution problems, or other factors beyond our control, could delay new product or service launches. In addition, we cannot assure you that the market will accept these products and services. Accordingly, there is no assurance that our overall revenue will increase if and when new products or services are launched.

If the results of clinical studies required to gain regulatory approval to sell our products are not available when expected or do not demonstrate the anticipated safety and effectiveness of those potential products, we may not be able to sell future products and our sales could be adversely affected.

Before we can sell certain of our products, we must conduct clinical studies intended to demonstrate that our potential products are safe, effective, and perform as expected. The results of these clinical studies are used as the basis to obtain regulatory approval from government authorities such as the Food and Drug Administration, or FDA. Clinical studies are experiments conducted using potential products and human patients having the diseases or medical conditions that the product is trying to evaluate or diagnose. Conducting clinical studies is a complex, time-consuming and expensive process. In some cases, we may spend several years completing certain studies.

If we fail to adequately manage our clinical studies, those clinical studies and corresponding regulatory approvals may be delayed or we may fail to gain approval for our potential product candidates altogether. Even if we successfully manage our clinical studies, we may not obtain favorable results and may not be able to obtain regulatory approval. If we are unable to market and sell our new products or are unable to obtain approvals in the timeframe needed to execute our product strategies, our business and results of operations would be materially and adversely affected.

If we are unable to obtain required clearances or approvals for the commercialization of our products in the United States, we may not be able to sell future products and our sales could be adversely affected.

Our future performance depends on, among other matters, our estimates as to when and at what cost we will receive regulatory approval for new products. Regulatory approval can be a lengthy, expensive and uncertain process, making the timing, cost and ability to obtain approvals difficult to predict. In addition, regulatory processes are subject to change, and new or changed regulations can result in increased costs and unanticipated delays.

In the United States, clearance or approval to commercially distribute new medical devices is received from the FDA through clearance of a Premarket Notification, or 510(k), or through approval of a Premarket Approval, or PMA. To receive 510(k) clearance, a new product must be substantially equivalent to a medical device first marketed in interstate commerce prior to May 1976. The FDA may determine that a new product is not substantially equivalent to a device first marketed in interstate commerce prior to May 1976 or that additional information is needed before a substantial equivalence determination can be made. A “not substantially equivalent” determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. The 510(k) clearance and PMA review processes can be expensive, uncertain and lengthy. It generally takes from three to five months from submission to obtain 510(k) clearance, and from six to eighteen months from submission to obtain a PMA approval; however, it may take longer, and 510(k) clearance or PMA approval may never be obtained.

Modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, require new 510(k) or PMA submissions. We have made modifications to some of our products since receipt of initial 510(k) clearance or PMA. With respect to several of these modifications, we filed new 510(k)s describing the modifications and received FDA 510(k) clearance. We have made other modifications to some of our products that we believe do not require the submission of new 510(k)s or PMAs. The FDA may not agree with any of our determinations not to submit a new 510(k) or PMA for any of these modifications made to our products. If the FDA requires us to submit a new 510(k) or PMA for any device modification, we may be prohibited from marketing the modified products until the new submission is cleared by the FDA.

We are also subject to applicable regulatory approval requirements of the foreign countries in which we sell products, which are costly and may prevent or delay us from marketing our products in those countries.

In addition to regulatory requirements in the United States, we are subject to the regulatory approval requirements for each foreign country to which we export our products. In the European Union, regulatory compliance requires affixing the “CE” mark to product labeling. Although our products are currently eligible for CE marking through self-certification, this process can be lengthy and expensive. In Canada, as another example, our products require approval by Health Canada prior to commercialization, along with International Standards Organization, or ISO, 13485/CMDCAS certification. It generally takes from three to six months from submission to obtain a Canadian Device License. Any changes in foreign approval requirements and processes may cause us to incur additional costs or lengthen review times of our products. We may not be able to obtain foreign regulatory approvals on a timely basis, if at all, and any failure to do so may cause us to incur additional costs or prevent us from marketing our products in foreign countries, which may have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with on-going regulations applicable to our businesses may result in significant costs or, in certain circumstances, the suspension or withdrawal of previously obtained clearances or approvals.

Our businesses are extensively regulated by the FDA and other federal, state and foreign regulatory agencies. These regulations impact many aspects of our operations, including manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping. For example, our manufacturing facilities and those of our suppliers and distributors are, or can be, subject to periodic regulatory inspections. The FDA and foreign regulatory agencies may require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any product approvals that could restrict the commercial applications of those products. In addition, the subsequent discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. We are also subject to routine inspection by the FDA and certain state agencies for compliance with the Quality System Regulation and Medical Device Reporting requirements in the United States and other applicable regulations worldwide, including but not limited to ISO requirements. Certain portions of our health management business are subject to unique licensing or permit requirements. For example, we may be required to obtain certification to participate in governmental payment programs, such as state Medicaid programs, we may need an operating license in some states, and some states have established Certificate of Need programs regulating the expansion of healthcare operations. In addition, we believe certain of our health management services are educational in nature, do not constitute the practice of medicine or provision of healthcare, and thus do not require that we maintain federal or state licenses to provide such services. However, it is possible that federal or state laws regarding the provision of “virtual” or telephonic medicine could be revised or interpreted to include our services, or that other laws may be enacted which require licensure or otherwise relate to our health management services. In such event, we may incur significant costs to comply with such laws and regulations. In addition, we are subject to numerous federal, state and local laws relating to such matters as privacy, healthcare kickbacks and false claims, safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with these laws and regulations. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products or injunctions against our distribution, termination of our service agreements by our customers, disgorgement of money, operating restrictions and criminal prosecution.

New federal or state laws may be enacted, or regulatory agencies may also impose new or enhanced standards that would increase our costs as well as the risks associated with non-compliance. For example, our manufacturing facilities for nutritional supplements are now subject to new Good Manufacturing Practices, or GMP, standards. While our manufacturing facilities for nutritional supplements have been subjected to, and passed, third-party inspections assessing GMP compliance, the on-going compliance required in order to meet GMP standards could involve additional costs and could present new risks associated with any failure to comply with the regulations in the future. In addition, the federal government recently enacted the Genetic Information Non-discrimination Act of 2008 (GINA), and we may incur additional costs in assisting our customers with their efforts to comply with GINA while continuing to offer certain of our services.

Healthcare reform legislation could adversely affect our revenue and financial condition.

There are a number of initiatives on the federal and state levels for comprehensive reforms affecting the payment for, the availability of and reimbursement for healthcare services in the United States. These initiatives range from proposals to fundamentally change federal and state healthcare reimbursement programs, including providing comprehensive healthcare coverage to the public under governmental funded programs, to minor modifications to existing programs. In particular, federal legislation has reduced or significantly altered Medicare and Medicaid reimbursements. Legislative and regulatory bodies are likely to continue to pursue healthcare reform initiatives and may continue to reduce the funding of the Medicare and Medicaid programs, including Medicare Advantage, in an effort to reduce overall federal healthcare spending. The ultimate content or timing of any future healthcare reform legislation, and its impact on us, is impossible to predict. If significant reforms are made to the healthcare system in the United States, or in other jurisdictions, those reforms may have an adverse effect on our financial condition and results of operations.

If we deliver products with defects, our credibility may be harmed, market acceptance of our products may decrease and we may be exposed to liability in excess of our product liability insurance coverage.

The manufacturing and marketing of professional and consumer diagnostics involve an inherent risk of product liability claims. For example, a defect in one of our diagnostic products may cause the product to report inaccurate information, such as a false positive result, a false negative result or an error message. In addition, our product development and production are extremely complex and could expose our products to defects. Any defects could harm our credibility and decrease market acceptance of our products. In addition, our marketing of monitoring services and vitamins and nutritional supplements may cause us to be subjected to various product liability claims, including, among others, claims that inaccurate monitoring results lead to injury or death or that the vitamins and nutritional supplements have inadequate warnings concerning side effects and interactions with other substances. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. In the event that we are held liable for a claim for which we are not indemnified, or for damages exceeding the limits of our insurance coverage, that claim could materially damage our business and financial condition.

The effect of market saturation may negatively affect the sales of our products, including our Triage BNP tests.

Our meter-based Triage BNP test, launched domestically in January 2001, was the first blood test available to aid in the detection of heart failure and benefited from a first-to-market position until the entry of direct competition in June 2003. As the acute care and initial diagnosis market segment for BNP testing in the U.S. hospital setting becomes saturated, unless we are able to successfully introduce new products into the market and achieve market acceptance of those products in a timely manner, we expect the growth rates of sales unit volume for our Triage BNP tests in 2009 and future periods to be lower than the growth rates experienced over the past several years. In addition, as the market for BNP testing matures and more competitive products become available, the average sales price for the Triage BNP tests is likely to decline, which will adversely impact our product sales, gross margins and our overall financial results.

The health management business is a relatively new component of the overall healthcare industry.

The health management services provided by our Alere health management business and our subsidiary Quality Assured Services, Inc., or QAS, are relatively new components of the overall healthcare industry. Accordingly, our health management customers have not had significant experience in purchasing, evaluating or monitoring such services, which can result in a lengthy sales cycle. The success of our health management business depends on a number of factors. These factors include:

•	our ability to differentiate our health management services from those of our competitors;

•	the extent and timing of the acceptance of our services as a replacement for, or supplement to, traditional managed care offerings;

•	the effectiveness of our sales and marketing and engagement efforts with customers and their health plan participants;

•	our ability to sell and implement new and additional services beneficial to health plans and employers and their respective participants or employees;

•	our ability to achieve, measure and effectively communicate cost savings for health plans and employers through the use of our services; and

•	our ability to retain health plan and employee accounts as competition increases.

Since the health management business is continually evolving, we may not be able to anticipate and adapt to the developing market. Moreover, we cannot predict with certainty the future growth rate or the ultimate size of the market.

Increasing health insurance premiums and co-pays may cause individuals to forgo health insurance and avoid medical attention, either of which may reduce demand for our products and services.

Health insurance premiums and co-pays have generally increased in recent years. Increased premiums may cause individuals to forgo health insurance, as well as medical attention. This may reduce demand for our point-of-care diagnostic products and also reduce the number of lives managed by our health management programs. Increased co-pays may cause insured individuals to forgo medical attention thereby reducing demand for our professional diagnostic tests, as well as revenues under certain health management programs.

Our health management business may be adversely affected by cost reduction pressures among our customers.

Our customers continue to face cost reduction pressures that may cause them to curtail their use of, or reimbursement for, health management services, to negotiate reduced fees or other concessions or to delay payment. In addition, the loss of jobs due to the recent economic crisis may cause the number of lives we manage to decrease. These financial pressures could have an adverse impact on our business.

Rising unemployment may negatively impact the collectibility of uninsured accounts and patient due accounts and/or reduce total health plan populations.

One of the primary collection risks of our health management business’ accounts receivable relates to uninsured patient accounts and patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and copayments) remain outstanding. As unemployment rates rise nationally, these uninsured and patient due accounts could make up a greater percentage of the health management business’ accounts receivable. Deterioration in the collectibility of these accounts could adversely affect the health management business’ collection of accounts receivable, cash flows and results of operations.

Additionally, certain of our health management contracts provide reimbursement to us based on total relevant populations managed by health plans. As unemployment rates rise, certain of our revenues may be reduced under these contracts as managed lives may decrease.

If we are unable to retain and negotiate favorable contracts with managed care plans, our revenues may be reduced.

The ability of our health management business to obtain favorable contracts with health maintenance organizations, preferred provider organizations and other managed care plans significantly affects the revenues and operating results of our health management business. The business’ future success will depend, in part, on its ability to retain and renew its managed care contracts and to enter into new managed care contracts on terms favorable to us. If the health management business is unable to retain and negotiate favorable contracts with managed care plans, our revenues may be reduced.

A portion of our health management fees are contingent upon performance.

Some of our existing health management agreements contain savings or other guarantees, which provide that our revenues, or a portion of them, are contingent upon projected cost savings or other quality performance measures related to our health management programs. There is no guarantee that we will accurately forecast cost savings and clinical outcome improvements under our health management agreements or meet the performance criteria necessary to recognize potential revenues under the agreements. Additionally, untimely, incomplete or inaccurate data from our customers, or flawed analysis of such data, could have a material adverse impact on our ability to recognize revenues.

If our costs of providing health management services increase, we may not be able to pass these cost increases on to our customers.

Many of our health management services are provided pursuant to long-term contracts that we may not be able to re-negotiate. If our costs increase, we may not be able to increase our prices, which would adversely affect results of operations. Accordingly, any increase in our costs could reduce our overall profit margin.

Demands of non-governmental payers may adversely affect our growth in revenues.

Our ability to negotiate favorable contracts with non-governmental payers, including managed care plans, significantly affects the revenues and operating results of our health management business. These non-governmental payers increasingly are demanding discounted fee structures, and the trend toward consolidation among non-governmental payers tends to increase their bargaining power over fee structures. Reductions in price increases or the amounts received from managed care, commercial insurance or other payers could have a material, adverse effect on the financial position and results of operations of our health management business.

Our data management and information technology systems are critical to maintaining and growing our business.

Our businesses, and in particular our health management business, are dependent on the effective use of information technology and, consequently, technology failure or obsolescence may negatively impact our businesses. In addition, data acquisition, data quality control, data security, and data analysis, which are a cornerstone of our health management programs, are intense and complex processes subject to error. Untimely, incomplete or inaccurate data, flawed analysis of such data or our inability to properly integrate, implement and update systems could have a material adverse impact on our business and results of operations.

Our sales of branded nutritional supplements have been trending downward since 1998 due to the maturity of the market segments they serve and the age of that product line, and we may experience further declines in sales and/or profitability of those products.

Our aggregate sales of all of our brand name nutritional products, including, among others, Ferro-Sequels, Stresstabs, Protegra, Posture, SoyCare, ALLBEE and Z-BEC, have declined each year since 1998 through the year 2008, except in 2002 when they increased slightly as compared to 2001. We believe that these products have under-performed because they are, for the most part, aging brands with limited brand recognition that face increasing private label competition. The overall age of this product line means that we are subject to future distribution loss for under-performing brands, while its opportunities for new distribution on the existing product lines are limited. As a result, we do not expect significant sales growth of our existing brand name nutritional products, and we may experience further declines in overall sales of our brand name nutritional products in the future.

Our sales of specific vitamins and nutritional supplements could be negatively affected by media attention or other news developments that challenge the safety and effectiveness of those specific vitamins and nutritional supplements.

Most growth in the vitamin and nutritional supplement industry is attributed to new products that tend to generate greater attention in the marketplace than do older products. Positive media attention resulting from new scientific studies or announcements can spur rapid growth in individual segments of the market, and also affect individual brands. Conversely, news that challenges individual segments or products can have a negative impact on the industry overall, as well as on sales of the challenged segments or products. Most of our vitamin and nutritional supplement products serve well-established market segments and, absent unforeseen new developments or trends, are not expected to benefit from rapid growth. A few of our vitamin and nutritional supplement products are newer products that are more likely to be the subject of new scientific studies or announcements, which could be either positive or negative. News or other developments that challenge the safety or effectiveness of these products could negatively affect the profitability of our vitamin and nutritional supplements business.

Because sales of our private label nutritional supplements are generally made at low margins, the profitability of these products may suffer significantly as a result of relatively small increases in raw material or other manufacturing costs.

Sales of our private label nutritional supplements, which for the years ended December 31, 2008 and 2007 provided approximately 6% and 7%, respectively, of our net product sales, generate low profit margins. We rely on our ability to efficiently mass produce nutritional supplements in order to make meaningful profits from these products. Changes in raw material or other manufacturing costs can drastically cut into or eliminate the profits generated from the sale of a particular product. For the most part, we do not have long-term supply contracts for our required raw materials and, as a result, our costs can increase with little notice. The private label nutritional supplements business is also highly competitive, such that our ability to raise prices as a result of increased costs is limited. Customers generally purchase private label products via purchase order, not through long-term contracts, and they often purchase these products from the lowest bidder on a product by product basis. The internet has enhanced price competition among private label manufacturers through the advent of on-line auctions, where customers will auction off the right to manufacture a particular product to the lowest bidder.

Our financial condition or results of operations may be adversely affected by international business risks.

We generate a significant percentage of our net revenue from outside the United States and a significant number of our employees, including manufacturing, sales, support and research and development personnel, are located in foreign countries, including England, Scotland, Japan, China, Australia, Germany and Israel. Conducting business outside the United States subjects us to numerous risks, including:

•	increased costs or reduced revenue as a result of movements in foreign currency exchange rates;

•	decreased liquidity resulting from longer accounts receivable collection cycles typical of foreign countries;

•	lower productivity resulting from difficulties managing sales, support and research and development operations across many countries;

•	lost revenues resulting from difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

•	lost revenues resulting from the imposition by foreign governments of trade protection measures;

•	higher cost of sales resulting from import or export licensing requirements;

•	lost revenues or other adverse effects as a result of economic or political instability in or affecting foreign countries in which we sell our products or operate; and

•	adverse effects resulting from changes in foreign regulatory or other laws affecting the sales of our products or our foreign operations.

Because our business relies heavily on foreign operations and revenues, changes in foreign currency exchange rates and our need to convert currencies may negatively affect our financial condition and results of operations.

Our business relies heavily on our foreign operations. Three of our four largest manufacturing operations are conducted outside the United States in Hangzhou and Shanghai, China; and Matsudo, Japan, and we also have manufacturing operations in the United Kingdom, Australia, South Africa and Israel. We also have significant research and development operations in Jena, Germany and Stirling, Scotland, as well as in the United Kingdom, Australia and Israel. In addition, for the year ended December 31, 2008, approximately 28% of our net revenue was derived from sales outside the United States. Because of our foreign operations and foreign sales, we face exposure to movements in foreign currency exchange rates. Our primary exposures are related to the operations of our European and Asia Pacific subsidiaries and our manufacturing facilities in China and Japan. These exposures may change over time as business practices evolve and could result in increased costs or reduced revenue and could affect our actual cash flow.

Intense competition could reduce our market share or limit our ability to increase market share, which could impair the sales of our products and harm our financial performance.

The medical products industry is rapidly evolving, and developments are expected to continue at a rapid pace. Competition in this industry, which includes both our professional diagnostics and consumer diagnostics businesses, is intense and expected to increase as new products and technologies become available and new competitors enter the market. Our competitors in the United States and abroad are numerous and include, among others, diagnostic testing and medical products companies, universities and other research institutions.

Our future success depends upon maintaining a competitive position in the development of products and technologies in our areas of focus. Our competitors may:

•	develop technologies and products that are more effective than our products or that render our technologies or products obsolete or noncompetitive;

•	obtain patent protection or other intellectual property rights that would prevent us from developing potential products; or

•	obtain regulatory approval for the commercialization of our products more rapidly or effectively than we do.

Also, the possibility of patent disputes with competitors holding patent rights may limit or delay expansion possibilities for our diagnostic businesses and new product launches. In addition, many of our existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources.

The market for the sale of vitamins and nutritional supplements is also highly competitive. This competition is based principally upon price, quality of products, customer service and marketing support. There are numerous companies in the vitamins and nutritional supplements industry selling products to retailers, such as mass merchandisers, drug store chains, independent drug stores, supermarkets, groceries and health food stores. As most of these companies are privately-held, we are unable to obtain the information necessary to assess precisely the size and success of these competitors. However, we believe that a number of our competitors, particularly manufacturers of nationally-advertised brand name products, are substantially larger than we are and have greater financial resources.

We could suffer monetary damages, incur substantial costs or be prevented from using technologies important to our products as a result of a number of pending legal proceedings.

We are involved in various legal proceedings arising out of our businesses, including those matters discussed in the in the section of our annual report on Form 10-K/A for the year ended December 31, 2008 entitled “Legal Proceedings” incorporated by reference herein. Because of the nature of our business, we may be subject at any particular time to commercial disputes, product liability claims, negligence claims or various other lawsuits arising in the ordinary course of our business, including infringement, employment or investor matters, and we expect that this will continue to be the case in the future. Such lawsuits generally seek damages, sometimes in substantial amounts, for commercial or personal injuries allegedly suffered and can include claims for punitive or other special damages. An adverse ruling or rulings in one or more such lawsuits could, individually or in the aggregate, have a material adverse effect on our sales, operations or financial performance. In addition, we aggressively defend our patent and other intellectual property rights. This often involves bringing infringement or other commercial claims against third parties. These suits can be expensive and result in counterclaims challenging the validity of our patents and other rights. We cannot assure you that these lawsuits or any future lawsuits relating to our business will not have a material adverse effect on us.

The rights we rely upon to protect the intellectual property underlying our products may not be adequate, which could enable third parties to use our technology and would reduce our ability to compete in the market.

Our success will depend in part on our ability to develop or acquire commercially valuable patent rights and to protect our intellectual property. Our patent position is generally uncertain and involves complex legal and factual questions. The degree of present and future protection for our proprietary rights is uncertain.

The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

•	the pending patent applications we have filed, or to which we have exclusive rights, may not result in issued patents or may take longer than we expect to result in issued patents;

•	the claims of any patents which are issued may not provide meaningful protection;

•	we may not be able to develop additional proprietary technologies that are patentable;

•	the patents licensed or issued to us or our customers may not provide a competitive advantage;

•	other parties may challenge patents or patent applications licensed or issued to us or our customers;

•	patents issued to other companies may harm our ability to do business; and

•	other companies may design around technologies we have patented, licensed or developed.

In addition to patents, we rely on a combination of trade secrets, non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If these measures do not protect our rights, third parties could use our technology and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of our patents. Our trade secrets may also become known through other means not currently foreseen by us. Despite our efforts to protect our intellectual property, our competitors or customers may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights, or design around our proprietary technologies.

Claims by others that our products infringe on their proprietary rights could adversely affect our ability to sell our products and services and could increase our costs.

Substantial litigation over intellectual property rights exists in both the professional and consumer diagnostics industries. We expect that our products and services could be increasingly subject to third-party infringement claims, as the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents which our products and services or technology may infringe. Any of these third parties might make a claim of infringement against us. Any litigation could result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, have an impact on prospective customers, cause product delays, require us to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, we may be forced to stop selling current products or abandon new products under development and we could be exposed to legal actions by our customers.

We have initiated, and may need to further initiate, lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive and, if we lose, could cause us to lose some of our intellectual property rights, which would reduce our ability to compete in the market.

We rely on patents to protect a portion of our intellectual property and our competitive position. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

•	assert claims of infringement;

•	enforce our patents;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

Currently, we have initiated a number of lawsuits against competitors whom we believe to be selling products that infringe our proprietary rights. These current lawsuits and any other lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us.

Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We may not prevail in any of these suits and the damages or other remedies awarded, if any, may not be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, the trading price of the notes may decline.

Non-competition obligations and other restrictions will limit our ability to take full advantage of our management team, the technology we own or license and our research and development capabilities.

Members of our management team have had significant experience in the diabetes field. In addition, technology we own or license may have potential applications to this field and our research and development capabilities could be applied to this field. However, in conjunction with our split-off from Inverness Medical Technology, Inc., or IMT, we agreed not to compete with IMT and Johnson & Johnson in the field of diabetes through 2011. In addition, our license agreement with IMT prevents us from using any of the licensed technology in the field of diabetes. As a result of these restrictions, we are limited in our ability to pursue opportunities in the field of diabetes at this time.

Our operating results may fluctuate due to various factors and as a result period-to-period comparisons of our results of operations will not necessarily be meaningful.

Factors relating to our business make our future operating results uncertain and may cause them to fluctuate from period to period. Such factors include:

•	the timing of new product announcements and introductions by us and our competitors;

•	market acceptance of new or enhanced versions of our products;

•	the extent to which our current and future products rely on rights belonging to third parties;

•	changes in manufacturing costs or other expenses;

•	competitive pricing pressures;

•	changes in healthcare reimbursement policies and amounts;

•	regulatory changes;

•	the gain or loss of significant distribution outlets or customers;

•	increased research and development expenses;

•	liabilities and costs associated with litigation;

•	length of sales cycle and implementation process for new health management customers;

•	the costs and timing of any future acquisitions;

•	general economic conditions; or

•	general stock market conditions or other economic or external factors.

Because our operating results may fluctuate from quarter to quarter, it may be difficult for us or our investors to predict future performance by viewing historical operating results.

Period-to-period comparisons of our operating results may not be meaningful due to our acquisitions.

We have engaged in a number of acquisitions in recent years, which makes it difficult to analyze our results and to compare them from period to period. Significant acquisitions since 2006 include our acquisitions of the ACON business in the first territory in March 2006, Instant in March 2007, Biosite in June 2007, Cholestech in September 2007, Matria in May 2008 and the ACON business in the second territory in April 2009. Period-to-period comparisons of our results of operations may not be meaningful due to these acquisitions and are not indications of our future performance. Any future acquisitions will also make our results difficult to compare from period to period in the future.

The terms of the Series B Preferred Stock may limit our ability to raise additional capital through subsequent issuances of preferred stock.

For so long as any shares of Series B Preferred Stock remain outstanding, we are not permitted, without the affirmative vote or written consent of the holders of at least two-thirds of the Series B Preferred Stock then outstanding, to authorize or designate any class or series of capital stock having rights on liquidation or as to distributions (including dividends) senior to the Series B Preferred Stock. This restriction could limit our ability to plan for or react to market conditions or meet extraordinary capital needs, which could have a material adverse impact on our business.

Risks related to this offering

A default under any of the agreements governing our indebtedness could result in a default and acceleration of indebtedness under other agreements.

The agreements governing our indebtedness, including the credit agreements governing our secured credit facilities and the indentures governing the notes, the senior subordinated notes and the senior subordinated convertible notes, contain cross-default provisions whereby a default under one agreement could result in a default and acceleration of our repayment obligations under other agreements. If a cross-default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on commercially reasonable terms or acceptable terms. If some or all of our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our secured credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our secured credit facilities and the indentures governing the notes offered hereby and the senior subordinated notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our secured credit facilities to avoid being in default. If we breach our covenants under our secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The notes are not secured by our assets or those of our guarantor subsidiaries.

The notes and the related guarantees are our and our guarantor subsidiaries’ general unsecured obligations and are effectively subordinated in right of payment to all of our and our guarantor subsidiaries’ secured indebtedness and obligations, including secured obligations that are otherwise subordinated. Accordingly, our secured indebtedness and obligations, including secured obligations that are otherwise subordinated, would effectively be senior to the notes to the extent of the value of the collateral securing that indebtedness.

As of March 31, 2009, we had approximately $1.35 billion in aggregate principal amount of indebtedness outstanding under our secured credit facilities. Any additional borrowings pursuant to our existing or future credit facilities would also be secured indebtedness if incurred. Although the indenture governing the notes contains limitations on the amount of additional indebtedness that we may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be secured indebtedness. See “Description of Notes—Certain Covenants—Limitations on Additional Indebtedness.”

Your right to receive payment on the notes will be structurally subordinated to the obligations of our non-guarantor subsidiaries.

Some of our existing and future domestic subsidiaries will guarantee our obligations under the notes. However, our foreign subsidiaries and our other domestic subsidiaries will not be required by the indenture to guarantee the notes. Our non-guarantor subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the notes or the guarantees of the notes or to provide us or the guarantors with funds for our payment obligations. Our cash flow and our ability to service our debt, including the notes, depend in part on the earnings of our non-guarantor subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. For the fiscal year ended December 31, 2008, our subsidiaries that will not guarantee the notes (which includes all of our foreign subsidiaries and certain of our domestic subsidiaries) had net revenues of approximately $499 million, or approximately 29.9% of our consolidated 2008 revenues, and operating income of approximately $13.2 million, or approximately 20.7% of our consolidated 2008 operating income. For the three months ended March 31, 2009, our subsidiaries that will not guarantee the notes (which includes all of our foreign subsidiaries and certain of our domestic subsidiaries) had net revenues of approximately $130.7 million, or approximately 29.4% of our consolidated revenues for that period, and operating income of approximately $16.8 million, or approximately 59.7% of our consolidated operating income for that period. As of March 31, 2009, our subsidiaries that will not guarantee the notes had assets of approximately $1,172 million, or approximately 19.9% of our consolidated assets. These figures do not reflect our pending acquisition of Concateno, which as a foreign subsidiary also will not guarantee the notes. Payments to us or a guarantor subsidiary by these non-guarantor subsidiaries will be contingent upon their earnings and their business considerations.

The notes will be structurally subordinated to all current and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us or our guarantor subsidiaries. As of March 31, 2009, the non-guarantor subsidiaries had approximately $459.4 million of total indebtedness and other liabilities, including trade payables but excluding intercompany liabilities.

The lenders under our secured credit facilities will have the discretion to release the guarantors under the secured credit facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under our secured credit facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes offered hereby if the related guarantor is no longer a guarantor of obligations under the secured credit facilities or certain other indebtedness. See “Description of Notes—Guarantees of the Notes.” The lenders under the secured credit facilities or such other indebtedness will have the discretion to release the guarantees under the secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes.

If we undergo a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, holders of the notes will have the right to require us to purchase all or any part of such holders’ notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the date of purchase. The events that constitute a change of control under the indenture may also constitute:

•	a default under our secured credit facilities, which prohibit the purchase of the notes by us in the event of certain changes of control, unless and until our indebtedness under the secured credit facilities is repaid in full;

•	a change of control under the indenture governing our senior subordinated notes, which would give the holders of the senior subordinated notes the right to require us to purchase all or any part of such notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any to (but excluding) the date of purchase; and

•	a fundamental change under the indenture governing our senior subordinated convertible notes, which would give the holders of the senior subordinated convertible notes the right to require us to purchase all or any part of such notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the date of purchase.

There can be no assurance that either we or our guarantor subsidiaries would have sufficient financial resources available to satisfy all of our or their obligations under the notes or the related guarantees, our secured credit facilities, our senior subordinated notes or our senior subordinated convertible notes in the event of a change of control. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under that indenture and under our secured credit facilities and could result in a default under the indentures governing the senior subordinated notes and the senior subordinated convertible notes, each of which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control.”

The trading prices of the notes will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets.

The trading prices of the notes in the secondary market will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets. It is impossible to predict the prevailing interest rates or the condition of the financial and credit markets. Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

The notes will be guaranteed by some of our domestic subsidiaries that are guarantors or borrowers under our secured credit facilities. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or another similar case or lawsuit is commenced by or on behalf of our or a guarantor subsidiary’s unpaid creditors or another authorized party. Under these laws, if a court were to find that, at the time any guarantor subsidiary issued a guarantee of the notes, either it issued the guarantee to delay, hinder or defraud present or future creditors, or it received less than reasonably equivalent value or fair consideration for issuing the guarantee and at the time:

•	it was insolvent or rendered insolvent by reason of issuing the guarantee;

•	it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business;

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature; or

•	it was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied,

then the court could void the obligations under the guarantee, subordinate the guarantee of the notes to other debt or take other action detrimental to holders of the notes.

We cannot be sure as to the standard that a court would use to determine whether a guarantor subsidiary was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or that the guarantees would not be subordinated to other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor subsidiary, the obligations of the applicable guarantor subsidiary were incurred for less than fair consideration. A court could thus void the obligations under the guarantee, subordinate the guarantee to the applicable guarantor subsidiary’s other debt or take other action detrimental to holders of the notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor subsidiary. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantor subsidiaries, if any. In addition, the court might direct you to repay any amounts that you already received from or are attributable to the guarantor subsidiary.

Each subsidiary guarantee contains a provision intended to limit the guarantor subsidiary’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not accreted as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Because the notes will be issued with original issue discount as determined for U.S. federal income tax purposes, holders will be required to pay tax on amounts included in gross income before cash payments with respect to the original issue discount are received.

The notes will be issued with original issue discount as determined for U.S. federal income tax purposes. Consequently, U.S. holders will be required to include such original issue discount in their gross income for U.S. federal income tax purposes as it accrues, regardless of their method of tax accounting. U.S. holders should be aware that the amount of interest (including original issue discount) that a U.S. holder is required to include in gross income for each year for U.S. federal income tax purposes will exceed the amount of cash interest that is received by the holder during each such year. Special rules will apply to a holder that is not a U.S. person for U.S. federal income tax purposes. All holders should read the section entitled “Material United States Federal Income Tax Consequences” regarding the tax consequences of the purchase, ownership and disposition of the notes.

Interest on the notes may not be deductible by us for United States federal income tax purposes.

The deductibility of interest is subject to many limitations under the Internal Revenue Code. We may not be able to deduct, in whole or in part, the interest on the notes. The availability of an interest deduction on the notes was not determinative in our issuance of the notes.

There may be no active trading market for the notes.

The underwriters have advised us that they intend to make a market for the notes, but they are not obligated to do so and may cease their market-making activities at any time. The liquidity of the trading market in the notes, if any, and any market price quoted for the notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, no active trading market for the notes may develop or be maintained. If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. Moreover, notes frequently trade in blocks of large principal amounts, and retail and other small investors may have limited liquidity for positions consisting of only a small principal amount of notes.

Certain covenants contained in the indenture will not be applicable during any period in which the notes are rated investment grade.

The indenture governing the notes will provide that certain covenants will not apply to us during any period in which the notes are rated investment grade by both Standard & Poor’s and Moody’s and no default has otherwise occurred and is continuing under the indenture. The covenants that would be suspended include, among others, limitations on our and our restricted subsidiaries’ ability to pay dividends, incur additional indebtedness, sell certain assets and enter into certain other transactions. Any actions that we take while these covenants are not in force will be permitted even if the notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, the notes will maintain such ratings. See “Description of Notes—Certain Covenants—Suspension of Covenants.”

Special Note Regarding Forward-Looking Statements

This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other “forward-looking” information. There may be events in the future that we are unable to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those we discuss in this prospectus supplement and the accompanying prospectus. These differences may be the result of various factors, including the factors identified in the section entitled “Risk Factors” in this prospectus supplement, the factors identified in the section entitled “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2008 and in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 and other factors identified from time to time in our periodic filings with the SEC. Some important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:

•	our inability to predict the effects of the current national and worldwide financial and economic crisis, including disruptions in the capital and credit markets;

•	our inability to predict the effects of anticipated United States national healthcare reform legislation and similar initiatives in other countries;

•	economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and the potential effect of such fluctuations on revenues, expenses and resulting margins;

•	competitive factors, including technological advances achieved and patents attained by competitors and general competition;

•	domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

•	government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products, licensing and environmental protection;

•	manufacturing interruptions, delays or capacity constraints or lack of availability of alternative sources for components for our products, including our ability to successfully maintain relationships with suppliers, or to put in place alternative suppliers on terms that are acceptable to us;

•	difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals or clearances in the United States and abroad and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

•	significant litigation adverse to us including product liability claims, patent infringement claims and antitrust claims;

•	product efficacy or safety concerns resulting in product recalls or declining sales;

•	the impact of business combinations and organizational restructurings consistent with evolving business strategies;

•	our ability to satisfy the financial covenants and other conditions contained in the agreements governing our indebtedness;

•	our ability to effectively manage the integration of our acquisitions into our operations;

•	our ability to obtain required financing on terms that are acceptable to us; and

•	the issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC.

The foregoing list provides many, but not all, of the factors that could impact our ability to achieve the results described in any forward-looking statement. Readers should not place undue reliance on our forward-looking statements. Before you invest in the notes, you should be aware that the occurrence of the events described above and elsewhere in this prospectus supplement or the accompanying prospectus could seriously harm our business, prospects, operating results and financial condition. We do not undertake any obligation to update any forward-looking statement as a result of future events or developments.

Market and Industry Data

Some of the market data and other statistical information used throughout this prospectus supplement is based on independent industry publications or other independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Some market and industry information is also based on our good faith estimates, which are derived from our review of internal data, as well as the independent sources.

Use of Proceeds

We estimate that our net proceeds from the sale of the notes in this offering will be approximately $143,966,000, after deducting the underwriting discount and our estimated offering expenses.

We will use the proceeds of this offering solely to fund our acquisition of Concateno, including the payment to Barclays of approximately £23.4 million (US$39.0 million) in connection with the termination of Concateno’s credit facility with Barclays. See “Summary—Pending Concateno Acquisition.”

Capitalization

The following table provides our cash and cash equivalents and our capitalization as of March 31, 2009:

•	on an actual basis; and

•	on an as adjusted basis to give effect to (i) our receipt of net proceeds of approximately $377.3 million in connection with our issuance of $400.0 million in aggregate principal amount of senior subordinated notes on May 12, 2009 issued at 96.865%, (ii) the closing of our pending acquisition of Concateno as if it had occurred on March 31, 2009, including (a) the payment to the Concateno shareholders of approximately £83.0 million (US$138.7 million) at the closing, (b) the payment of approximately £23.4 million (US$39.0 million) to Barclays in connection with the termination of Concateno’s credit facility with Barclays, (c) the issuance to the Concateno shareholders of approximately 2.1 million shares of our common stock valued for purposes of computing as adjusted capitalization at $33.65 per share based on the closing price for Inverness common stock on July 31, 2009, (d) the payment to members of Concateno’s management team of approximately £1.1 million (US$1.8 million), and (e) the issuance to members of Concateno’s management team of approximately 56,000 shares of our restricted common stock, and (iii) the consummation of this offering and the application of the net proceeds of this offering, after deducting the underwriting discount and our estimated offering expenses.

Under the terms of the scheme of arrangement for our pending acquisition of Concateno, each holder of Concateno shares will receive, for each Concateno share, 79 pence in cash and 0.02 shares of our common stock. Based on information provided by Concateno, there are approximately 103.2 million Concateno shares issued and outstanding after deducting certain shares which will be repurchased by Concateno for nominal consideration and cancelled as a result of the transaction. There are also up to approximately 2 million outstanding warrants and options over Concateno shares which are expected to be exercised prior to the acquisition becoming effective. In addition we expect to pay up to up to £1.1 million (US$1.8 million) in cash to certain key executives of Concateno as part of compensation packages intended to induce such executives to remain with Concateno. We also expect to issue options to purchase approximately 300,000 shares of our common stock in exchange for outstanding options to purchase Concateno shares and, as part of compensation packages intended to induce certain key executives of Concateno to remain with the company, to grant awards of 56,000 shares of restricted common stock and options to purchase up to 75,000 shares of our common stock.

The following table does not give any effect to the closing of our acquisition of the ACON second territory business on April 30, 2009. The purchase price for the acquisition of the ACON second territory business was $192.9 million, subject to working capital and other customary adjustments, of which we have paid approximately $105.0 million in cash and an amount equal to approximately $42.0 million in shares of our common stock. During the remainder of 2009, we will pay $1.5 million in cash and an amount equal to $15.5 million in shares of our common stock. The remainder of the purchase price will be due in two installments, each comprising 7.5% of the total purchase price, or an aggregate of approximately $28.9 million, on the dates that are 15 and 30 months after the closing. These installment amounts do not bear interest, and we may pay up to approximately 29% of each of these payments in shares of our common stock.

The information in the table should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements, including the notes thereto, incorporated herein by reference and the sections of our Annual Report on Form 10-K/A for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	March 31, 2009
	Actual	As adjusted
	(unaudited)

Cash and cash equivalents(1)	$205,181	$546,868

Debt:
Revolving credit facility(2)	$142,000	$142,000
First lien term loan	958,312	958,312
Second lien term loan	250,000	250,000
Capital lease obligations	1,017	1,017
Other secured indebtedness	14,703	14,703

Total secured debt	1,366,032	1,366,032
3.00% convertible senior subordinated notes	150,000	150,000
9.00% senior subordinated notes	—	387,460
Notes offered hereby	—	147,216

Total debt	1,516,032	2,050,708
Stockholders’ equity:
Series B preferred stock, $0.001 par value (liquidation preference, $765,056), 2,300 shares authorized, 1,913 shares issued and outstanding	677,102	677,102
Common stock, $0.001 par value, 150,000 shares authorized, 78,714 shares issued and outstanding, actual; 80,816 shares issued and outstanding as adjusted	79	81
Additional paid-in capital	3,034,677	3,105,402
Accumulated deficit	(387,299)	(387,299)
Accumulated other comprehensive (loss) income	(66,882)	(66,882)

Total stockholders’ equity(1)(3)	3,257,677	3,328,404

Total capitalization	$4,773,709	$5,379,112

(In thousands, except par value)

(1)	Cash and cash equivalents as adjusted, reflects our issuance of $400 million in aggregate principal amount of senior subordinated notes on May 12, 2009 (issued at 96.865% and net of underwriting discount and transaction expenses in the aggregate amount of $10.2 million), $150 million in aggregate principal amount of notes offered hereby (issued at 98.144% and net of underwriting discount and estimated transaction expenses in the aggregate amount of $3.3 million) and cash payments of approximately £83.0 million (US$138.7 million) to Concateno shareholders, approximately £23.4 million (US$39.0 million) to Barclays in connection with the termination of Concateno’s credit facility and approximately £1.1 million (US$1.8 million) to members of Concateno’s management. Cash and cash equivalents and total stockholders’ equity, actual and as adjusted, do not give effect to the acquisition of the ACON second territory business, and do not reflect the cash or share consideration paid to date therefor, nor do they reflect our results of operations or any other transactions since March 31, 2009.

(2)	Our revolving credit facility provides for commitments of up to $150.0 million. As of March 31, 2009, we had outstanding borrowings under the revolving credit facility in the aggregate principal amount of $142.0 million.

(3)	Total stockholders’ equity as adjusted, reflects the issuance to the Concateno shareholders of approximately 2.1 million shares of our common stock, valued for purposes of this computation at $33.65 per share, which was the closing price of our common stock on July 31, 2009.

Selected Consolidated Financial Information

The following tables provide our selected consolidated financial data as of the dates and for the periods shown. Our selected consolidated statement of operations data for the years ended December 31, 2008, 2007 and 2006 and our selected consolidated balance sheet data as of December 31, 2008 and 2007 are derived from our consolidated financial statements incorporated by reference in this prospectus supplement, which have been audited by BDO Seidman, LLP, our independent registered public accounting firm, as indicated in their report attached thereto. Our selected consolidated statement of operations data for the years ended December 31, 2005 and 2004 and our selected consolidated balance sheet data as of December 31, 2006, 2005 and 2004 are derived from our consolidated financial statements not incorporated by reference in this prospectus supplement, which have been audited by BDO Seidman, LLP, our independent registered public accounting firm. Our selected consolidated financial data presented below as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 have been prepared on the same basis as our audited consolidated financial statements are derived from our unaudited consolidated financial statements incorporated by reference herein and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. Interim results are not necessarily indicative of our results for the entire year or any future period. The selected consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our audited and unaudited consolidated financial statements, including the related notes thereto, incorporated by reference herein, or, in the case of the years ended December 31, 2005 and 2004, not incorporated by reference herein but included in our Annual Reports on Form 10-K for such periods. “Selected Consolidated Financial Information” below, and our “Management’s Discussion and Analysis of Financial Condition And Results Of Operations” for the periods presented incorporated by reference herein, or, in the case of the years ended December 31, 2005 and 2004, not incorporated by reference herein but included in our Annual Reports on Form 10-K for such periods.

						For the Three Months
	For the Years Ended December 31,					Ended March 31,
Statement of Operations Data	2004	2005	2006	2007	2008	2008	2009
						(unaudited)

Net product sales	$365,432	$406,457	$552,130	$800,915	$1,240,138	$313,314	$311,064
Services revenue	—	—	—	16,646	405,462	48,047	123,736

Net product sales and services revenue	365,432	406,457	552,130	817,561	1,645,600	361,361	434,800
License and royalty revenue	8,559	15,393	17,324	21,979	25,826	10,872	9,060

Net revenue	373,991	421,850	569,454	839,540	1,671,426	372,233	443,860

Cost of net product sales	223,669	264,999	334,799	431,403	624,654	164,522	153,254
Cost of services revenue	—	—	—	5,261	177,098	23,238	54,957
Cost of license and royalty revenue	3,318	4,539	5,432	9,149	9,115	4,083	1,447

Cost of net revenue	226,987	269,538	340,231	445,813	810,867	191,843	209,658

Gross profit	147,004	152,312	229,223	393,727	860,559	180,390	234,202
Operating expenses:
Research and development	31,954	30,992	48,706	69,547	111,828	30,925	27,052
Purchase of in-process research and development	—	—	4,960	173,825	—	—	—
Sales and marketing	57,957	72,103	94,445	167,770	386,284	80,036	99,444
General and administrative	52,707	59,990	71,243	158,438	298,595	54,651	79,552
Loss on dispositions, net	—	—	3,498	—	—	—	—

Operating income (loss)	4,386	(10,773)	6,371	(175,853)	63,852	14,778	28,154
Interest expense and other expenses, net, including amortization of original issue discounts and write-off of deferred financing costs	(18,707)	(1,617)	(17,822)	(74,251)	(103,356)	(20,753)	(20,671)

										For the Three Months
	For the Years Ended December 31,									Ended March 31,
Statement of Operations Data	2004		2005		2006		2007	2008		2008		2009
										(unaudited)

Income (loss) before (benefit) provision for income taxes	(14,321)		(12,390)		(11,451)		(250,104)	(39,504)		(5,975)		7,483
(Benefit) provision for income taxes	2,275		6,819		5,727		(979)	(16,686)		(880)		3,689
Equity earnings of unconsolidated entities, net of tax	—		—		336		4,372	1,050		921		2,497

Net income (loss)	(16,596)		(19,209)		(16,842)		(244,753)	(21,768)		(4,174)		6,291
Preferred stock dividends	(749)		—		—		—	(13,989)		—		(5,520)

Net income (loss) available to common stockholders(1)	$(17,345)		$(19,209)		$(16,842)		$(244,753)	$(35,757)		$(4,174)		$771

Net income (loss) per common share—basic and diluted(1)	$(0.87)		$(0.79)		$(0.49)		$(4.75)	$(0.46)		$(0.05)		$0.01

Other financial data
Ratio of earnings to fixed charges(2)(3)	0.4	x	0.5	x	0.6	x	—	0.7	x	0.8	x	1.4	x
Ratio of earnings to combined fixed charges and preference dividends(2)(3)	0.4	x	0.5	x	0.6	x	—	0.5	x	0.8	x	1.0	x

(In thousands, except per share data and ratios)

	December 31,					March 31
Balance Sheet Data	2004	2005	2006	2007	2008	2009
						(unaudited)

Cash and cash equivalents	$16,756	$34,270	$71,104	$414,732	$141,324	$205,181
Working capital	$62,615	$84,523	$133,313	$674,066	$457,198	$514,134
Total assets	$568,269	$791,166	$1,085,771	$4,880,759	$5,955,360	$5,902,506
Total debt	$191,224	$262,504	$202,976	$1,387,849	$1,520,534	$1,516,032
Total stockholders’ equity	$271,416	$397,308	$714,138	$2,586,667	$3,278,838	$3,257,677

(In thousands)

(1)	Net loss available to common stockholders and basic and diluted net loss per common share are computed as described in Notes 2(n) and 15 of our consolidated financial statements incorporated by reference in this prospectus supplement.

(2)	For the purpose of computing our ratio of earnings to fixed charges, “earnings” consist of pre-tax income before adjustment for income from equity investees plus fixed charges (excluding capitalized interest). “Fixed charges” consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense. This ratio is adjusted to include preference dividends in the ratio of earnings to combined fixed charges and preference dividends. “Preference dividends” equal the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

(3)	For the three months ended March 31, 2008 and the years ended December 31, 2008, 2007, 2006, 2005 and 2004, our earnings were insufficient to fully cover our fixed charges and our combined fixed charges and preference dividends. The amount of the coverage deficiency in such periods was $5.6 million, $38.1 million, $248.8 million, $11.8 million, $12.4 million and $14.3 million, respectively, in the case of our fixed charges, and $5.6 million, $61.4 million, $248.8 million, $11.8 million, $12.4 million and $15.6 million, respectively, in the case of our combined fixed charges and preference dividends.

Description of Other Indebtedness

Secured credit facilities

On June 26, 2007, in conjunction with our acquisition of Biosite, Inc., we entered into a secured First Lien Credit Agreement, which we refer to as our senior secured credit facility, with certain lenders, General Electric Capital Corporation as administrative agent and collateral agent, and certain other agents and arrangers, a secured Second Lien Credit Agreement, which we refer to as our junior secured credit facility (and together with the senior secured credit facility, as our secured credit facilities), with certain lenders, General Electric Capital Corporation as administrative agent and collateral agent, and certain other agents and arrangers, and certain related guaranty and security agreements. On November 15, 2007 we amended the senior secured credit facility. As amended, the senior secured credit facility provides for term loans in the aggregate amount of $975.0 million and, subject to our continued compliance with the senior secured credit facility, a $150.0 million revolving line of credit. The junior secured credit facility provides for term loans in the aggregate amount of $250.0 million.

As of March 31, 2009, the term loans and the revolving line of credit under the senior secured credit facility bore interest at a rate per annum equal to 2.51% and 2.26%, respectively, and the term loans under the junior secured credit facility bore interest at a rate per annum equal to 4.76%. As of March 31, 2009, aggregate outstanding borrowings under the secured credit facilities included $958.3 million under the senior secured credit facility term loans, $142.0 million under the senior secured credit facility revolving line of credit and $250.0 million in borrowings under the junior secured credit facility term loans. Interest expense (including amortized deferred borrowing costs) related to our secured credit facilities, which included the term loans and revolving line of credit, for the three months ended March 31, 2009 was $15.9 million and for the year ended December 31, 2008 was $85.2 million. As of March 31, 2009, we were in compliance with all debt covenants related to the secured credit facilities, which consisted principally of maximum consolidated leverage and minimum interest coverage requirements.

We must repay the senior secured credit facility term loans as follows: (a) in two initial installments in the amount of $2,250,000 each on September 30, 2007 and December 31, 2007 (each of which installment payment has been made), (b) in twenty-five consecutive quarterly installments, beginning on March 31, 2008 and continuing through March 31, 2014, in the amount of $2,437,500 each (each of which installment payments through June 30, 2009 has been made) and (c) in a final installment on June 26, 2014 in an amount equal to the then outstanding principal balance of the senior secured credit facility term loans. We may repay borrowings under the senior secured credit facility revolving line of credit at any time, but in no event later than June 26, 2013. We must repay the entire junior credit facility term loans on June 26, 2015.

In August 2007, we entered into interest rate swap contracts, with an effective date of September 28, 2007, that fix our floating rate interest obligations under the secured credit facilities with respect to a total notional value of $350.0 million and have a maturity date of September 28, 2010. In January 2009, we entered into additional interest rate swap contracts, with an effective date of January 14, 2009, that fix our floating rate interest obligations under the secured credit facilities with respect to a total notional value of $500.0 million and have a maturity date of January 5, 2011.

We are required to make mandatory prepayments of the term loans and the revolving credit loans in various amounts under the secured credit facilities if we make certain sales of assets outside the ordinary course of business above certain thresholds, if we suffer certain property loss events above certain thresholds, if we issue certain types of debt, or if we have excess cash flow, as that term is defined in the secured credit facilities. We may make optional prepayments of the term loans under either secured credit facility from time to time without premium or penalty. Once repaid in full or in part, no reborrowings of the term loans under either secured credit facility may be made.

The senior secured credit facility term loans bear interest at a rate per annum of, at our option, either (a) the base rate, as defined in the secured credit facilities, plus 1.00%, or (b) LIBOR plus 2.00%. The borrowings pursuant to the revolving line of credit under the senior secured credit facility bear interest at a rate per annum of, at our option, either (a) the base rate plus an applicable margin, which varies between 0.75% and 1.25% depending on our consolidated leverage ratio, or (b) LIBOR plus an applicable margin, which varies between 1.75% and 2.25% depending on our consolidated leverage ratio. We are obligated to pay fees on the unused portion of our revolving line of credit at a rate per annum of 0.50%. The junior secured credit facility term loan bears interest at a rate per annum of, at our option, either (a) the base rate plus 3.25%, or (b) LIBOR plus 4.25%.

Under the secured credit facilities, we must comply with various customary financial and non-financial covenants. The primary financial covenants under the senior secured credit facility consist of a maximum consolidated leverage ratio, a minimum consolidated interest coverage ratio and a limit on capital expenditures. The primary financial covenants under the junior secured credit facility consist of a maximum consolidated leverage ratio and a limit on capital expenditures. The primary non-financial covenants under the secured credit facilities limit our ability to pay dividends or other distributions on our capital stock, to repurchase our capital stock, to conduct mergers or acquisitions, to make investments and loans, to incur future indebtedness, to place liens on assets, to prepay other indebtedness, to alter our capital structure and to sell assets. The non-financial covenants under both the senior secured credit facility and the junior secured credit facility are substantially similar, with the non-financial covenants under the junior secured credit facility providing us some increased flexibility in some respects.

The respective lender groups under the secured credit facilities are entitled to accelerate repayment of the loans under the respective secured credit facilities upon the occurrence of any of various customary events of default, which include, among other events, failure to pay when due any principal, interest or other amounts in respect of the loans, breach of any of our covenants (subject, in some cases, to certain grace periods) or representations under the loan documents, default under any other of our or our material subsidiaries’ significant indebtedness agreements, a bankruptcy or insolvency event with respect to us or any of our material subsidiaries, a significant unsatisfied judgment against us or any of our material subsidiaries, any exercise by P&G of its option to put its joint venture interest back to us if we are not then in pro forma compliance with our financial covenants under the secured credit facilities, or if we undergo a change of control (including any “fundamental change” or “termination of trading” event as defined under the indenture governing our senior subordinated convertible notes).

Borrowings under the secured credit facilities are guaranteed by us and substantially all of our United States subsidiaries and are secured by the stock of substantially all of our United States subsidiaries, portions of the stock of certain of our foreign subsidiaries, substantially all of the intellectual property rights of our United States subsidiaries and substantially all of the other assets of our businesses in the United States. Pursuant to the terms of an intercreditor agreement entered into at the closing of the secured credit facilities between the administrative agents for the respective lender groups under the secured credit facilities, the liens securing the loans and other obligations arising under senior secured credit facility are senior to the liens securing the loans and other obligations arising under the junior secured credit facility.

9.00% Senior subordinated notes due 2016

On May 12, 2009, we issued $400.0 million in aggregate principal amount of 9.00% senior subordinated notes due 2016, which we refer to as our senior subordinated notes, at an initial offering price of 96.865%.

The senior subordinated notes are our senior subordinated unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt, including the notes offered hereby. Our obligations under the senior subordinated notes and the indenture under which they were issued are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by certain of our domestic subsidiaries as provided in the indenture, and the subsidiary guarantors’ obligations under such guarantees are subordinated in right of payment to all of their existing and future senior debt, including the their guarantees of the notes offered hereby. The senior subordinated notes will mature on May 15, 2016, and bear interest at a rate of 9.00% per annum, payable on May 15 and November 15 of each year.

We may, at our option, redeem the senior subordinated notes, in whole or part, at any time (which may be more than once) on or after May 15, 2013, by paying the principal amount of the senior subordinated notes being redeemed plus a declining premium, plus accrued and unpaid interest to (but excluding) the redemption date. The premium declines from 4.50% during the twelve months on or after May 15, 2013 to 2.25% during the twelve months on or after May 15, 2014 to zero on and after May 15, 2015.

We may, at our option, at any time (which may be more than once) prior to May 15, 2012, redeem up to 35% of the senior subordinated notes (including any applicable senior subordinated notes issued after May 12, 2009) with money that we raise in certain qualifying equity offerings, so long as:

•	we pay 109.00% of the principal amount of the senior subordinated notes being redeemed, plus accrued and unpaid interest to (but excluding) the redemption date;

•	we redeem the senior subordinated notes within 90 days of completing such equity offering; and

•	at least 65% of the aggregate principal amount of the senior subordinated notes (including any senior subordinated notes issued after May 12, 2009) remains outstanding afterwards.

We may, at our option, at any time (which may be more than once) prior to May 15, 2013, redeem some or all of the senior subordinated notes by paying the principal amount of the senior subordinated notes being redeemed plus the payment of a make-whole premium, plus accrued and unpaid interest to (but excluding) the redemption date.

If a change of control occurs, subject to specified conditions, we must give holders of the senior subordinated notes an opportunity to sell the senior subordinated notes to us at a purchase price of 101% of the principal amount of the senior subordinated notes, plus accrued and unpaid interest to (but excluding) the date of the purchase.

If we or our subsidiaries engage in asset sales, we or they generally must either invest the net cash proceeds from such sales in our or their businesses within a specified period of time, prepay senior debt or make an offer to purchase a principal amount of the senior subordinated notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the senior subordinated notes will be 100% of their principal amount, plus accrued and unpaid interest.

The senior subordinated notes indenture provides that we and our subsidiaries must comply with various customary covenants. The covenants under the indenture limit, among other things, our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	pay dividends on our or their capital stock or redeem, repurchase or retire our or their capital stock or subordinated debt;

•	make certain investments;

•	create liens on our or their assets;

•	transfer or sell assets;

•	engage in transactions with our or their affiliates;

•	create restrictions on the ability of our or their subsidiaries to pay dividends or make loans, asset transfers or other payments to us and our subsidiaries;

•	issue capital stock of their subsidiaries;

•	engage in any business, other than our and their existing businesses and related businesses;

•	enter into sale and leaseback transactions;

•	incur layered indebtedness; and

•	consolidate or merge with any person (other than certain affiliates) or transfer all or substantially all of our assets or the aggregate assets of us and our subsidiaries.

These covenants are subject to important exceptions and qualifications, which are set forth in the senior subordinated notes indenture.

At any time the senior subordinated notes are rated investment grade, certain covenants will be suspended with respect to them.

3.00% Convertible senior subordinated notes due 2016

On May 14, 2007, we sold $150.0 million in principal amount of 3.00% convertible senior subordinated notes due May 15, 2016, which we refer to as our senior subordinated convertible notes, in a private placement to qualified institutional buyers pursuant to the terms of Securities Purchase Agreements dated May 9, 2007. The senior subordinated convertible notes pay interest semiannually at a rate of 3.00% per annum and were initially convertible into shares of our common stock at a conversion price of approximately $52.30 per share. At the initial conversion price, the senior subordinated convertible notes were convertible into an aggregate 2,868,120 shares of our common stock. On May 9, 2008, pursuant to the terms of the indenture governing the terms of the senior subordinated convertible notes, the conversion price was adjusted to $43.98. At the adjusted conversion price, the senior subordinated convertible notes are convertible into an aggregate 3,410,641 shares of our common stock.

We may not redeem the senior subordinated convertible notes prior to their stated maturity. In the event of certain fundamental changes, as defined in the indenture governing the senior subordinated convertible notes, we may be required to repurchase the senior subordinated convertible notes for cash at a price equal to 100% of the unconverted principal plus any accrued but unpaid interest. The senior subordinated convertible notes are subordinate in right of payment to the prior payment of our senior indebtedness, including the notes offered hereby and the secured credit facilities, and equal in right of payment to the senior subordinated notes. The senior subordinated convertible notes contain customary events of default entitling the trustee or the holders thereof to declare all amounts owed pursuant to the senior subordinated convertible notes immediately payable if we violate certain of our obligations.

As of March 31, 2009, $150.0 million in principal amount of the senior subordinated convertible notes was outstanding. Interest expense related to the senior subordinated convertible notes for the three months ended March 31, 2009, including amortized deferred borrowing costs, was $1.2 million and for the year ended December 31, 2008, was $5.0 million.

Description of Notes

General
The terms of our 7.875% Senior Notes due 2016, which we refer to as the “Notes,” are described below. Our debt securities are described generally in the accompanying prospectus. The following description of the particular terms of the Notes in this prospectus supplement overrides and supersedes in its entirety the description of the general terms and provisions of our debt securities included in the accompanying prospectus.
The Notes will be issued under an indenture dated as of August 11, 2009, between Inverness Medical Innovations, Inc., as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Indenture”), as supplemented by a supplemental indenture dated as of August 11, 2009, among Inverness Medical Innovations, Inc., as issuer, the Guarantors named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Supplemental Indenture”; the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all those terms, and you should review the Indenture and the Trust Indenture Act for a statement of the terms.
The following is a summary of the material provisions of the Indenture. It does not purport to be complete and does not restate the Indenture in its entirety. You are encouraged to read the Indenture because it, and not this description, defines your rights as holder of the Notes. A copy of the Indenture may be obtained as described under “Where You Can Find More Information” below.
You can find definitions of certain terms used in this description under the heading “—Certain Definitions.” As used below in this “Description of Notes” section, the “Issuer” means Inverness Medical Innovations, Inc., a Delaware corporation, and its successors, but not any of its subsidiaries, and “Notes” means the Notes described in this prospectus supplement that the Issuer will issue in this offering, along with any additional Notes issued under the Indenture.

Principal, Maturity and Interest
The Notes will mature on February 1, 2016. The Notes will bear interest at a rate of 7.875% per annum, payable semi-annually on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing on February 1, 2010, to holders of record at the close of business on the January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will be required to pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium and installments of interest, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes.
The Notes will be issued in registered form, without coupons, and in minimum denominations of $2,000 and integral multiples of $1,000.
An aggregate principal amount of Notes equal to $150,000,000 is being issued in this offering. Subject to compliance with the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” below, the Issuer may, without the consent of the Holders, create and issue additional Notes (“Additional Notes”) in an unlimited principal amount having identical terms and conditions to the Notes being issued in this offering, other than with respect to the date of issuance, the offering price, the principal amount and the date of the first payment of interest thereon. Any Additional Notes will rank equally with the Notes being issued in this offering and will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Methods of Receiving Payments on the Notes
If a Holder has given wire transfer instructions to the Issuer at least 10 Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Ranking of the Notes and the Guarantees
The Notes will be:

•	general unsecured obligations of the Issuer;

•	pari passu in right of payment with all existing and future senior indebtedness of the Issuer;

•	senior in right of payment to any existing or future indebtedness of the Issuer that is, by its terms, subordinated in right of payment to the Notes, including indebtedness arising under the Senior Subordinated Notes and the 2007 Convertible Notes;

•	unconditionally guaranteed by the Guarantors; see “—Guarantees of the Notes” below;

•	effectively subordinated to all existing and future secured indebtedness of the Issuer, including indebtedness arising under the secured Credit Facilities, to the extent of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future obligations of each of the Issuer’s Subsidiaries that is not a Guarantor.

Each Guarantee will be:

•	a general unsecured obligation of the Guarantor thereunder;

•	pari passu in right of payment with all existing and future senior indebtedness of that Guarantor;

•	senior in right of payment to any existing or future indebtedness of that Guarantor that is, by its terms, subordinated in right of payment to the Guarantee of that Guarantor, including indebtedness arising under that Guarantor’s guarantee of the Senior Subordinated Notes;

•	effectively subordinated to all existing and future secured indebtedness of that Guarantor, including indebtedness arising under the secured Credit Facilities, to the extent of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future obligations of each Subsidiary of that Guarantor that is not also a Guarantor.

Guarantees of the Notes
The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed by each Restricted Subsidiary that is a Domestic Subsidiary that guarantees any Indebtedness or other Obligation under any Credit Agreement; provided, however, that neither of the following shall be a Guarantor unless the Issuer so elects:
(a) SPDH, Inc.; and
(b) Diamics, Inc., until such time, if ever, that it becomes a Wholly-Owned Restricted Subsidiary.
Not all of our Subsidiaries will guarantee the Notes. Unrestricted Subsidiaries, Foreign Subsidiaries, the Subsidiaries named above, and Domestic Subsidiaries that do not guarantee any Indebtedness or other Obligation under the Credit Agreements will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. For the fiscal year ended December 31, 2008, our non-guarantor Subsidiaries had net revenues of approximately $499 million, or approximately 29.9% of our consolidated 2008 revenues, and operating income of approximately $13.2 million, or approximately 20.7% of our consolidated 2008 operating income. For the three months ended March 31, 2009, our non-guarantor Subsidiaries had net revenues of approximately $130.7 million, or approximately 29.4% of our consolidated revenues for that period, and operating income of approximately $16.8 million, or approximately 59.7% of our consolidated operating income for that period. As of March 31, 2009, our our non-guarantor Subsidiaries had assets of approximately $1,172 million, or approximately 19.9% of our consolidated assets. In addition, as of March 31, 2009, our non-guarantor Subsidiaries had total indebtedness and other liabilities of approximately $459.4 million, including trade payables but excluding intercompany liabilities. The foregoing information as for the year ended December 31, 2008, and as of and for the three months ended March 31, 2009, does not give pro forma effect to our proposed acquisition of Concateno plc described in this prospectus supplement or any acquisition we have made since such dates. Concateno plc will be a Foreign Subsidiary and will not guarantee the Notes. For additional information, see note 26 of the notes to our consolidated audited financial statements incorporated by reference in this prospectus supplement, note 19 of the notes to our consolidated unaudited financial statements incorporated by reference in this prospectus supplement, and “Risk Factors—Risks related to this offering” under the subheadings “—The notes are not secured by our assets or those of our guarantor subsidiaries” and “—Your right to receive payment on the notes will be structurally subordinated to the obligations of our non-guarantor subsidiaries.”
Under the circumstances described below under the subheading “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate some of our Subsidiaries as “Unrestricted Subsidiaries.” On the Issue Date, no Subsidiary will be an Unrestricted Subsidiary and all Subsidiaries of the Issuer will be Restricted Subsidiaries. The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Guarantee; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture, except for income of the Unrestricted Subsidiary to the extent any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries.

The Obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any guarantees under any Credit Facility (including any Credit Agreement) permitted under clause (1) of “—Certain Covenants—Limitations on Additional Indebtedness” and including such Guarantor’s guarantee of the Issuer’s obligations under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.
A Guarantor shall be released from its obligations under its Guarantee and the Indenture:
(1) in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by the Issuer and the Restricted Subsidiaries;
(2) if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or
(3) if such Guarantor does not guarantee any Indebtedness or other Obligation under any Credit Agreement (other than if such Guarantor no longer guarantees any Indebtedness or other Obligation under such Credit

Agreement as a result of payment under any guarantee of any such Indebtedness or other Obligation by such Guarantor); provided, however, that a Guarantor shall not be permitted to be released from its Guarantee if it is an obligor with respect to any Indebtedness or other Obligation that would not, under “—Certain Covenants—Limitations on Additional Indebtedness,” be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor.

Redemption

Optional redemption
Except as set forth below, the Notes may not be redeemed at the Issuer’s option prior to February 1, 2013. At any time on or after February 1, 2013, the Issuer, at its option, may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to but excluding the redemption date, if redeemed during the 12-month period beginning February 1 of the years indicated:

Year	Optional Redemption Price

2013	103.938%
2014	101.969%
2015 and thereafter	100.000%

Redemption with proceeds from equity offerings
At any time prior to August 1, 2012, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 107.875% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the date of redemption; provided, however, that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

Make-whole redemption
At any time prior to February 1, 2013, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount (or portion thereof) of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding, the date of redemption.

Mandatory redemption
The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Other acquisitions of notes
The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, in accordance with applicable securities laws, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption
In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, a redemption with proceeds from Qualified Equity Offerings or a make-whole redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate;

provided, however, partial redemption of Notes of any Holder may only be made of principal equal to $1,000 or integral multiples thereof (provided, however, that no Note will be purchased in part if such Note would have a remaining principal amount of less than $2,000). In addition, if a partial redemption is made pursuant to the provisions described in “—Redemption—Redemption with Proceeds from Equity Offerings,” selection of the Notes or portions thereof for redemption will be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depository), unless that method is otherwise prohibited.
Notice of redemption will be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at the Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to the applicable redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. The notice, if given in the manner provided above and in the Indenture, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest, if any, on the Notes to be redeemed) pursuant to the Indenture.

Change of Control
Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase all or any part (equal to $1,000 or an integral multiple thereof (provided, however, that no Note will be purchased in part if such Note would have a remaining principal amount of less than $2,000)) of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to but excluding the date of purchase.
Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the Holders a notice:
(1) describing the transaction or transactions that constitute the Change of Control;
(2) offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and
(3) describing the procedures that Holders must follow to accept the Change of Control Offer.
The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.
The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.
In the event that at the time of such Change of Control the terms of the Indebtedness under any Credit Agreement restrict or prohibit the purchasing of the Notes upon a Change of Control, then prior to mailing the notice described above to the Holders, but in any event within 30 days following any Change of Control, the Issuer must either repay in full the Indebtedness and terminate all commitments under the Credit Agreement that contains the prohibition or obtain the requisite consent of the applicable lenders to permit the purchase of Notes. The Issuer shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes upon a Change of Control or to send the notice pursuant to the provisions described above. The Issuer’s failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice described above to the Holders because the same is prohibited by the second preceding sentence) may (with notice and lapse of time) constitute an Event of Default described in clause (3) of the definition of “Event of

Default” below but shall not constitute an Event of Default described in clause (2) of the definition of “Event of Default” below.
Our existing Credit Agreements may prohibit us from purchasing any Notes, and also provide that some change of control events with respect to us would constitute a default under these Credit Agreements. Any future Credit Agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, if the Issuer does not obtain all required consents of our lenders to purchase the Notes or repay or refinance the borrowings that contain the prohibition, the Issuer will remain prohibited from purchasing Notes. In that case, our failure to obtain such consents or repay or refinance such borrowings so that we may purchase the Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreements and any such other Indebtedness.
The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.
The definition of “Change of Control” under the Indenture contains important exceptions for certain types of transactions. The occurrence of transactions within these exceptions would not constitute a “Change of Control” for purposes of the Indenture, and would therefore not trigger the Holders’ right to require the Issuer to purchase Notes as set forth above. The definition of “Change of Control” is set forth below under “—Certain Definitions.”
With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.
The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain Covenants
The Indenture contains, among others, the following covenants:

Limitations on additional indebtedness
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided, however, that the Issuer or any Restricted Subsidiary may incur additional Indebtedness, and the Issuer or any Restricted Subsidiary may incur Acquired Indebtedness, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

Notwithstanding the above, each of the following will be permitted to be incurred (the “Permitted Indebtedness”):
(1) Indebtedness of the Issuer or any Restricted Subsidiary under any Credit Facility (including any Credit Agreement) (including the issuance or creation of letters of credit and bankers’ acceptances thereunder) so long as the aggregate amount of all Indebtedness of the Issuer and its Restricted Subsidiaries (without duplication) at any time outstanding under all Credit Facilities (including all Credit Agreements) (excluding Hedging Obligations related to the Indebtedness thereunder) does not exceed the greater of (x) $1.75 billion, less the aggregate amount of Net Available Proceeds applied to repayments under the Credit Agreements in accordance with the covenant described under “—Limitations on Asset Sales,” and (y) 85% of the book value of the accounts receivable of the Issuer and the Restricted Subsidiaries plus 65% of the book value of inventory of the Issuer and the Restricted Subsidiaries, in each case calculated on a consolidated basis and in accordance with GAAP as of the last day of the last full fiscal quarter for which financial statements are available;
(2) the Notes being issued on the Issue Date and the related Guarantees;
(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above);
(4) Indebtedness of the Issuer or any Restricted Subsidiary under Hedging Obligations (i) entered into for bona fide purposes of hedging against fluctuations in interest rates with respect to Indebtedness under any Credit Facility (including any Credit Agreement) or (ii) entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation that are designed to protect against fluctuations in interest rates, foreign currency exchange rates and commodity prices, provided that if, in the case of either (i) or (ii), such Hedging Obligations are of the type described in clause (1) of the definition thereof, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;
(5) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary, provided that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);
(6) (i) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed), and (ii) Indebtedness of the Issuer or any Restricted Subsidiary consisting of reimbursement obligations with respect to commercial letters of credit and letters of credit issued to landlords, in each case in the ordinary course of business in an aggregate face amount not to exceed $10.0 million at any time;
(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness with respect thereto, in an aggregate outstanding amount not to exceed $50.0 million at any time;
(8) Indebtedness of the Issuer or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of incurrence;
(9) Indebtedness of the Issuer or any Restricted Subsidiary arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(10) (i) Capitalized Lease Obligations arising under Sale and Leaseback Transactions with respect to any of the real property currently owned by Biosite Incorporated or any of its Restricted Subsidiaries in San Diego, California or San Clemente, California, and Refinancing Indebtedness with respect thereto, in an aggregate outstanding amount for all such transactions under this clause (i) not to exceed $150.0 million at any time and (ii) Capitalized Lease

Obligations arising under any other Sale and Leaseback Transactions, and Refinancing Indebtedness with respect thereto, in an aggregate outstanding amount for all such transactions under this clause (ii) not to exceed $50.0 million at any time;
(11) guarantee Obligations of the Issuer or any of its Restricted Subsidiaries with respect to Indebtedness of the Issuer or any of its Restricted Subsidiaries;
(12) (i) Indebtedness incurred by the Issuer or any Restricted Subsidiary for the purpose of financing all or any part of the cost of, or in order to consummate, the acquisition of (x) Equity Interests of another Person engaged in the Permitted Business that becomes a Restricted Subsidiary, (y) all or substantially all of the assets of such a Person or a line of business, division or business unit within the Permitted Business by the Issuer or a Restricted Subsidiary, or (z) any other Permitted Business assets by the Issuer or a Restricted Subsidiary and (ii) Acquired Indebtedness incurred by the Issuer or any Restricted Subsidiary in connection with an acquisition by the Issuer or a Restricted Subsidiary; provided, however, that, in each of the foregoing cases, on the date of the incurrence of such Indebtedness or Acquired Indebtedness, after giving effect to the incurrence thereof and the use of any proceeds therefrom and otherwise determined on a pro forma basis for such transaction in accordance with the provisions set forth in the definition of “Consolidated Interest Coverage Ratio” in “—Certain Definitions” below, either:
(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception, or
(b) the Consolidated Interest Coverage Ratio would be greater than the Consolidated Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness;
(13) guarantees by the Issuer or any of its Restricted Subsidiaries of the performance by any Restricted Subsidiary of its obligations under the P&G JV Agreements or the joint venture agreement or other related agreements, instruments or documents relating to any other joint venture entered into by the Issuer of any of its Restricted Subsidiaries in compliance with the Indenture (for the avoidance of doubt this clause shall not be read to allow guarantees of Indebtedness of any joint venture or joint venture partner or their Affiliates);
(14) Refinancing Indebtedness incurred by the Issuer or any Restricted Subsidiary with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2), (3) or (12) or this clause (14) in this section;
(15) Indebtedness of any Foreign Restricted Subsidiary or of any Domestic Subsidiary that is not a Guarantor in an aggregate outstanding principal amount for all such Indebtedness at any time not to exceed $50.0 million; and
(16) any other Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate outstanding principal amount for all such Indebtedness not to exceed $50.0 million at any time.
For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify (and may later redivide and reclassify) such Indebtedness in more than one of the types of Indebtedness described in this covenant in any manner that complies with this covenant, except that Indebtedness incurred under any Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (1) above. Any item of Indebtedness entitled to be incurred pursuant to the Coverage Ratio Exception and classified by the Issuer within such type of Indebtedness shall retain such classification (and the amount thereof shall not be counted in the determination of the amount of Indebtedness under any of clauses (1) through (16) of this covenant notwithstanding that the Coverage Ratio Exception is not available at any later time). In addition, for purposes of determining any particular amount of Indebtedness under this covenant or any category of Permitted Indebtedness, guarantees, Liens, letter of credit obligations or other obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.
The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on

Disqualified Equity Interests of the Issuer in the form of additional shares of the same class of Disqualified Equity Interest (or in the form of Qualified Equity Interests) will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitations on layering indebtedness
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is or purports to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made contractually subordinate in right of payment to the Notes or the Guarantee, if any, of such Restricted Subsidiary to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be.
For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Restricted Subsidiary solely by virtue of being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them or by virtue of structural subordination.

Limitations on restricted payments
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:
(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;
(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or
(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (2) through (7), (8) (with respect to non-cash dividends only), (10) and (11) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):
(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus
(b) 100% of the aggregate net proceeds, including cash and the Fair Market Value of the equity of a Person or of assets used in or constituting a line of business, in each case which becomes or becomes owned by a Restricted Subsidiary, received by the Issuer from the issuance and sale of Qualified Equity Interests after the Issue Date, other than any such proceeds which are used to redeem Notes in accordance with the second paragraph under “Redemption—Redemption with Proceeds from Equity Offerings,” provided that the Issuer delivers to the Trustee:
(x) with respect to any equity or assets with a Fair Market Value in excess of $15.0 million, an Officers’ Certificate setting forth such Fair Market Value and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the Independent Directors approving such Fair Market Value; and
(y) with respect to any equity or assets with a Fair Market Value in excess of $50.0 million, the certificates described in the preceding clause (x) and a written opinion as to the Fair Market Value of such equity or assets received by the Issuer from the issuance and sale of such Qualified Equity Interests to the Issuer issued by an Independent Financial Advisor (which opinion may be in the form of a fairness opinion with respect to the transaction in which the equity or assets are acquired), plus
(c) 100% of the aggregate net cash proceeds received by the Issuer as contributions to the common or preferred equity (other than Disqualified Equity Interests) of the Issuer after the Issue Date, other than any such proceeds which are used to redeem Notes in accordance with the second paragraph under “—Redemption—Redemption with Proceeds from Equity Offerings,” plus
(d) the aggregate amount by which Indebtedness incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) of Indebtedness into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus
(e) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus
(f) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.
The foregoing provisions will not prohibit:
(1) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;
(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests (and any payment of cash in lieu of delivering fractional shares in connection therewith);
(3) the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests (and any payment of cash in lieu of delivering fractional shares in connection therewith) or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “—Limitations on Additional Indebtedness” covenant and the other terms of the Indenture;
(4) the redemption of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) upon their death, disability, retirement, severance or termination of employment or service; provided, however, that the aggregate cash consideration paid for all such redemptions shall not exceed $10.0 million during any calendar year;
(5) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represents a portion of the exercise price thereof;
(6) the redemption of any Indebtedness of the Issuer or any Restricted Subsidiary owing to any Restricted Subsidiary or the Issuer;
(7) upon the occurrence of a Change of Control and within 120 days after the completion of the offer to repurchase the Notes pursuant to the provisions of the Indenture described under “—Change of Control,” any redemption of Indebtedness of the Issuer required pursuant to the terms thereof;
(8) the payment by the Issuer of any dividend on shares of the Series B Preferred Stock, in accordance with the terms thereof set forth in the Issuer’s certificate of incorporation as in effect on the Issue Date (as may be modified thereafter in a manner not adverse to the Holders), whether paid in cash or Equity Interests (other than Disqualified Equity Interests);
(9) payments of dividends on Disqualified Equity Interests issued in compliance with the covenant described under “—Limitations on Additional Indebtedness”;

(10) payments made using any Net Proceeds Deficiency (as such term is defined in “—Limitations on Asset Sales” below); or
(11) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (11), does not exceed $50.0 million in the aggregate (with the amount of each Restricted Payment being determined as of the date made and without regard to subsequent changes in value);
provided, however, that (a) in the case of any Restricted Payment pursuant to clause (3)(b), (10) or (11) above, no Default shall have occurred and be continuing or will occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

Limitations on dividend and other restrictions affecting restricted subsidiaries
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(a) pay dividends or make any other distributions on or in respect of its Equity Interests;
(b) make loans or advances, or pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary; or
(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary; except for:
(1) encumbrances or restrictions existing under or by reason of applicable law;
(2) encumbrances or restrictions existing under the Indenture (including the Guarantees) and the Notes;
(3) non-assignment provisions or other restrictions on transfer contained in any lease, license or other contract;
(4) encumbrances or restrictions existing under agreements existing on the date of the Indenture (including any Credit Facility or Credit Agreement, and including the Senior Subordinated Notes Indenture) (with similar restrictions under any such agreement applicable to future Restricted Subsidiaries being permitted hereunder);
(5) encumbrances or restrictions under any Credit Facility (including any Credit Agreement) (including with regard to future Restricted Subsidiaries);
(6) restrictions on the transfer of assets subject to any Lien imposed by the holder of such Lien;
(7) restrictions on the transfer of assets imposed under any agreement to sell such assets to any Person pending the closing of such sale;
(8) encumbrances or restrictions under any instrument governing Acquired Indebtedness that are not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;
(9) encumbrances or restrictions under any other agreement entered into after the Issue Date that are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary (or any future Restricted Subsidiary) pursuant to agreements in effect on the Issue Date (including the Indenture, the Senior Subordinated Notes Indenture and the Credit Agreements);
(10) restrictions under customary provisions in partnership agreements, limited liability company organizational or governance documents, joint venture agreements, corporate charters, stockholders’ agreements, and other similar agreements and documents on the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(11) encumbrances or restrictions imposed under Purchase Money Indebtedness on the assets acquired that are of the nature described in clause (c) above, provided such Purchase Money Indebtedness is incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness”;
(12) restrictions of the nature described in clause (c) above contained in any security agreement or mortgage securing Indebtedness or other obligations of the Issuer or any Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreement or mortgage; and
(13) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such encumbrances or restrictions are, in the good faith judgment of the Issuer, no more materially restrictive, taken as a whole, than those in effect prior to such amendment or refinancing.

Limitations on transactions with affiliates
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:
(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and
(2) the Issuer delivers to the Trustee:
(a) with respect to any Affiliate Transaction involving aggregate value expended by the Issuer or any Restricted Subsidiary in a consecutive twelve-month period in excess of $15.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the Independent Directors approving such Affiliate Transaction; and
(b) with respect to any Affiliate Transaction involving aggregate value expended by the Issuer or any Restricted Subsidiary in a consecutive twelve-month period of $50.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.
The foregoing restrictions shall not apply to:
(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries, provided in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;
(2) director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and insurance arrangements;
(3) the entering into of any tax sharing agreement, or the making of payments pursuant to any such agreement, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Issuer and the Subsidiaries are not materially in excess of the tax liabilities that would have been payable by them on a stand-alone basis;
(4) any Permitted Investments;

(5) Restricted Payments which are made in accordance with the covenant described above under “—Limitations on Restricted Payments” (including payments and transactions that would constitute Restricted Payments but for the exclusions in clauses (1) and (2) of the definition thereof);
(6) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests (and any payments of cash in lieu of delivering fractional shares in connection therewith);
(7) the sale to an Affiliate of the Issuer of Equity Interests of the Issuer that do not constitute Disqualified Equity Interests, and the sale to an Affiliate of the Issuer of Indebtedness (including Disqualified Equity Interests) of the Issuer in connection with an offering of such Indebtedness in a market transaction and on terms substantially identical to those of other purchasers in such market transaction who are not Affiliates;
(8) any transaction with a joint venture in which the Issuer or a Restricted Subsidiary is a joint venturer and no other Affiliate is a joint venturer, or with any Subsidiary thereof or other joint venturer therein, pursuant to the joint venture agreement or related agreements for such joint venture, including any transfers of any equity or ownership interests in any such joint venture to any other joint venturer therein pursuant to the performance or exercise of any rights or obligations to make such transfer under the terms of the agreements governing such joint venture; or
(9) without limiting clause (8) immediately above, (a) any transaction with a P&G JV Company or any Subsidiary or member thereof pursuant to the P&G JV Agreements or (b) any other transactions with a P&G JV Company or any Subsidiary or member thereof for the manufacturing, packaging, supply or distribution of products or materials, or the provision of other administrative or operational services (whether on a transitional or ongoing basis), solely with respect to the consumer diagnostic business, so long as, with respect to this clause (b), the charges for manufacturing such products are on a “cost-plus” basis.
The foregoing restrictions in clause (2) of the first paragraph of this covenant shall not apply to ordinary course transactions between the Issuer or any Restricted Subsidiary and an Unrestricted Subsidiary.

Limitations on liens
The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever (other than Permitted Liens) against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, in each case securing an obligation that ranks pari passu in right of payment with, or that is subordinated in right of payment to, the Notes or any Guarantee, unless contemporaneously therewith:
(1) in the case of any Lien securing an obligation that ranks pari passu in right of payment with the Notes or any Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and
(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on asset sales
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:
(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2) at least 75% (or, solely in the case of any Asset Sale to create any Health Management Joint Venture, 50%) of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.
For purposes of clause (2) (and not for purposes of determining the Net Available Proceeds with respect to the application and purchase offer provisions in this covenant), the following shall be deemed to be cash:
(a) the amount (without duplication) of any Indebtedness of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is released by the holder of such Indebtedness;
(b) the amount of any obligations received from such transferee that are within 180 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received);
(c) the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii); and
(d) the Fair Market Value of any Equity Interests for which the Issuer or such Restricted Subsidiary has a contractual right to require the registration of such Equity Interests under the Securities Act or the applicable securities laws of the jurisdiction in which such Securities are listed on a Major Foreign Exchange (“Designated Non-Cash Consideration”); provided, however, that no consideration received in an Asset Sale will constitute Designated Non-Cash Consideration if and to the extent that the classification of such consideration as Designated Non-Cash Consideration would cause the aggregate amount of all such Designated Non-Cash Consideration outstanding at that time to exceed 2.5% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
If at any time any non-cash consideration (including any Designated Non-Cash Consideration) received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.
If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 360 days following the consummation thereof, apply all or any (or, in the Issuer’s discretion, none) of the Net Available Proceeds therefrom to:
(1) repay (i) Indebtedness under any Credit Facility (including any Credit Agreement), (ii) other Indebtedness (other than Subordinated Indebtedness) of the Issuer or any Restricted Subsidiary that is secured by a Lien permitted by clause (14) or (27) of the definition of “Permitted Liens,” or (iii) Indebtedness of a Restricted Subsidiary that is not a Guarantor (so long as the assets subject to such Asset Sale are assets of a Subsidiary that is not a Guarantor), and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, in each case if and to the extent permitted under the terms of such Indebtedness;
(2) repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or
(3) (a) invest all or any part of the Net Available Proceeds thereof in assets (other than securities), including expenditures for research and development activities, to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (b) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (c) a combination of (a) and (b).
The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.” The Issuer or such Restricted Subsidiary may repay Indebtedness under a revolving Credit Facility during the 360 days following the consummation of such Asset Sale without effecting a permanent reduction in the availability under such revolving credit facility, pending application of such proceeds pursuant to clause (1), (2) or (3) above or their use as Excess Proceeds in accordance with the next paragraph, and such repayment shall not be considered an application of Net Available Proceeds for purposes of this paragraph; provided, however, that, if such Net Available Proceeds are not applied after 360 days for any purpose other than the repayment of a revolving credit facility, a permanent reduction in the availability under such revolving credit facility shall then be required in order for such repayment to be considered an application of Net Available Proceeds for purposes of this paragraph.
When the aggregate amount of Excess Proceeds equals or exceeds $50.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Pari Passu Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:
(1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, on a pro rata basis (or on as nearly a pro rata basis as is practicable) in proportion to the respective principal amounts of the Notes and such other Pari Passu Indebtedness required to be redeemed, the maximum principal amount of Notes (in each case in whole in a principal amount of $1,000 or integral multiples thereof; provided, however, that no Note will be purchased in part if such Note would have a remaining amount of less than $2,000) and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;
(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;
(3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis (or on as nearly a pro rata basis as is practicable); and
(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.
To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture, and the amount of Excess Proceeds with respect to such Net Proceeds Offer shall be deemed to be zero.
The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the covenant described under “—Limitations on Asset Sales,” the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described under “—Limitations on Asset Sales” by virtue of this compliance.

Limitations on designation of unrestricted subsidiaries
The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:
(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “—Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date less, for this purpose, the amount of any intercompany loan from the Issuer or any Restricted Subsidiary to such Subsidiary that was treated as a Restricted Payment.
No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:
(1) has no Indebtedness other than Non-Recourse Debt;
(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;
(3) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and
(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary in excess of $25.0 million in the aggregate, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under “—Limitations on Restricted Payments.”
If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitations on Additional Indebtedness” above, or the Lien is not permitted under the covenant described under “—Limitations on Liens” above, the Issuer shall be in default of the applicable covenant.
The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:
(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and
(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.
All Designations and Redesignations must be evidenced by (1) resolutions of the Board of Directors of the Issuer, and (2) an Officer’s Certificate certifying compliance with the foregoing provisions, in each case delivered to the Trustee.

Limitations on sale and leaseback transactions
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided, however, that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:
(1) the Issuer or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under “—Limitations on Additional Indebtedness” and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under “—Limitations on Liens”;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and
(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under “—Limitations on Asset Sales.”

Limitations on the issuance or sale of equity interests of restricted subsidiaries
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) by any Wholly-Owned Restricted Subsidiary to the Issuer or any Restricted Subsidiary, (2) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, at Fair Market Value, or (3) to the extent such shares represent directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Wholly-Owned Restricted Subsidiary. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this covenant but is subject to the covenant described under “—Limitations on Asset Sales.”

Limitations on mergers, consolidations, etc.
The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into any other Person (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s name or jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) to any other Person or (b) effect a Plan of Liquidation unless, in either case:
(1) either (x) the Issuer will be the surviving or continuing Person or (y) the Person formed by or surviving such consolidation or merger (if not the Issuer) or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer under the Notes and the Indenture;
(2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(y) above, if applicable, and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and
(3) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Issuer, immediately after giving effect to such transaction and the assumption of the obligations set forth in clause (1)(y) above, if applicable, and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) either (i) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Consolidated Interest Coverage Ratio of the Issuer or the Successor, as the case may be, determined on a pro forma basis for such transaction, would not be lower than the Consolidated Interest Coverage Ratio of the Issuer immediately prior to such transaction.
For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.
Except as provided under the caption “—Guarantees of the Notes,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Issuer or another Guarantor), whether or not affiliated with such Guarantor, unless:
(1) either:
(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in the form of Exhibit B attached to the Indenture, all of the obligations of such Guarantor under the Guarantee of such Guarantor and the Indenture; and
(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.
For purposes of this covenant, the sale, lease, transfer, conveyance or other disposition or assignment of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Issuer.
Except as provided under the caption “—Guarantees of the Notes,” upon any consolidation, combination or merger of the Issuer or a Guarantor, or any sale, lease, transfer, conveyance or other disposition or assignment of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor or continuing guarantor, as the case may be, under the Notes or its Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the entity to which the sale, lease, transfer, conveyance or other disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Guarantee with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor, and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Guarantee, if applicable.
Notwithstanding the foregoing, any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary.

Additional guarantees
If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary acquires or creates a Domestic Subsidiary that guarantees any Indebtedness or other Obligation under any Credit Agreement (other than a Subsidiary that has been designated an Unrestricted Subsidiary), (b) any Unrestricted Subsidiary that is a Domestic Subsidiary that guarantees any Indebtedness or other Obligation under any Credit Agreement is redesignated a Restricted Subsidiary, or (c) if the proviso in the definition of “Domestic Subsidiary” shall cease to apply with respect to Inverness Medical Investments, LLC, BBI Research, Inc. or Seravac USA Inc. such that any such Subsidiary shall become a Domestic Subsidiary (and provided that such Domestic Subsidiary is a Restricted Subsidiary and guarantees any Indebtedness or other Obligations under any Credit Agreement), then, in each such case, the Issuer shall cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B attached to the Indenture, pursuant to which such Restricted Subsidiary shall unconditionally and irrevocably guarantee all of the Issuer’s obligations under the Notes and the Indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

Conduct of business
The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

SEC reports
Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, cause the Trustee to furnish to the Holders, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system, including the Interactive Data Electronic Applications System), within the time periods (including any extensions thereof) applicable to (or that would be applicable to) the Issuer under the SEC’s rules and regulations:
(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q or 10-K (or any successor forms), as the case may be, if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent accountants; and
(2) all current reports that would be required to be filed with the SEC on Form 8-K (or any successor form) if the Issuer were required to file these reports.
In addition, whether or not required by the SEC’s rules and regulations, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods applicable to the Issuer under Section 13(a) or 15(d) of the Exchange Act (unless the SEC will not accept the filing, in which case the Issuer shall make the information available to securities analysts and prospective investors upon request). The Issuer also shall comply with the other provisions of Trust Indenture Act § 314(a).

Suspension of covenants
If during any period of time following the issuance of the Notes that (i) the Notes have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if both will not make a rating on the Notes publicly available, from a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer that will be substituted for Moody’s or S&P or both, as the case may be (Moody’s, S&P or such other agency or agencies, as the case may be, the “Rating Agencies”), an equivalent rating by such other agency or agencies, as the case may be (any such rating, an “Investment Grade Rating”), and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the covenants described above under the following headings:
(1) ‘‘—Limitations on Additional Indebtedness”
(2) ‘‘—Limitations on Restricted Payments”
(3) ‘‘—Limitations on Dividend and other Restrictions Affecting Restricted Subsidiaries”
(4) ‘‘—Limitations on Transactions with Affiliates”
(5) ‘‘—Limitations on Asset Sales”
(6) ‘‘—Limitations on Sale and Leaseback Transactions” and
(7) clause (3) under “—Limitations on Mergers, Consolidations, Etc.”
(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Net Available Proceeds with respect to any applicable Asset Sale will be set at zero at such date (the “Suspension Date”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating or a Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, but only with respect to events after the Reversion Date. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.
On the Reversion Date, all Indebtedness incurred during the Suspension Period will be subject to the covenant described above under the caption “—Limitations on Additional Indebtedness.” To the extent such Indebtedness would not be so permitted to be incurred pursuant to the covenant described below under the caption

“—Limitations on Additional Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the definition of “Permitted Indebtedness.”
Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described above under the caption “—Limitations on Restricted Payments” will be made as though such covenant had been in effect from the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will be deemed to have been permitted but will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described below under the caption “—Limitations on Restricted Payments.”
During a Suspension Period, the Issuer may not designate a Subsidiary as an Unrestricted Subsidiary under the covenant described under the caption “—Limitations on Designation of Unrestricted Subsidiaries.”
Notwithstanding the foregoing, neither (a) the continued existence, after the Reversion Date, of facts and circumstances or obligations that occurred, were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any Suspended Covenant set forth in the Indenture or cause a Default thereunder, provided that (1) the Issuer and the Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by the applicable Rating Agency below an Investment Grade Rating and (2) the Issuer reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade.

Events of Default
Each of the following is an “Event of Default”:
(1) failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 consecutive days;
(2) failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase, if required);
(3) failure by the Issuer to comply with any other agreement or covenant in the Indenture and the continuance of any such failure for 60 consecutive days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding (except in the case of a default with respect to the covenant described under “—Limitations on Mergers, Consolidations, Etc.” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);
(4) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:
(a) is caused by a failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) principal on such Indebtedness, or
(b) results in the acceleration of such Indebtedness prior to its express final maturity, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $50.0 million or more;
(5) entry by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary of one or more final judgments or orders for the payment of money that exceed $50.0 million in the aggregate (net of amounts covered by insurance or bonded) and such judgments or orders have not been satisfied, stayed, annulled or rescinded within 60 days of entry (or such longer period as may be permitted for timely appeal under applicable law);

(6) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(a) commences a voluntary case,
(b) consents to the entry of an order for relief against it in an involuntary case,
(c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or
(d) makes a general assignment for the benefit of its creditors;
(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(a) is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,
(b) appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or
(c) orders the liquidation of the Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or
(8) (a) the Guarantee of any Significant Subsidiary (i) ceases to be in full force and effect (other than in accordance with the terms of the Indenture (including such Guarantee)) or (ii) is declared null and void and unenforceable or found to be invalid, and such circumstance or event remains uncured for a period of 30 days, or (b) any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture (including such Guarantee)).
If an Event of Default (other than an Event of Default specified in clause (6) or (7) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable, which notice shall specify each applicable Event of Default and that it is a “notice of acceleration” (an “Acceleration Notice”). Upon proper delivery of an Acceleration Notice, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately, but, in any case, only if one or more of the Events of Default specified in such Acceleration Notice are then continuing; provided, however, that after such declaration of acceleration, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances and on behalf of all the Holders, rescind and annul such declaration of acceleration and its consequences if all existing Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (6) or (7) with respect to the Issuer occurs, all outstanding Notes shall become immediately due and payable without any further action or notice.
The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes or, if later, after a responsible officer of the Trustee has knowledge of such Default, give the Holders notice of all uncured Defaults thereunder of which it received written notice; provided, however, that, except in the case of a Default in payment with respect to the Notes or a Default in complying with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee will be protected in withholding such notice if and so long as the board of directors, the executive committee or a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.
No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:
(1) has failed to act for a period of 60 consecutive days after receiving written notice of a continuing Event of Default from such Holder and a request to act by Holders of at least 25% in aggregate principal amount of the outstanding Notes;
(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.
However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).
The Issuer and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance
The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes and the Guarantees (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and the Guarantees, except as to:
(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below;
(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;
(3) the rights, powers, trust, duties, and immunities of the Trustee under the Indenture and the Issuer’s obligation in connection therewith; and
(4) the Legal Defeasance provisions of the Indenture.
In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of each of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, funds in Dollars or U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify to the Trustee whether the Notes are being defeased to such stated date for payment or to a particular redemption date, as the case may be, and the Issuer must specify to the Trustee whether the Notes are being defeased to such stated date for payment or particular redemption date and the Holders must have a valid, perfected, exclusive security interest in such trust;
(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:
(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;
(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);
(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under (other than a default resulting solely from the borrowing of funds to be applied to such deposit and the grant of any Lien on such deposit in favor of the Trustee and/or the Holders), any Credit Agreement or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;
(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others; and
(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, stating, in the case of the Officers’ Certificate, that the conditions provided for in clauses (1) through (6) of this paragraph have been complied with and stating, in the case of the opinion of counsel, that clause (1) (with respect to the validity and perfection of the security interest) and the conditions provided for in clause (2) or (3), as applicable, and clause (5) of this paragraph have been complied with.
Notwithstanding anything to the contrary herein, the borrowing of funds to be applied to any deposit, and the grant of any Lien securing such borrowing, in order to effect any Legal Defeasance or Covenant Defeasance will not constitute a Default under the Indenture.
If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Issuer’s obligations and the obligations of the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge
The Indenture and the Guarantees will be discharged and will cease to be of further effect as to all outstanding Notes when either:
(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation; or
(2) (a) all Notes that have not been delivered to the Trustee for cancellation either (i) have become due and payable by reason of the mailing of a notice of redemption as described in “—Redemption” or otherwise or (ii) will become due and payable within one year, and in each of the foregoing cases the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders funds in Dollars or U.S. Government Obligations in amounts sufficient (without reinvestment) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation to the date of maturity or redemption,

(b) the Issuer or any Guarantor has paid or caused to be paid all other sums payable by the Issuer under the Indenture,
(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and
(d) the Holders have a valid, perfected, exclusive security interest in this trust.
In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange
A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed, (2) to register the transfer of or exchange any Note selected for redemption or (3) to register the transfer or exchange of a Note between a record date for the payment of interest and the next succeeding interest payment date.
The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Notes for all purposes.
The Notes will be initially issued in the form of one or more global notes in registered form and deposited with the Trustee as custodian for the Depository.

Amendment, Supplement and Waiver
Subject to certain exceptions, the Indenture (including the Guarantees) or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in aggregate principal amount of the Notes then outstanding; provided, however, that without the consent of each Holder affected, no amendment or waiver may:
(1) reduce the principal, or change the stated maturity of any Note;
(2) reduce the rate or extend the time for payment of interest on any Note;
(3) reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions relating to the purchase of Notes described above under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);
(4) make the principal of or interest, if any, on any Note payable in money or currency other than that stated in the Notes;
(5) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or the Guarantees in a manner that adversely affects the Holders in any material respect;
(6) release any Guarantor which is a Significant Subsidiary from any of its obligations under its guarantee or Indenture other than as provided in the Indenture;

(7) waive a Default in the payment of principal of or interest on any Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the outstanding Notes as provided in the Indenture and a waiver of the payment Default that resulted from such acceleration);
(8) impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor;
(9) reduce the principal amount of outstanding Notes whose Holders must consent to an amendment, supplement or waiver to or under the Indenture (including the Guarantees) or the Notes; or
(10) make any change in (a) certain provisions of the Indenture relating to the right of Holders to receive payments when due or (b) these amendment or waiver provisions.
Notwithstanding the foregoing, the Issuer, the Guarantors and the Trustee, together, may amend or supplement the Indenture, the Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the Issuer’s assets, to add Guarantees with respect to the Notes, to release any Guarantor from its Guarantee or any of its other obligations under the Indenture (to the extent permitted by the Indenture), to make any change that would provide any additional rights or benefits to the Holders or that adds covenants of the Issuer or any Guarantor for the benefit of the Holders, to surrender any right or power conferred upon the Issuer or any Guarantor, to make any change that does not materially adversely affect the rights of any Holder, to maintain the qualification of the Indenture under, or otherwise comply with, the Trust Indenture Act, to conform the text of the Indenture or the Notes to any provision of this “Description of Notes” section of this prospectus supplement to the extent that such provision in this “Description of Notes” section was intended to be a substantially verbatim recitation of a provision of the Indenture or the Notes, or to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes and to add or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee.

No Personal Liability of Directors, Officers, Employees, Stockholders, Members or Managers
No director, officer, employee, incorporator, stockholder, member or manager of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Guarantee or the Indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee
The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.
The Holders of at least a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, subject to certain exceptions. The Indenture provides that, in case a Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder offers to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law
The Indenture (including the Guarantees) and the Notes will be, as the case may be, governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

Certain Definitions
Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“2007 Convertible Notes” means those certain 3% convertible senior subordinated notes due 2016 in the aggregate principal amount of $150.0 million issued by the Issuer to certain holders thereof under that certain Indenture between the Issuer and U.S. Bank Trust National Association, as trustee, dated as of May 14, 2007.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into, or consolidated with, the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of any Person or any asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger, consolidation or acquisition.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “—Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlling,” “controlled by,” and “under common control” shall have correlative meanings.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to the principal amount of any Note to be redeemed on any redemption date, the greater of:

(1) 1.0% of the principal amount (or portion thereof) of such Note to be redeemed; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note (or portion of the principal amount thereof to be redeemed) at February 1, 2013 (such redemption price being set forth in the table appearing above in “—Redemption—Optional Redemption”), plus (ii) all required interest payments due on such Note (or portion of the principal amount thereof to be redeemed) through February 1, 2013 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount (or portion thereof) of such Note to be redeemed.

“asset” means any asset or property.

“Asset Acquisition” means:

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer; or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, conveyance, transfer, lease, assignment, license or other disposition on or after the Issue Date by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(3) Permitted Investments, Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitations on Restricted Payments” and transfers that would constitute Restricted Payments but for the exclusions in clauses (1) and (2) of the definition thereof; provided, however, that any sale, conveyance, contribution, transfer, lease, assignment, license or other disposition of assets by the Issuer or any of its Restricted Subsidiaries to any Health Management Joint Venture pursuant to clause (13) of the definition of “Permitted Investments” in connection with the creation thereof shall be deemed to be an “Asset Sale” for purposes of this definition;

(4) the creation or realization of any Permitted Lien;

(5) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or the Restricted Subsidiaries;

(6) any license of intellectual property not otherwise in the ordinary course of business, other than the license of all or substantially all of the rights associated with any intellectual property owned or controlled by the Issuer or any of the Restricted Subsidiaries if (i) such rights are used or could be used in a line of business then being conducted by the Issuer or any of the Restricted Subsidiaries and such rights and line of business are material to the business of the Issuer and the Restricted Subsidiaries taken as a whole, as reasonably determined by the Issuer, (ii) such license is for all or substantially all of the remaining contractual or useful life of such intellectual property, whichever is shorter, determined as of the date such license is granted, and (iii) the Fair Market Value of such license, together with that of any other such licenses meeting the criteria in clauses (i) and (ii) (with the Fair Market Value of any such license being determined at the time thereof and without regard to subsequent changes in value), exceeds $25.0 million in any fiscal year of the Issuer; and

(7) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed, in the aggregate with all other such transactions or series of related transactions (with the Fair Market Value of any such transaction being determined at the time thereof and without regard to subsequent changes in value), $25.0 million in any fiscal year of the Issuer.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing, or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in The City of New York, New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable obligations with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or issued by any agency or instrumentality thereof and the full faith and credit of the United States of America is pledged in support thereof;

(2) any marketable direct obligations issued by any other agency of the United States of America, any State of the United States of America or the District of Columbia, or any political subdivision of any such state or instrumentality thereof, in each case having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million;

(4) commercial paper maturing no more than one year from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(5) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (3) above;

(6) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above; and

(7) other short-term investments utilized by any Foreign Subsidiary in accordance with normal investment practices for cash management, and other investments by Foreign Subsidiaries in or with foreign obligors that, in the reasonable judgment of the Issuer, are of a credit quality comparable to those listed in clauses (1) through (6) above.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act (except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Issuer’s Board of Directors (together with any new directors whose election to the Issuer’s Board of Directors or whose nomination for election by the Issuer’s stockholders was approved by a vote of at least a majority of the directors of the Issuer then still in office either who were directors of the Issuer at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Issuer’s Board of Directors;

(3) consummation of (a) any share exchange, consolidation or merger of the Issuer or series of such related transactions (excluding a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s name or jurisdiction of incorporation) or (b) any sale, lease or other transfer, in one transaction or a series of related transactions, of all or substantially all of the consolidated assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” or “group” within the meaning thereof in Section 13(d) of the Exchange Act, other than one or more of the Wholly-Owned Restricted Subsidiaries; provided, however, that a transaction described in foregoing clause (a) or (b) where the holders of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the continuing, surviving or resulting entity or the transferee immediately after such event shall not be a Change of Control; or

(4) the Issuer shall adopt a Plan of Liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

Notwithstanding anything herein to the contrary, neither the creation by the Issuer or any of its Subsidiaries of any Health Management Joint Venture nor the sale, conveyance, contribution, transfer, lease, assignment, license or other disposition by the Issuer or any of its Subsidiaries of any Health Management Business assets to any such Health Management Joint Venture in connection with such creation shall constitute a Change of Control for purposes of clause (3)(b) of this definition, so long as (i) the holders of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer immediately after such transaction and (ii) on the date of such transaction, after giving effect to such transaction, the Consolidated Total Leverage Ratio would be less than or equal to 4.0 to 1.0.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of:

(1) Consolidated Net Income; plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense, and

(e) all other non-cash items reducing Consolidated Net Income for such period, including any stock-based compensation expense,

in each case determined on a consolidated basis in accordance with GAAP; minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income (including the reversal of accruals or reserves for charges that increased

Consolidated Net Income at any time during the Four-Quarter Period ending on the Issue Date or thereafter) for such period; minus

(4) cash disbursements in respect of previously accrued or reserved items increasing Consolidated Cash Flow in that or prior periods.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of (x) Consolidated Cash Flow during the Four-Quarter Period ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to (y) Consolidated Interest Expense for such Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or the redemption of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, issuance, redemption or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first (1st) day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Acquired Indebtedness) occurred on the first (1st) day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication:

(1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness;

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings;

(3) the net costs associated with Hedging Obligations;

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses (other than the write-off of deferred debt issuance costs resulting from the initial offering of the Notes);

(5) the interest portion of any deferred payment obligations;

(6) all other non-cash interest expense;

(7) capitalized interest;

(8) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal;

(9) all interest payable with respect to discontinued operations; and

(10) all interest on any Indebtedness of any other Person guaranteed by the Issuer or any Restricted Subsidiary.

Consolidated Interest Expense shall be calculated after giving effect to Hedging Obligations (including associated costs) described in clause (1) of the definition of “Hedging Obligations,” but excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6) any gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) any unrealized gains and losses with respect to Hedging Obligations;

(8) any extraordinary, unusual or nonrecurring gain, charges and losses (including all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Equity Interests or warrants or options to purchase Equity Interests), and the related tax effects according to GAAP;

(9) any acquisition-related expenses expensed in accordance with Statement of Financial Accounting Standards No. 141(R) promulgated by the Financial Accounting Standards Board (“SFAS 141(R)”) and any gains or losses on any earn-out payments, contingent consideration or deferred purchase price in conjunction with any Asset Acquisition determined in accordance with SFAS 141(R);

(10) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(11) any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by the Issuer or any Restricted Subsidiary in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP; and

(12) inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisition transactions.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(e) of the first paragraph under “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (15) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

“Consolidated Secured Debt” means all Secured Indebtedness, without duplication, that is Indebtedness of a type described in clause (1), (2), (3), (4)(i), (5), (6), (7), (8) or (9) of the definition thereof, in each case of the Issuer and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP and treating any commitment to provide any Indebtedness under a revolving credit facility as though such commitment were fully drawn.

“Consolidated Secured Leverage Ratio” means the ratio of (x) Consolidated Secured Debt as of the last day of the most recent fiscal quarter of the Issuer for which financial statements are available ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio (the “Secured Transaction Date”) to (y) Consolidated Cash Flow for the Four-Quarter Period ending on or prior to the Secured Transaction Date. In addition to and without limitation of the foregoing, for purposes of this definition,

“Consolidated Secured Debt” and “Consolidated Cash Flow” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or the redemption of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Secured Transaction Date, as if such incurrence, issuance, redemption or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first (1st) day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring any secured Acquired Indebtedness, and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with or attributable to any such Asset Sale or Asset Acquisition or the assets which are the subject of any such Asset Sale or Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Secured Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Acquired Indebtedness) occurred on the first (1st) day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Total Assets” means, at any time of determination, the consolidated total assets of the Issuer and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the most recent date for which financial statements of the Issuer are then available.

“Consolidated Total Debt” means all Indebtedness of a type described in clause (1), (2), (3), (4)(i), (6), (7) or (9) of the definition thereof and all guarantee Obligations with respect to any such Indebtedness of another Person, in each case of the Issuer and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means the ratio of (x) Consolidated Total Debt as of the last day of the most recent fiscal quarter of the Issuer for which financial statements are available ending on or prior to the date of the Health Management Joint Venture transaction giving rise to the need to calculate the Consolidated Total Leverage Ratio (the “HMJV Transaction Date”) to (y) Consolidated Cash Flow for the Four-Quarter Period ending on or prior to the HMJV Transaction Date. In addition to and without limitation of the foregoing, for purposes of this definition, (i) there shall deducted from “Consolidated Total Debt” in the calculation thereof the amount of all cash and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries as consideration in connection with the relevant Health Management Joint Venture transaction and not applied by the Issuer or any of its Restricted Subsidiaries on the HMJV Transaction Date to repay Indebtedness of the Issuer or any of its Restricted Subsidiaries of any type included within the definition of “Consolidated Total Debt”, and (ii) “Consolidated Total Debt” and “Consolidated Cash Flow” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or the redemption of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the HMJV Transaction Date, as if such incurrence, issuance, redemption or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first (1st) day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including any Asset Sale constituting a Health Management Joint Venture transaction described in the last paragraph of the definition of “Change of Control” above giving rise to the need to make such calculation, also including any Asset Acquisition resulting in the Issuer or any Restricted Subsidiary incurring any Acquired Indebtedness, and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with or attributable to any such Asset Sale or Asset Acquisition or the assets which are the subject of any such Asset Sale or Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the HMJV Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Acquired Indebtedness) occurred on the first (1st) day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

“Credit Agreements” means the First Lien Credit Agreement and the Second Lien Credit Agreement, and “Credit Agreement” means the First Lien Credit Agreement or the Second Lien Credit Agreement.

“Credit Facilities” means, with respect to the Issuer or any Subsidiary, one or more debt facilities (including any Credit Agreement) or commercial paper facilities with banks or institutional or other similar lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other similar debt financing arrangements, in each case, as amended, restated, supplemented, modified, extended, renewed, refunded, replaced, refinanced or otherwise restructured (including any increase in the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depository” means The Depository Trust Company, New York, New York, or a successor thereto that is a clearing agency registered under the Exchange Act or other applicable statute or regulation.

“Designation” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof (but excluding redemption at the option of such Person), or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests (other than the payment of cash in lieu of delivery of fractional shares of Equity Interests), and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests (other than the payment of cash in lieu of delivery of fractional shares of Equity Interests); provided further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change of control or an asset disposition occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset disposition provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively; provided further, however, in no event shall the Series B Preferred Stock on the terms thereof existing on the Issue Date (or any other Preferred Stock issued by the Issuer on substantially similar terms with regard to the foregoing matters in this definition) be deemed to be Disqualified Equity Interests.

“Dollars” and “$” means the currency of The United States of America.

“Domestic Subsidiary” means any Subsidiary of the Issuer that is not a Foreign Subsidiary; provided, however, that (without limiting the definition of “Foreign Subsidiary” below) each of Inverness Medical Investments, LLC, BBI Research, Inc. and Seravac USA Inc., respectively, shall not be a Domestic Subsidiary for so long as it is a Subsidiary of a Foreign Subsidiary.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person; provided, however, that no Indebtedness under the 2007 Convertible Notes or any other Indebtedness of the Issuer or any Subsidiary of the Issuer that is convertible into Equity Interests of such Person shall be deemed to be Equity Interests of such Person prior to conversion thereof into such Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board of Directors or committee.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement dated as of June 26, 2007 among, inter alia, the Issuer, the lenders party thereto and General Electric Capital Corporation as administrative agent, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, restated, supplemented or otherwise modified from time to time before, on or after the date of the Indenture, including any agreement extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agent or agents, creditor, lender or group of creditors or lenders.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Subsidiary of such Foreign Subsidiary.

“Four-Quarter Period” means the most recent four consecutive full fiscal quarters of the Issuer for which financial statements are available.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), and “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantee” means the guarantee by each of the Guarantors of the Issuer’s obligations under the Indenture and the Notes as provided under the section of the Indenture described under “—Guarantees of the Notes.”

“Guarantors” means (1) each party named as such on the signature pages of the Indenture, which (subject to the proviso below), collectively, consist of each Domestic Subsidiary on the Issue Date that guarantees any Indebtedness or other Obligation under any Credit Agreement, and (2) each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Guarantee in accordance with the terms of the Indenture; provided, however, in each case, that in any event neither of the following Subsidiaries of the Issuer shall be a Guarantor unless the Issuer so elects by notice to the Trustee delivered in accordance with the Indenture (in which case such Subsidiary shall become a Guarantor as provided in the section of the Indenture described under “—Certain Covenants—Additional Guarantees”):

(a) SPDH, Inc.; and

(b) Diamics, Inc., until such time, if ever, that it becomes a Wholly-Owned Restricted Subsidiary of the Issuer.

“Health Management Joint Venture” means a single joint venture (which may be conducted through more than one joint venture entity) created by the Issuer or any of its Restricted Subsidiaries, on the one hand, and any joint venture partner or partners who are not Affiliates of the Issuer, on the other hand, for the purpose of developing or conducting any business within the fields of business described or otherwise included in the definition of “Health Management Business” below.

“Health Management Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date focused on wellness, disease and condition management, productivity enhancement or informatics, any businesses that are otherwise within any of such business fields (whether or not engaged in by the Issuer on the Issue Date), and any businesses that are a reasonable extension, development or expansion of, any of the foregoing (whether or not engaged in by the Issuer on the Issue Date).

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to alter the risks to that Person arising from fluctuations in interest rates, (2) agreements or arrangements designed to alter the risks to that Person arising from fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided, however, that (1) the Indebtedness of a Person existing at the time such Person became a Restricted

Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) (i) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, and (ii) all obligations of such Person under conditional sale or other title retention agreements relating to the assets purchased by such Person; provided, however, that in no event shall the following constitute “Indebtedness” under the Indenture: (x) trade payables and other accrued liabilities incurred by such Person in the ordinary course of business and (y) customary adjustments of purchase price, contingent payments, earnout payments or similar obligations of such Person arising under any of the documents pertaining to any acquisition of any Person or assets or Equity Interests of any Person or any sale, transfer or other disposition of assets to any Person, in each case to the extent not yet determined, due and payable;

(5) the maximum fixed involuntary redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided, however, that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness; and

(10) to the extent not otherwise included in this definition, Hedging Obligations of such Person, determined as the net amount of all payments that would be required to be made in respect thereof in the event of a termination (including an early termination) on the date of determination.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed involuntary redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed involuntary redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Independent Director” means a director of the Issuer who:

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments (including purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation after the Issue Date of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of any Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” Notwithstanding the foregoing, neither (a) purchases or redemptions of Equity Interests of the Issuer nor (b) acquisitions of assets by any Person shall be deemed to be Investments.

“Issue Date” means the date on which the Notes being issued in this offering are originally issued.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, charge, security interest or other similar encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof.

“Major Foreign Exchange” means an exchange which is the primary non-U.S. trading location for one or more stocks included in the Morgan Stanley Capital International Europe, Australasia and Far East Index (or if such index does not exist a comparable then existing index).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) incurred in connection with such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 180 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; provided, however, that an intercompany loan from the Issuer or any Restricted Subsidiary to an Unrestricted Subsidiary shall be deemed Non-Recourse Debt if such loan at the time such Subsidiary is designated an Unrestricted Subsidiary or if made later, at the time such intercompany loan is made, was permitted under and made in compliance with the covenant described under “—Certain Covenants—Limitations on Restricted Payments”; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder or holders of any other Indebtedness (other than the Notes) of the Issuer or any Restricted Subsidiary in an aggregate principal amount of $50.0 million or more to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantees, as applicable.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this prospectus supplement, businesses that are otherwise within the healthcare, life sciences or diagnostic industries, and businesses that are reasonably similar, ancillary or related to, or that are a reasonable extension, development or expansion of, any of the foregoing.

“Permitted Indebtedness” has the meaning given to such term in the second paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

“Permitted Investments” means:

(1) Investments by the Issuer or any Restricted Subsidiary (a) in any Restricted Subsidiary or

(b) including the purchase price paid for and reasonable transaction costs related thereto, in any Person that is or will become immediately after or substantially concurrent with such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary (including the exercise or performance of any rights or obligations to acquire any equity or ownership interest in any joint venture under the terms of the agreements governing such joint venture);

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for (a) bona fide business purposes and (b) to purchase Equity Interests of the Issuer not in excess of $5.0 million at any one time outstanding, in each case, in addition to any such loans outstanding on the Issue Date;

(4) Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(5) cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary in compliance with the covenant described under “—Certain Covenants—Limitations on Asset Sales” using consideration received in connection with an Asset Sale;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12) Investments existing on the Issue Date;

(13) non-cash and non-Cash Equivalents Investments by the Issuer or any Restricted Subsidiary in a single Health Management Joint Venture (which may be conducted through more than one joint venture entity) in connection with the creation thereof;

(14) acquisitions (including the purchase price paid for and reasonable transaction costs related thereto) by the Issuer or any Restricted Subsidiary of (i) Equity Interests of another Person engaged in the Permitted Business and who will thereafter become a Restricted Subsidiary (including the exercise or performance of any rights or obligations to acquire any equity or ownership interest in any joint venture under the terms of the agreements governing such joint venture), (ii) all or a substantial portion of the assets of a Person engaged in or of a line of business, in each case, within the Permitted Business, or (iii) any other assets within the Permitted Business; and

(15) other Investments having an aggregate Fair Market Value at any one time outstanding not to exceed 3.0% of Consolidated Total Assets (with the Fair Market Value of each Investment being determined as of the date made and without regard to subsequent changes in value) (it being understood that any Investment permitted under this clause (15) shall remain so permitted notwithstanding any decrease in Consolidated Total Assets). (For avoidance of doubt, in determining the amount of any Investments made and outstanding under this clause (15) in any joint venture in connection with any contribution, transfer or other disposition of assets by the Issuer or any of its Restricted Subsidiaries to such joint venture, the aggregate amount of cash and Cash Equivalents received by the Issuer and its Restricted Subsidiaries in consideration for such contribution, transfer or disposition shall be netted against the Fair Market Value of the assets so contributed, transferred or disposed of.)

The amount of Investments outstanding at any time pursuant to clause (15) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (15) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or payable without penalty or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory, contractual or common law Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or workmen and other Liens imposed by law or arising in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens arising or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security or other types of government insurance benefits, or made in lieu of, or to secure the performance of tenders, statutory obligations, surety, customs, reclamation, performance or appeal bonds, bids, leases, government, sales or other trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) attachment or judgment Liens not giving rise to a Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired, and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in connection with the foregoing;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions, licenses, reservations, covenants, encroachments or other similar encumbrances in respect of real property or immaterial imperfections of title which are customary or do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7) (i) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents, goods covered thereby, and other assets relating to such letters of credit and products and proceeds thereof and (ii) Liens securing reimbursement obligations with respect to letters of credit issued to landlords in an aggregate face amount not exceeding $10.0 million at any time;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements (including any Liens securing Permitted Indebtedness incurred in reliance on clause (8) of the definition thereof in the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness” above); provided, however, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness (except such Permitted Indebtedness expressly referenced above);

(10) leases or subleases (or any Liens on the property related thereto) granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11) licenses and sublicenses of intellectual property granted to third parties in the ordinary course of business;

(12) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other transactions that are not secured transactions;

(13) Liens securing all of the Notes and Liens securing any Guarantee;

(14) (i) Liens securing Indebtedness under any Credit Facility (including any Credit Agreement) incurred under clause (1) in “—Certain Covenants—Limitations on Additional Indebtedness” (including with respect to letters of credit or bankers’ acceptances issued thereunder)); and (ii) Liens securing Hedging Obligations permitted under clause (4)(i) in “—Certain Covenants—Limitations on Additional Indebtedness” with respect to Indebtedness under any Credit Facility or Credit Agreement, which Liens in this clause (ii) extend only to assets securing such Indebtedness under such Credit Facility or Credit Agreement;

(15) Liens securing Indebtedness of any Domestic Subsidiary that is not a Guarantor (other than Indebtedness that is subordinated to the Notes or any Guarantee), provided that such Liens do not extend to the assets of a Person who is not liable for such Indebtedness, whether as a borrower, a guarantor or otherwise;

(16) Liens securing Indebtedness of Foreign Subsidiaries that relate solely to the Equity Interests or assets of Foreign Subsidiaries;

(17) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(18) Liens in favor of the Issuer or a Restricted Subsidiary;

(19) Liens securing Purchase Money Indebtedness;

(20) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided, however, that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(21) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(22) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (17), (20) and (21) and this clause (22); provided, however, that in each case such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(23) Liens to secure Attributable Indebtedness and/or that are incurred pursuant to a Sale and Leaseback Transaction that complies with the covenant described under “—Certain Covenants—Limitations on Sale and Leaseback Transactions”; provided, however, that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25) Liens securing Permitted Indebtedness incurred in reliance on clause (16) in the “—Certain Covenants—Limitations on Additional Indebtedness” covenant; provided, however, that this clause (25) shall not permit Liens on the assets of any Domestic Subsidiary to secure Indebtedness of any Foreign Subsidiary;

(26) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $25.0 million at any one time outstanding; and

(27) Liens incurred to secure Obligations in respect of any Indebtedness that is permitted to be incurred pursuant to the “—Certain Covenants—Limitations on Additional Indebtedness” covenant, provided that, with respect to any Lien permitted under this clause (27), at the time of incurrence of such Lien, the Consolidated Secured Leverage Ratio would, after giving effect to the incurrence of such Indebtedness, be no greater than 5.00 to 1.00 (it being understood that, in the case of any Lien incurred to secure Indebtedness under a revolving credit facility, such determination of the Consolidated Senior Secured Ratio shall be made only at the time of the obtaining of the commitment for such revolving credit facility (and not at the time of any subsequent draw under such revolving credit facility), and for the purpose of such determination, such commitment shall be treated as fully drawn).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“P&G Joint Venture” means the joint venture between the Issuer and The Proctor & Gamble Company conducted through the P&G JV Companies pursuant to the P&G JV Agreements for the purpose of developing, acquiring and marketing consumer diagnostic and monitoring products (excluding products in the cardiology, diabetes and oral care fields).

“P&G JV Agreements” means the various joint venture, limited liability company, asset transfer and contribution agreements dated on or about May 17, 2007 among the Issuer and certain of its Subsidiaries and Procter & Gamble RHD, Inc., Proctor & Gamble International Operations, SA and certain of their Affiliates, and the other agreements, instruments and documents executed or delivered in connection therewith on or after such date.

“P&G JV Companies” means US CD LLC, a Delaware limited liability company, and SPD Swiss Precision Diagnostics GmbH, a company organized under the laws of Switzerland, and any subsidiaries of either of them.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” of a Note means the principal of the Note plus, when appropriate, the premium, if any, on the Note.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and (3) such Indebtedness shall be incurred within 180 days before or after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer.

“redeem” means to redeem, repurchase, purchase, defease, discharge or otherwise acquire or retire for value, and “redemption” has a correlative meaning; provided, however, that this definition shall not apply for purposes of the provisions described under “—Redemption—Optional Redemption.”

“Redesignation” has the meaning given to such term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided, however, that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated to the Notes or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(6) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary (in respect of such Equity Interests) by the Issuer or any Restricted Subsidiary, including any payment in connection with any merger or consolidation involving the Issuer, but excluding (a) dividends, distributions or payments payable or paid solely in Qualified Equity Interests (and payments of cash in lieu of delivering fractional shares in connection therewith) and (b) in the case of Restricted Subsidiaries, dividends, distributions or payments payable or paid to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including any payment by the Issuer or any Restricted Subsidiary in connection with any merger or consolidation involving the Issuer, but excluding (i) any such Equity Interests held by the Issuer or any Restricted Subsidiary and (ii) any redemptions to the extent payable or paid in Equity Interests of the Issuer or of an acquirer of the Issuer (and payments of cash in lieu of delivering fractional shares in connection therewith), in either case in this clause (ii) other than Disqualified Equity Interests;

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness, but excluding (i) any redemptions to the extent payable or paid in Qualified Equity Interests (and payments of cash in lieu of delivering fractional shares in connection therewith), (ii) any redemptions of any Indebtedness the incurrence of which is permitted pursuant to clause (5) of the definition of Permitted Indebtedness, or (iii) any redemption of Indebtedness of the Issuer or any Restricted Subsidiary purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such redemption.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary or Assistant Secretary of the Issuer.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated as of June 26, 2007 among, inter alia, the Issuer, the lenders party thereto and General Electric Capital Corporation as administrative agent, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, restated, supplemented or otherwise modified from time to time before, on or after the date of the Indenture, including any agreement extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agent or agents, creditor, lender or group of creditors or lenders.

“Secured Indebtedness” of any Person at any date means Indebtedness of such Person that is secured by a Lien on any assets of such Person or any of its Restricted Subsidiaries.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Subordinated Notes” means those certain 9% senior subordinated notes due 2016 issued by the Issuer to certain holders thereof under the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means that certain Indenture between the Issuer and U.S. Bank Trust National Association, as trustee, dated as of May 12, 2009, as amended, supplemented and modified by that certain First Supplemental Indenture among the Issuer, the guarantors named therein and U.S. Bank Trust National Association, as trustee, dated as of May 12, 2009, as further amended, supplemented and modified to date and as may be further amended, supplemented and modified.

“Series B Preferred Stock” means the Series B Convertible Perpetual Preferred Stock, par value $0.001 per share, of the Issuer.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (6) or (7) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the Guarantees, respectively, including the Senior Subordinated Notes and the 2007 Convertible Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer. Based on the capital structure and ownership of the P&G JV Companies as of the Issue Date, the P&G JV Companies are not Subsidiaries of the Issuer.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 1, 2013; provided, however, that if the period from such redemption date to February 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means The Bank of New York Mellon Trust Company, N.A. until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such Person who is then a Trustee under the Indenture.

“Unrestricted Subsidiary” means, (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary. As of the Issue Date, no Subsidiary has been designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form of Securities

The Notes being issued in this offering will be represented by one or more global notes (the “Global Notes”) in definitive form. The Global Notes will be deposited on the Issue Date with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the Notes in minimum denominations of $2,000 and integral multiples of $1,000 through its book-entry facilities.

DTC has advised the Issuer as follows:
DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depository’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depository’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depository’s Participants or the Depository’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depository’s Participants) and the records of the Depository’s Participants (with respect to the interests of the Depository’s Indirect Participants).
The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.
So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder of outstanding Notes represented by such Global Notes under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of the Issuer, the Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.
Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depository’s Participants and the Depository’s Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository’s Participants or the Depository’s Indirect Participants.
Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depository or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if either (i) the Depository notifies the Issuer in writing that DTC is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (ii) a Default has occurred and is continuing and the Registrar has received a written request from any owner of a beneficial interest in a Global Note to issue Notes in definitive form, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related Notes.
Neither the Issuer nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Issuer and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Underwriting

We and the underwriters named in the following table have entered into an underwriting agreement with respect to the notes. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Principal
amount
Underwriters	of notes

Jefferies & Company, Inc.	$82,500,000
Goldman, Sachs & Co.	45,000,000
Wells Fargo Securities, LLC	22,500,000

Total	$150,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Public offering	Underwriting	Proceeds, before
	price(1)	discount	expenses, to us

Per note	98.144%	1.500%	96.644%
Total	$147,216,000	$2,250,000	$144,966,000

(1)	Plus accrued interest from August 11, 2009 to the date of delivery.

We estimate that our share of the total expenses related to the offering of the notes, excluding underwriting discounts, will be approximately $1,000,000.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that certain of the underwriters intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If any active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. See “Risk Factors—There may be no active trading market for the notes.”

In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering of the notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering of the notes is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because a representative of the underwriters has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market.

If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers the notes or has in its possession or distributes the prospectus supplement.

In relation to each Member State of the European Economic Area (namely, the European Union, Iceland, Norway and Liechtenstein) which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act, or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We have agreed to indemnify the underwriters and certain of their affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments they may be required to make in respect of those liabilities.

Certain of the underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various commercial banking, financial advisory, investment banking and other services for us and our affiliates, for which they received or will receive customary fees and expenses. Certain of the underwriters or their respective affiliates are lenders and/or agents under our secured credit facilities, for which they receive customary payments and fees. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Material United States Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the final, temporary and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations thereof, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or different interpretations. There can be no assurance that the Internal Revenue Service, or IRS, will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

This discussion does not address the U.S. federal income tax consequences to subsequent purchasers of notes and is limited to holders who both purchase the notes pursuant to this offering at the public offering price set forth on the cover page of this prospectus supplement and hold the notes as capital assets within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular holders in light of their specific circumstances or to certain types of holders subject to special treatment under U.S. federal tax laws (such as U.S. holders having a functional currency other than the U.S. dollar, taxpayers holding the notes through a partnership or similar pass-through entity, persons subject to special rules applicable to former citizens and residents of the United States, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, persons holding the notes in connection with a hedging transaction, straddle, conversion or other integrated transaction, controlled foreign corporations, passive foreign investment companies or non-U.S. holders that are owned or controlled by U.S. holders).

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. We suggest that partners of a partnership holding notes consult their tax advisors.

Prospective holders should consult their own tax advisors as to the particular tax consequences to them of their participation in the offering and their ownership and disposition of the notes, including the applicability of any U.S. income, estate, gift or other federal tax laws and any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in applicable tax laws or interpretations thereof.

Under certain circumstances, we may be required to pay holders amounts in excess of the stated interest and principal payable on the notes. We have determined (and this discussion assumes) that as of the date of issuance of the notes, the possibility that amounts will be paid in such circumstances is a “remote” or “incidental” contingency within the meaning of applicable Treasury regulations. Based on this determination, we do not intend to treat the possibility of such payments as either affecting the determination of the yield to maturity of (or original issue discount, or OID, on) the notes or resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our determination that such possibility is a remote or incidental contingency is binding on you unless you explicitly disclose on a statement attached to your timely filed income tax return that your determination is different. However, the IRS may take a different position, in which case the tax consequences to a holder could differ materially and adversely from those described below. Prospective holders are urged to consult their own tax advisors regarding the potential effect, if any, of these matters on their particular situation.

U.S. Holders

As used in this section, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Stated interest

The stated interest on the notes will be included in income by a U.S. holder in accordance with such U.S. holder’s usual method of accounting for U.S. federal income tax purposes. Interest income generally is taxed as ordinary income.

Original issue discount

The notes will be issued with OID for U.S. federal income tax purposes in an amount equal to the excess of the “stated redemption price at maturity” of the notes over their “issue price.” The “stated redemption price at maturity” of a debt instrument is the sum of all payments to be made under the debt instrument other than “qualified stated interest.” “Qualified stated interest” means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments. All of the stated interest with respect to the notes will be qualified stated interest, and thus the stated redemption price at maturity will equal the stated principal amount of the notes. The “issue price” of the notes will be the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

A U.S. holder of a note generally must include OID in income as it accrues, based on a constant yield method (which includes at least annual compounding) and regardless of the U.S. holder’s regular method of tax accounting. Thus, U.S. holders generally will be taxed on OID income in advance of the receipt of cash attributable to that income (but will not be taxed again when such cash is received).

A U.S. holder generally may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. U.S. holders should consult their own tax advisors about this election.

Sale, exchange, redemption or other disposition

Unless a nonrecognition provision applies, the sale, exchange, redemption or other disposition of a note will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. holder generally will recognize gain or loss equal to the difference between (a) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in income) and (b) such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the price paid for the note by such U.S. holder, increased by any OID previously included in income with respect to such note (including OID accrued to such U.S. holder in the year of the disposition) and decreased by the amount of any cash payments previously received with respect to the note (other than payments of qualified stated interest). Gain or loss recognized on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder’s holding period for the note is more than one year. For non-corporate taxpayers, net long-term capital gains are generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

As used in this section, the term “non-U.S. holder” means a beneficial owner of a note that is an individual, corporation, trust or estate for U.S. federal income tax purposes and is not a U.S. holder.

Interest on notes

Generally, any interest (including OID) paid to a non-U.S. holder of a note that is not effectively connected with a U.S. trade or business will not be subject to U.S. federal income (including withholding) tax if the interest qualifies as “portfolio interest.” Interest on the notes generally will qualify as portfolio interest if (a) the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all our voting stock, (b) such holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code, (c) either the beneficial owner, under penalties of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner’s name and address, or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes certifies, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and (d) the non-U.S. holder is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

The gross amount of payments to a non-U.S. holder of interest (including OID) that is not effectively connected with a U.S. trade or business and that does not qualify for the portfolio interest exemption will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax.

Payments of interest (including OID) that are effectively connected with the conduct of a U.S. trade or business by a non-U.S. holder and, to the extent an applicable treaty so provides, are attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States will be taxed on a net basis at regular U.S. rates in the same manner as such payments to U.S. holders. In the case of a non-U.S. holder that is a corporation, such effectively connected income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. If payments of interest (including OID) are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business (whether or not a treaty applies), the 30% withholding tax discussed above will not apply provided the appropriate certification discussed below is provided.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8ECI (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. A non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale, exchange, redemption or other disposition

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale, exchange, redemption or other disposition of a note unless:

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on any gain recognized (except to the extent otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. losses; or

•	such gain is effectively connected with the conduct of a U.S. trade or business by a non-U.S. holder and, to the extent an applicable treaty so provides, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States, in which case such gain will be taxable in the same manner as effectively connected interest, as discussed above.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its correct taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of non-U.S. holders to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Legal Matters

Our legal counsel, Foley Hoag llp, Boston, Massachusetts, will pass upon certain legal matters in connection with the offered securities. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.

Prospectus

Common Stock
Preferred Stock
Warrants
Stock Purchase Contracts
Depositary Shares
Debt Securities
Subsidiary Guarantees of Debt Securities
Units

This prospectus provides you with a general description of securities that we may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add to or update the information in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our securities.

The securities may be offered directly by us or by any selling security holder, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “About This Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on the New York Stock Exchange under the symbol “IMA.” On August 3, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $34.22.

Investing in our securities involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2009.

ABOUT THIS PROSPECTUS

This document is called a “prospectus,” and it provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed a registration statement with the Securities and Exchange Commission, or the “SEC,” using a shelf registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street address are provided under the heading “Where You Can Find More Information.”

When acquiring securities, you should rely only on the information provided in this prospectus and in the related prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus and related prospectus supplement. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of the relevant document.

This prospectus contains forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements on page 4 of this prospectus. You should also carefully consider the various risk factors incorporated by reference into this prospectus from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated by such forward-looking statements. You should not place undue reliance on our forward-looking statements.

Unless otherwise stated or unless the context otherwise requires, all references to “we,” “us,” “our,” “our company” or “the Company” in this prospectus refer collectively to Inverness Medical Innovations, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

ABOUT INVERNESS MEDICAL INNOVATIONS, INC.

Inverness Medical Innovations enables individuals to take charge of improving their health and quality of life at home by developing new capabilities in near-patient diagnosis, monitoring and health management. Our global leading products and services, as well as our new product development efforts, focus on cardiology, women’s health, infectious disease, oncology and drugs of abuse. Our business is organized into four major reportable segments: professional diagnostics, health management, consumer diagnostics and vitamins and nutritional supplements. Through our professional diagnostics segment, we develop, manufacture and market an extensive array of innovative rapid diagnostic test products and other in vitro diagnostic tests to medical professionals and laboratories for detection of infectious diseases, cardiac conditions, drugs of abuse and pregnancy. Our health management segment provides comprehensive, integrated programs and services focused on wellness, disease and condition management, productivity enhancement and informatics, all designed to reduce health-related costs and enhance the health and quality of life of the individuals we serve. Our consumer diagnostic segment consists primarily of manufacturing operations related to our role as the exclusive manufacturer of products for SPD Swiss Precision Diagnostics, or Swiss Precision, our 50/50 joint venture with The Procter & Gamble Company. Swiss Precision holds a leadership position in the worldwide over-the-counter pregnancy and fertility/ovulation test market. We also manufacture and market a variety of vitamins and nutritional supplements under our brands and those of private label retailers primarily in the

U.S. consumer market. We have grown our businesses by leveraging our strong intellectual property portfolio and making selected strategic acquisitions. Our products are sold in approximately 90 countries through our direct sales force and an extensive network of independent global distributors.

Inverness Medical Innovations, Inc. is a Delaware corporation. Our principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453 and our telephone number is (781) 647-3900. Our website is www.invernessmedical.com. The information found on our website is not part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES AND RELATED MATTERS

The following table presents our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preference dividends for the periods indicated. For this purpose, “earnings” consist of pre-tax income before adjustment for income from equity investees plus fixed charges (excluding capitalized interest). “Fixed charges” consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense. “Preference dividends” equal the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. For the years ended December 31, 2008, 2007, 2006, 2005 and 2004, our earnings were insufficient to fully cover our fixed charges or our combined fixed charges and preference dividends. The amount of the coverage deficiency in such periods was $38.1 million, $248.8 million, $11.8 million, $12.4 million and $14.3 million, respectively, in the case of our fixed charges, and $61.4 million, $248.8 million, $11.8 million, $12.4 million and $15.6 million, respectively, in the case of our combined fixed charges and preference dividends.

Three Months
Ended
	March 31,	Year Ended December 31,
	2009	2004	2005	2006	2007	2008

Ratio of earnings to fixed charges	1.4x	0.4x	0.5x	0.6x	—	0.7x
Ratio of earnings to combined fixed charges and preference dividends	1.0x	0.4x	0.5x	0.6x	—	0.5x

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other “forward-looking” information. There may be events in the future that we are unable to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those we discuss in this prospectus. These differences may be the result of various factors, including those factors identified from time to time in our periodic filings with the SEC or in a prospectus supplement. Some important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:

•	our inability to predict the effects of the current national and worldwide financial and economic crisis, including disruptions in the capital and credit markets;

•	our inability to predict the effects of anticipated United States national healthcare reform legislation and similar initiatives in other countries;

•	economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and the potential effect of such fluctuations on revenues, expenses and resulting margins;

•	competitive factors, including technological advances achieved and patents attained by competitors and general competition;

•	domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

•	government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing;

•	manufacturing interruptions, delays or capacity constraints or lack of availability of alternative sources for components for our products, including our ability to successfully maintain relationships with suppliers, or to put in place alternative suppliers on terms that are acceptable to us;

•	difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals or clearances in the United States and abroad and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights that can preclude or delay commercialization of a product;

•	significant litigation adverse to us including product liability claims, patent infringement claims and antitrust claims;

•	product efficacy or safety concerns resulting in product recalls or declining sales;

•	the impact of business combinations and organizational restructurings consistent with evolving business strategies;

•	our ability to satisfy the financial covenants and other conditions contained in the agreements governing our indebtedness;

•	our ability to effectively manage the integration of our acquisitions into our operations;

•	our ability to obtain required financing on terms that are acceptable to us; and

•	the issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC.

The foregoing list provides many, but not all, of the factors that could impact our ability to achieve the results described in any forward-looking statement. Readers should not place undue reliance on our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described above and elsewhere in this prospectus could seriously harm our business, prospects, operating results and financial condition. We do not undertake any obligation to update any forward-looking statement as a result of future events or developments.

HOW WE INTEND TO USE THE PROCEEDS

We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include:

•	the repayment of debt;

•	the repurchase of our capital stock;

•	the financing of potential acquisitions and investments;

•	working capital; and

•	other purposes described in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as described in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

Please note that in the sections entitled “Description of Common Stock We May Offer,” “Description of Preferred Stock We May Offer,” “Description of Warrants We May Offer,” “Description of Stock Purchase Contracts We May Offer,” “Description of Depositary Shares We May Offer,” “Description of Debt Securities and Subsidiary Guarantees We May Offer,” and “Description of Units We May Offer,” references to “we,” “our” and “us” refer only to Inverness Medical Innovations, Inc. and not to any of its consolidated subsidiaries.

The following summary description of our common stock is based on the provisions of our Restated Certificate of Incorporation, as amended, which we refer to as our certificate of incorporation, and amended and restated by-laws, which we refer to as our by-laws, and the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL. This description may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to our certificate of incorporation, our by-laws and the applicable provisions of the DGCL. For information on how to obtain copies of our certificate of incorporation and by-laws, see “Where You Can Find More Information.”

We may offer common stock. We may also offer common stock issuable upon the conversion of debt securities or preferred stock, the exercise of warrants and pursuant to stock purchase contracts.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 2,300,000 shares have been designated as Series B Convertible Perpetual Preferred Stock, or Series B preferred stock. As of August 3, 2009, we had 80,466,652 shares of common stock and 1,939,046 shares of Series B preferred stock issued and outstanding.

Common Stock

Voting Rights.  The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends.  Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. We may pay dividends consisting of shares of common stock to holders of shares of common stock.

Other Rights.  Upon the liquidation, dissolution or winding up of our company, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to the preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

Our certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management. Our board of directors has designated 2,300,000 shares of preferred stock as Series B preferred stock.

Indemnification Matters

Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for us or on our behalf. Our by-laws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, officers and non-officer employees. In addition, our by-laws provide that the right of directors and officers to indemnification shall be a contractual right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors’ and officers’ insurance against certain liabilities. We believe that the limitation of liability and indemnification provisions of our certificate of incorporation and by-laws and directors’ and officers’ insurance will assist us in attracting and retaining qualified individuals to serve as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be provided to our directors or officers, or persons controlling our company as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Our Certificate of Incorporation and By-laws That May Have Anti-Takeover Effects

Certain provisions of our certificate of incorporation and by-laws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers that stockholders may believe to be in their best interests.

These provisions also could have the effect of discouraging open market purchases of our common stock because these provisions may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our board.

Classified Board of Directors.  Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. Our classified board, together with certain other provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.

Director Vacancies and Removal.  Our certificate of incorporation provides that the affirmative vote of a majority of the remaining directors is necessary to fill vacancies in our board of directors, except for any directorship that is to be filled exclusively by holders of preferred stock. Our certificate of incorporation provides that directors, other than those elected exclusively by the holders of preferred stock, may be removed from office only with cause and only by the affirmative vote of holders of at least seventy-five percent of the shares then entitled to vote in an election of directors.

No Common Stockholder Action by Written Consent.  Our certificate of incorporation provides that any action required or permitted to be taken by the holders of our common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

Special Meetings of Stockholders.  Our certificate of incorporation and by-laws provide that only our board of directors may call a special meeting of stockholders. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

Advance Notice of Director Nominations and Stockholder Proposals.  Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. A stockholder’s notice of a director nomination or proposal will be timely if delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.

Amendment of the Certificate of Incorporation.  As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to common stockholder action by written consent, directors (other than those provisions contained in any certificate of designation relating to preferred stock), limitation of liability and the amendment of our certificate of incorporation must be approved by not less than seventy-five percent of the outstanding shares entitled to vote with respect to such amendment.

Amendment of By-laws.  Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least seventy-five percent of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Statutory Business Combination Provision

We are subject to Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from completing a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years after the date such person became an “interested stockholder” unless:

•	before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

•	following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation’s outstanding voting stock.

The term “business combination” includes mergers, consolidations, asset sales involving 10% or more of a corporation’s assets and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contain any such exclusion.

Trading on the New York Stock Exchange

Our common stock is listed on the New York Stock Exchange under the symbol “IMA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section outlines some of the provisions of the preferred stock we may offer. This description may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to our certificate of incorporation, by-laws and the applicable provisions of the DGCL. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. Any series of preferred stock we issue will be governed by our certificate of incorporation (as amended and in effect as of the date of such issuance) and by the certificate of amendment related to that series. We will file the certificate of amendment with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series of authorized preferred stock.

Authorized Preferred Stock

Our certificate of incorporation provides that we may issue up to 5,000,000 shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. We have designated 2,300,000 shares of preferred stock as Series B preferred stock, of which 1,939,046 shares were outstanding as of August 3, 2009.

The prospectus supplement relating to any series of preferred stock that we may offer will contain the specific terms of the preferred stock.

DESCRIPTION OF WARRANTS WE MAY OFFER

This section outlines some of the provisions of each warrant agreement pursuant to which warrants may be issued, the warrants or rights of warrant holders, and any warrant certificates. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to any warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

We may issue warrants. We may issue these securities in such amounts or in as many distinct series as we wish. This section summarizes the terms of these securities that apply generally. Most of the financial and other specific terms of any such series of securities will be described in the applicable prospectus supplement. Those terms may vary from the terms described here.

When we refer to a series of securities in this section, we mean all securities issued as part of the same series under any applicable indenture, agreement or other instrument. When we refer to the applicable prospectus supplement, we mean the prospectus supplement describing the specific terms of the security you purchase. The terms used in the applicable prospectus supplement generally will have the meanings described in this prospectus, unless otherwise specified in the applicable prospectus supplement.

Warrants

We may issue warrants, options or similar instruments for the purchase of our common stock, preferred stock, depositary shares, debt securities or units. We refer to these collectively as “warrants.” Warrants may be issued independently or together with common stock, preferred stock, depositary shares, debt securities or units, and may be attached to or separate from those securities.

Agreements

Each series of warrants may be evidenced by certificates and may be issued under a separate indenture, agreement or other instrument to be entered into between us and a bank, trust company or other institution that we select as agent with respect to such series. The warrant agent will act as our agent in connection with the warrant agreement or any warrant certificates and will not assume any obligation or relationship of agency or trust for or with any warrant holders. Copies of the forms of agreements and the forms of certificates representing the warrants will be filed with the SEC near the date of filing of the applicable prospectus supplement with the SEC. Because the following is a summary of certain provisions of the forms of agreements and certificates, it does not contain all information that may be important to you. You should read all the provisions of the agreements and the certificates once they are available.

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under warrant agreements will not have the protections of the Trust Indenture Act with respect to their warrants.

General Terms of Warrants

The prospectus supplement relating to a series of warrants will identify the name and address of the warrant agent, if any. The prospectus supplement will describe the terms of the series of warrants in respect of which this prospectus is being delivered, including:

•	the offering price;

•	the designation and terms of any securities with which the warrants are issued and in that event the number of warrants issued with each security or each principal amount of security;

•	the dates on which the right to exercise the warrants will commence and expire, and the price at which the warrants are exercisable;

•	the amount of warrants then outstanding;

•	material U.S. federal income tax consequences of holding or exercising these securities; and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new certificates of different denominations and may be presented for transfer of registration and, if exercisable for other securities or other property, may be exercised at the warrant agent’s corporate trust office or any other office indicated in the prospectus supplement. If the warrants are not separately transferable from any securities with which they were issued, an exchange may take place only if the certificates representing the related securities are also exchanged. Prior to exercise of any warrant exercisable for other securities or other property, warrant holders will not have any rights as holders of the underlying securities, including the right to receive any principal, premium, interest, dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Modification Without Consent.  We and the applicable warrant agent may amend any warrant or warrant agreement without the consent of any holder to:

•	cure any ambiguity;

•	correct or supplement any defective or inconsistent provision; or

•	make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only warrants to be issued after the changes take effect. We may also make changes that do not adversely affect a particular warrant in any material respect, even if they adversely affect other warrants in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected warrant; we need only obtain any required approvals from the holders of the affected warrants.

Modification With Consent.  We and any agent for any series of warrants may also amend any agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the warrants of any series affected by such amendment. However, no such amendment that:

•	increases the exercise price of such warrant;

•	shortens the time period during which any such warrant may be exercised;

•	reduces the number of securities the consent of holders of which is required for amending the agreement or the related warrants; or

•	otherwise adversely affects the exercise rights of warrant holders in any material respect;

may be made without the consent of each holder affected by that amendment.

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

This section outlines some of the provisions of the stock purchase contracts, the stock purchase contract agreement and the pledge agreement. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the stock purchase contract agreement and pledge agreement with respect to the stock purchase contracts of any particular series. The specific terms of any series of stock purchase contracts will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the specific terms of any series of stock purchase contracts may differ from the general description of terms presented below.

Unless otherwise specified in the applicable prospectus supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock, depositary shares or other security or property at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock, depositary shares or other security or property. The consideration per share of common stock or preferred stock or per depositary share or other security or property may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security or property or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security or property. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock, depositary shares or other security or property under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the stock purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to us or the stock purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the stock purchase contract agreement.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares related to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Interest in a Fractional Share, or Multiple Shares, of Preferred Stock

We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, or multiple shares, of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the prospectus supplement.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank, trust company or other institution acting as depositary with respect to those shares of preferred stock. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its interest in a fractional share, or multiple shares, of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the related prospectus supplement.

No depositary agreement will be qualified as an indenture, and no depositary will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of depositary shares issued under depositary agreements will not have the protections of the Trust Indenture Act with respect to their depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from the sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

Withdrawal of Stock

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts is entitled to have the depositary deliver to such holder the applicable number of shares of preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred stock and once the underlying preferred stock is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Voting

Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the prospectus supplement.

Amendment and Termination of Deposit Agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless holders of a majority of the outstanding depositary shares approve that amendment. No amendment, however, may impair the right of any depositary shareholder to receive any money or other property to which he may be entitled under the terms of the deposit agreement at the times and in the manner and amount provided for therein. We or the depositary may terminate a deposit agreement only if:

•	we redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all outstanding depositary shares have been converted (if convertible) into shares of common stock or another series of preferred stock; or

•	there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

The deposit agreement will contain provisions relating to adjustments in the fraction of a share of preferred stock represented by a depositary share in the event of a change in par value, split-up, combination or other reclassification of the preferred stock or upon any recapitalization, merger or sale of substantially all of our assets.

Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement, or subject to any liability under the deposit agreement to holders of depositary receipts other than for the relevant party’s gross negligence or willful misconduct. The obligations of each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF DEBT SECURITIES AND SUBSIDIARY GUARANTEES WE MAY OFFER

This section outlines some of the provisions of the debt securities and any related subsidiary guarantees we may issue and the indenture and supplemental indentures pursuant to which they may be issued. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the form of indenture and the applicable supplemental indenture with respect to the debt securities of any particular series and any related subsidiary guarantees. The specific terms of any series of debt securities and any related subsidiary guarantees will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of debt securities and any related subsidiary guarantees may differ from the general description of terms presented below.

We may issue secured or unsecured debt securities. Our debt securities and any related subsidiary guarantees will be issued under an indenture to be entered into between us and a trustee to be designated by us, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Our debt securities may be convertible into our common stock or other of our securities.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Unless otherwise specified in a supplement to this prospectus, the debt securities and any related subsidiary guarantees will be the direct, unsecured obligations of the issuers thereof and will rank equally with all of the issuers’ other unsecured and unsubordinated indebtedness. The holders of our debt securities will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries, except to the extent our subsidiaries guarantee our obligations under that series of debt securities.

The debt securities may be fully and unconditionally guaranteed on a secured or unsecured, senior or subordinated basis, jointly and severally, by some or all of our direct and indirect wholly owned domestic subsidiaries. The obligations of each subsidiary guarantor, if any, under its guarantee, if any, will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

In the event that any series of debt securities and any related subsidiary guarantees will be subordinated to other indebtedness that we or our subsidiary guarantors have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to such debt securities and related subsidiary guarantees.

We have described select portions of the indenture below. This description may not contain all of the information that is important to you. The form of indenture has been included as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions.

General

The terms of each series of debt securities and any related subsidiary guarantees will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. (Section 2.02)

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. When we offer a particular series of debt securities, we will identify the title of the debt securities, the trustee or trustees (to which we refer in this description collectively as the trustee), any subsidiary guarantors and the aggregate principal amount of the debt securities we are offering, and we will describe the following terms of the debt securities, if applicable:

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine the rate or rates (including any rate or rates determined by reference to any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of and interest on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means;

•	the terms and conditions on which we may redeem the debt securities;

•	any obligations we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the date or dates on which or period or periods within which, the price or prices at which and the other detailed terms and provisions upon which the debt securities will be redeemed or purchased pursuant to such obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether the debt securities will be issued as bearer or fully registered securities and, if they are to be issued as fully registered securities, whether they will be in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon acceleration or declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;

•	if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the terms, if any, of subordination of the debt securities;

•	the terms, if any, of any guarantee of the payment of principal of and interest on the debt securities by any of our subsidiaries (including the identity of any guarantor), whether any such guarantee shall be made on a senior or subordinated basis and, if applicable, a description of the subordination terms of any such guarantee;

•	any provisions relating to any security provided for the debt securities or any subsidiary guarantees (including any security to be provided by any subsidiary guarantor);

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any provisions relating to conversion of any debt securities into equity interests, including the conversion price and the conversion period, whether conversion will be mandatory, at the option of the holders of the debt securities or at our option, events requiring an adjustment of the conversion price, and provisions affecting conversion if the debt securities are redeemed;

•	any exchange features of the debt securities;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	the extent to which a secondary market for the debt securities is expected to develop;

•	any addition to or change in the provisions relating to satisfaction and discharge of the indenture described in this prospectus with respect to the debt securities, or in the provisions relating to legal defeasance or covenant defeasance under the indenture described in this prospectus with respect to the debt securities;

•	any addition to or change in the provisions relating to modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	any other terms or provisions of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

•	any registrars, paying agents, service agents, depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.02)

We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any series of debt securities in the applicable prospectus supplement.

The indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

One or more series of debt securities may be sold at a discount to their stated principal amount or may bear no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general United States federal tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

When we determine to issue debt securities, we will instruct the trustee to authenticate for issuance such debt securities in a principal amount that we will provide in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. Our instructions may authorize the trustee to authenticate and deliver such debt securities upon our oral instructions or the oral instructions of our authorized agent or agents. (Section 2.03)

Transfer and Exchange

We expect most debt securities to be issued in denominations of $1,000 and integral multiples thereof. Each debt security will be represented by either one or more global securities deposited with and registered in the name of a depositary to be designated by us in the applicable prospectus supplement, or a nominee (we refer to any debt security represented by a global security as a “book-entry debt security”), or by a certificate issued in definitive registered or bearer form (we refer to any fully registered debt security represented by a certificate as a “registered certificated debt security”), as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Securities” below, book-entry debt securities will not be issuable in certificated form.

You may transfer or exchange registered certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of registered certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.07)

You may effect the transfer of registered certificated debt securities, and the right to receive the principal of and interest on those registered certificated debt securities, only by surrendering the certificate representing those registered certificated debt securities and the issuance by us or the trustee of a certificate to the new holder. (Section 2.07)

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued to the depositary in registered certificated form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement. (Section 2.14)

No Protection in the Event of a Change of Control or a Highly Leveraged Transaction

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to the particular debt securities being issued.

Subordination

Debt securities of a series, and any related subsidiary guarantees, may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as will be defined in the applicable prospectus supplement) to the extent set forth in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or sell, lease, transfer, convey, or otherwise dispose of or assign all or substantially all of our properties and assets to, any entity or enter into a plan of liquidation unless:

•	we are the resulting or surviving corporation in such consolidation or merger or the successor entity in the transaction (if other than us) (or, in the case of a plan of liquidation, any entity to which our properties or assets are transferred), is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us or any of our other subsidiaries. (Section 5.01)

Events of Default

An “event of default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 consecutive days;

•	default in the payment of principal of any debt security of that series when and as due and payable;

•	default on any obligation to deposit any sinking fund payment when and due and payable in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture or any debt security (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization with respect to us; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.01)

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute a default under certain of our other indebtedness outstanding from time to time, as may be provided in the terms governing that other indebtedness.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. (Section 6.02)

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived (and certain other conditions have been satisfied) as provided in the indenture. (Section 6.02) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives reasonable security or indemnity satisfactory to it against any cost, expense or liability. (Section 7.02(f)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.05)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or such debt securities for any remedy under the indenture, unless the trustee for such debt securities:

•	has failed to act for a period of 60 days after receiving notice of a continuing event of default with respect to such debt securities from such holder and a request to act by holders of not less than 25% in principal amount of the outstanding debt securities of that series;

•	has been offered indemnity satisfactory to it in its reasonable judgment; and

•	has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request. (Section 6.06)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.07)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee an officers’ certificate as to compliance with the indenture. (Section 4.04) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default (except in payment of the principal of or interest on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.05)

Modification and Waiver

Generally, we may amend the indenture with the consent of, and our compliance with provisions of the indenture may be waived by, the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or waiver. However, we may not make any or amendment without the consent of, and our compliance with provisions of the indenture requires the waiver of, each holder of the affected debt securities if that amendment or waiver would:

•	reduce the principal of or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a redemption payment, or change any of the other redemption provisions, with respect to any debt security, except as specifically set forth in the applicable resolution of our board of directors, the officers’ certificate or the supplemental indenture establishing the terms and conditions of such debt securities;

•	make the principal of or interest on any debt security payable in a currency other than that stated in the debt security;

•	waive a default in the payment of the principal of or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment, and certain waivers or amendments;

•	if the debt securities of that series are entitled to the benefit of any guarantee, release any guarantor of such series other than as provided in the indenture or modify the guarantee in any manner adverse to the holders; or

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver. (Section 9.02)

In addition, the indenture permits us and the trustee to make certain routine amendments to the indenture without the consent of any holder of debt securities. (Section 9.01)

Discharge

Our obligations under the indenture will be discharged as to a series of debt securities when all of the debt securities of that series have been delivered to the trustee for cancellation or, alternatively, when the following conditions are met:

•	all of the debt securities of that series that have not been delivered for cancellation have become due and payable, whether by reason of the mailing of a notice of redemption or otherwise, or will become due and payable within one year;

•	we have deposited with the trustee in trust for the benefit of the holders of such debt securities funds in an amount sufficient to pay all of our indebtedness owing on such debt securities;

•	we or any guarantor of such debt securities have paid all other amounts due and payable by us under the indenture; and

•	we have instructed the trustee to apply the deposited money toward the payment of such debt securities at maturity or on the date of redemption, as the case may be. (Section 8.01)

Legal Defeasance and Covenant Defeasance

The indenture provides that, upon the satisfaction of certain conditions specified in the indenture:

•	we and each guarantor, if any, may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) (we refer to this below as “legal defeasance”); or

•	we and each guarantor, if any, may omit to comply with the covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default with respect to the debt securities of that series (we refer to this below as “covenant defeasance”). (Section 8.02)

The conditions to the legal defeasance or covenant defeasance of a series of debt securities as described above include:

•	depositing with the trustee money and/or non-callable obligations guaranteed by the U.S. government (which we refer to below as “U.S. government obligations”) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;

•	in the case of legal defeasance, delivering to the trustee an opinion of counsel confirming that we have received an Internal Revenue Service tax ruling or that there has been a change in applicable United States federal income tax law, in either case to the effect that, and based thereon, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related legal defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been in the case if the deposit and related legal defeasance had not occurred;

•	in the case of covenant defeasance, delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred;

•	there being no continuing default with respect to the debt securities of that series on the date of deposit of the money and/or U.S. government obligations referred to above (other than a default resulting from the borrowing of funds to be applied to that deposit);

•	the defeasance not resulting in a breach or violation of, or default under, any of our or our subsidiaries’ material agreements (other than any such default resulting solely from the borrowing of funds to be applied to the deposit referred to above and the grant of any lien on that deposit in favor of the trustee and/or the holders of the debt securities of that series); and

•	delivering to the trustee a certificate stating that the deposit was not made with the intent of preferring the holders of the debt securities of that series over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors. (Section 8.03)

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. (Section 7.01)

The indenture and provisions of the Trust Indenture Act that are incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Section 7.10)

Governing Law

The indenture, the debt securities and any subsidiary guarantees will be governed by and construed in accordance with the internal laws of the State of New York. (Section 10.08)

DESCRIPTION OF UNITS WE MAY OFFER

This section outlines some of the provisions of the units and the unit agreements. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

We may issue units comprised of shares of common stock, shares of preferred stock, warrants, stock purchase contracts, debt securities, subsidiary guarantees of debt securities and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or for specified periods.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement;

•	the price or prices at which such units will be issued;

•	the applicable U.S. federal income tax considerations relating to the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock We May Offer,” “Description of Preferred Stock We May Offer,” “Description of Warrants We May Offer,” “Description of Stock Purchase Contracts We May Offer” and “Description of Debt Securities and Subsidiary Guarantees We May Offer” will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank, trust company or other institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

Modification Without Consent.  We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity; any provisions of the governing unit agreement that differ from those described below;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent.  We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•	impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•	reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•	If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act.  No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Form, Exchange and Transfer

We will issue each unit in global — i.e., book-entry — form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We will describe book-entry securities and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them:

•	The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

•	Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

•	Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

•	If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

•	Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

HOW WE PLAN TO OFFER AND SELL THE SECURITIES

We may sell the securities in any one or more of the following ways:

•	directly to investors;

•	to investors through agents;

•	to dealers;

•	through a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules;

•	through underwriting syndicates led by one or more managing underwriters; and

•	through one or more underwriters acting alone.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The applicable prospectus supplement will, where applicable:

•	identify any such underwriter or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate to all underwriters and agents;

•	identify the amounts underwritten;

•	identify the nature of the underwriter’s obligation to take the securities; and

•	describe any other material terms of the offering, including any over-allotment option.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock and the Series B preferred stock, which are listed on the New York Stock Exchange. Common stock and Series B preferred stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to the New York Stock Exchange’s approval of the listing of the additional shares. We may elect to list other securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of securities.

Until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contribution from us with respect to such liabilities.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our customers in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. We do not incorporate the contents of our website into this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. The following documents are incorporated by reference into this prospectus:

•	Our annual report on Form 10-K/A for the fiscal year ended December 31, 2008, filed with the SEC on April 10, 2009;

•	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 8, 2009;

•	Our current report on Form 8-K dated February 6, 2009, filed with the SEC on February 9, 2009;

•	Our current report on Form 8-K dated March 16, 2009, filed with the SEC on March 20, 2009;

•	Our current report on Form 8-K dated April 1, 2009, filed with the SEC on April 1, 2009;

•	Our current report on Form 8-K dated April 30, 2009, filed with the SEC on April 30, 2009, as amended on July 1, 2009;

•	Our current report on Form 8-K dated May 4, 2009, filed with the SEC on May 5, 2009;

•	Our current report on Form 8-K dated May 12, 2009, filed with the SEC on May 12, 2009;

•	Our current report on Form 8-K dated June 8, 2009, filed with the SEC on June 8, 2009;

•	Our current report on Form 8-K dated June 18, 2009, filed with the SEC on June 23, 2009;

•	Our current report on Form 8-K dated July 10, 2009, filed with the SEC on July 10, 2009;

•	Our current report on Form 8-K dated August 4, 2009, filed with the SEC on August 4, 2009;

•	Our definitive proxy statement filed with the SEC on April 30, 2009, including additional materials filed with the SEC on May 6, 2009;

•	the description of our common stock contained in the Registration Statement on Form 8-A, which was filed on January 5, 2009, and all amendments and reports updating such description; and

•	the description of our Series B convertible perpetual preferred stock contained in the Registration Statement on Form 8-A, which was filed on January 5, 2009, and all amendments and reports updating such description.

The following historical audited financial statements of Matria included in Matria’s annual report on Form 10-K filed with the SEC on March 3, 2008, and as amended, are hereby incorporated by reference:

•	Reports of independent registered public accounting firm on consolidated financial statements dated February 29, 2008;

•	Consolidated balance sheet as of December 31, 2007;

•	Consolidated statement of operations for the year ended December 31, 2007;

•	Consolidated statement of shareholders’ equity and comprehensive earnings (loss) for the year ended December 31, 2007;

•	Consolidated statement of cash flows for the year ended December 31, 2007; and

•	Notes to consolidated financial statements.

The following historical unaudited financial statements of Matria included in Matria’s quarterly report on Form 10-Q filed with the SEC on May 6, 2008 are hereby incorporated by reference:

•	Consolidated condensed balance sheets as of March 31, 2008 and December 31, 2007;

•	Consolidated condensed statements of operations for the three months ended March 31, 2008 and 2007;

•	Consolidated condensed statements of cash flows for the three months ended March 31, 2008 and 2007; and

•	Notes to consolidated condensed financial statements.

The following historical audited financial statements of Biosite included in Biosite’s annual report on Form 10-K filed on February 26, 2007 are hereby incorporated by reference:

•	Report of independent registered public accounting firm dated February 23, 2007;

•	Consolidated balance sheets as of December 31, 2006;

•	Consolidated statements of income for the year ended December 31, 2006;

•	Consolidated statements of stockholders’ equity for the year ended December 31, 2006;

•	Consolidated statements of cash flows for the year ended December 31, 2006; and

•	Notes to consolidated financial statements.

The following historical unaudited financial statements of Biosite included in Biosite’s quarterly report on Form 10-Q filed with the SEC on May 9, 2007 are hereby incorporated by reference:

•	Condensed consolidated balance sheets as of March 31, 2007 and December 31, 2006;

•	Condensed consolidated statements of income for the three months ended March 31, 2007 and 2006;

•	Condensed consolidated statements of cash flows for the three months ended March 31, 2007 and 2006; and

•	Notes to condensed consolidated financial statements.

In addition, we incorporate by reference all documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (excluding (a) any information furnished pursuant to Item 2.02 or Item 7.01, (b) exhibits furnished pursuant to Item 9.01 in connection with disclosures made pursuant to Item 2.02 or Item 7.01 and (c) any information furnished pursuant to Item 8.01 solely for purposes of satisfying the requirements of Regulation FD under the Securities Exchange Act of 1934, as amended) as well as proxy statements. These documents will become a part of this prospectus from the date that the documents are filed with the SEC.

Upon oral or written request and at no cost to the requester, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453, Attn: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (781) 647-3900.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Inverness Medical Innovations, Inc., that file electronically with the SEC. You may access the SEC’s website at http://www.sec.gov.

EXPERTS

The consolidated financial statements of our company as of December 31, 2007 and 2008, and for each of the three years in the period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference in the prospectus constituting a part of this registration statement on Form S-3 have been audited by BDO Seidman, LLP, our independent registered public accounting firm, to the extent and for the periods set forth in its reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Biosite Incorporated as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, incorporated by reference in the Current Report on Form 8-K filed with the SEC on July 2, 2007, as amended on July 20, 2007, that is referenced in the prospectus constituting a part of this registration statement on Form S-3, have been audited by Ernst & Young LLP, Biosite Incorporated’s independent registered public accounting firm, as set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Matria Healthcare, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined statements of assets acquired and liabilities assumed of the Second Territory Business of ACON Laboratories, Inc., AZURE Institute, Inc., Oakville Hong Kong Co., Ltd., and ACON Biotech (Hangzhou) Co., Ltd. as of December 31, 2008 and December 31, 2007, and the related statements of revenue and direct expenses for the years ended December 31, 2008 and December 31, 2007, have been incorporated by reference herein in reliance upon the consent of Grant Thornton Zhonghua, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters relating to this prospectus will be passed upon for us by Foley Hoag LLP.

$150,000,000

     7.875% Senior Notes due 2016

Prospectus Supplement

Joint Book-Running Managers

Jefferies & Company

Goldman, Sachs & Co.

Wells Fargo Securities

August 5, 2009